Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

NEWHOLD INVESTMENT CORP III,

NEWCLEO1 LTD.,

NEWCLEO2 LTD.,

and

NEWCLEO LTD.,

dated as of May 26, 2026

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5.14	Labor Relations; Employees	34
5.15	Taxes	35
5.16	Brokers’ Fees	36
5.17	Insurance	36
5.18	Permits	36
5.19	Equipment and Other Tangible Property	37
5.20	Real Property	37
5.21	Intellectual Property	38
5.22	Privacy and Cybersecurity	39
5.23	Environmental Matters	40
5.24	Nuclear Regulatory Matters	40
5.25	Absence of Changes	41
5.26	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	41
5.27	Top Customers and Top Vendors	41
5.28	Absence of Certain Business Practices and Anti-corruption Compliance	42
5.29	Government Contracts; Government Grants	42
5.30	Company Related Parties	43
5.31	No Additional Representation or Warranties	43

Article VI REPRESENTATIONS AND WARRANTIES OF SPAC

6.1	SPAC Organization	43
6.2	Due Authorization	44
6.3	No Conflict	44
6.4	Litigation and Proceedings	44
6.5	SEC Filings	45
6.6	Internal Controls; Listing; Financial Statements	45
6.7	Governmental Authorities; Approvals	46
6.8	Trust Account	46
6.9	Investment Company Act; JOBS Act	47
6.10	Absence of Changes	47
6.11	No Undisclosed Liabilities	47
6.12	Capitalization of SPAC	47
6.13	Brokers’ Fees	48
6.14	Business Activities	48
6.15	Nasdaq Stock Market Quotation	49
6.16	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	49
6.17	SPAC Related Parties	49
6.18	SPAC Material Contracts	49
6.19	Taxes	49
6.20	Insurance	50
6.21	Employees and Benefits	50
6.22	No Additional Representation or Warranties	51

Article VII COVENANTS

7.1	Conduct of Business by Company Parties	51
7.2	SPAC Conduct of Business	54
7.3	Access	55
7.4	Preparation and Delivery of Additional Financial Statements	56
7.5	Exclusivity	56

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7.6	No Solicitation by SPAC	57
7.7	Preparation of Registration Statement/Proxy Statement/Prospectus; Shareholders’ Meetings and Approvals	57
7.8	Support of Transaction	61
7.9	Regulatory Authorizations; Other Filings	61
7.10	PIPE Investment	61
7.11	Indemnification and Insurance	62
7.12	Section 16 Matters	62
7.13	Trust Account Proceeds and Related Available Equity	63
7.14	Nasdaq Listing	63
7.15	SPAC Public Filings	63
7.16	Company Securities Listing	63
7.17	Tax Matters	63
7.18	No Trading	64
7.19	Shareholder Litigation	64
7.20	Notices of Certain Events	64
7.21	SPAC Warrant Agreement	65
7.22	Company Post Closing Equity Incentive Programs	65
7.23	Post-Closing Board of Directors; Corporate Governance	66

Article VIII CONDITIONS TO OBLIGATIONS

8.1	Conditions to Obligations of SPAC and the Company Parties	66
8.2	Conditions to Obligations of SPAC	67
8.3	Conditions to the Obligations of the Company Parties	67

Article IX TERMINATION/EFFECTIVENESS

9.1	Termination	68
9.2	Effect of Termination	69

Article X MISCELLANEOUS

10.1	Trust Account Waiver	69
10.2	Waiver	69
10.3	Notices	70
10.4	Assignment	71
10.5	Rights of Third Parties	71
10.6	Expenses	71
10.7	Governing Law; Jurisdiction	71
10.8	Waiver of Jury Trial	72
10.9	Company and SPAC Disclosure Letters	72
10.10	Entire Agreement	72
10.11	Amendments	72
10.12	Publicity	73
10.13	Severability	73
10.14	Headings; Counterparts	73
10.15	Enforcement	73
10.16	Non-Recourse	74
10.17	Non-Survival	74
10.18	Conflicts and Privilege	74

EXHIBITS

Exhibit A	A separate executed version has been filed as an exhibit to Current Report of the Form 8-K
Exhibit B	A separate form has been filed as an exhibit to Current Report of the Form 8-K
Exhibit C	A separate executed version has been filed as an exhibit to Current Report of the Form 8-K
Exhibit D	Form has been filed as an exhibit to Current Report of the Form 8-K
Exhibit E	Forms of Plans of Merger
Exhibit F	Form of A&R Articles of Association
Exhibit G	A separate form has been filed as an exhibit to Current Report of the Form 8-K

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of May 26, 2026 (as amended, restated, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made and entered into by and among NewHold Investment Corp III, a Cayman Islands exempted company with limited liability (“SPAC”), NewCleo Ltd., a private limited company incorporated under the Laws of England and Wales (and, following the PLC Re-Registration, a public limited company incorporated under the laws of England and Wales, the “Company”), newcleo1 Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned Subsidiary (as defined herein) of the Company (“Merger Sub 1”), and newcleo2 Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned Subsidiary of the Company (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”, and each, a “Merger Sub”). The Merger Subs and the Company are collectively referred to herein as the “Company Parties”. Each of the Company Parties and SPAC is individually referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company with limited liability for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, each Merger Sub is a newly incorporated exempted company with limited liability that is a direct wholly owned Subsidiary of the Company and was incorporated for the sole purpose of effectuating the Business Combination Transaction (as defined below), and an entity classification election has been or will be made to treat Merger Sub 2 as an entity disregarded as separate from the Company for U.S. federal income tax purposes;

WHEREAS, prior to the date hereof, the Company has completed a capital restructuring whereby certain equityholders and debtholders of newcleo S.A., a company incorporated in France as a société anonyme (“newcleo SA”), a Subsidiary of the Company, exchanged their equity and debt interests in newcleo SA for Company Ordinary Shares (as defined below);

WHEREAS, immediately following the Capital Restructuring (as defined below), in each case, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”), the Parties desire to consummate a business combination transaction whereby: (a) at the First Merger Effective Time (as defined below), Merger Sub 1 will merge with and into SPAC, and as a result of which (i) the separate corporate existence of Merger Sub 1 will cease and SPAC will continue as the surviving company in such merger and as a wholly owned Subsidiary of the Company, (ii) each issued and outstanding SPAC Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive one Company Ordinary Share, and (iii) each issued and outstanding share in the capital of Merger Sub 1 shall no longer be issued and outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive one share in the capital of the First Merger Surviving Company (as defined below); and (b) at the Second Merger Effective Time (as defined below), the First Merger Surviving Company will merge with and into Merger Sub 2, and as a result of which (i) the separate corporate existence of First Merger Surviving Company will cease and Merger Sub 2 will continue as the surviving company in such merger and as a wholly owned subsidiary of the Company, and (ii) each issued and outstanding share in the capital of the First Merger Surviving Company shall no longer be issued and outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive one share in the capital of the Second Merger Surviving Company (as defined below) (the transactions described in the foregoing clauses (a) and (b), together with the other Transactions, the “Mergers” or the “Business Combination Transaction”);

WHEREAS, for U.S. federal income Tax (as defined below) purposes, the Parties intend that (a) the Mergers, taken together and in accordance with Revenue Ruling 2001-46, qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below) and the Treasury Regulations (as defined below) promulgated thereunder, and (b) this Agreement and the Sponsor Support Agreement are, and are hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Mergers Intended Tax Treatment”);

WHEREAS, for U.S. federal income Tax purposes, the Company intends that (a) the Recapitalization qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (b) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Recapitalization Intended Tax Treatment”);

WHEREAS, the SPAC Board (as defined below) has unanimously (i) determined that it is in the best interests of the SPAC to enter into, and has approved, this Agreement, the First Plan of Merger (as defined below) and the other documents contemplated hereby and the transactions contemplated hereby and thereby (including the Mergers) to which SPAC is a party and (ii) determined to recommend that the shareholders of SPAC vote to approve the SPAC Shareholder Approval Matters (as defined below), the Business Combination Transaction and all such other actions contemplated by this Agreement;

WHEREAS, the Company Board (as defined below) has (i) determined that it is in the best interests of the Company to enter into, and has approved, this Agreement and the documents contemplated hereby to which the Company is a party, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby (including the Mergers) to which the Company is a party, and (iii) resolved to recommend that (to the extent required by applicable Law) the Company Shareholders (as defined below) vote in favor of the transactions contemplated by this Agreement and each of the Company Shareholder Resolutions;

WHEREAS, the board of directors of each Merger Sub has (i) determined that it is in the best interests of each Merger Sub to enter into this Agreement, the Plans of Merger and the other documents contemplated hereby to which each Merger Sub is a party, (ii) approved the execution and delivery of this Agreement, the Plans of Merger and the other documents contemplated hereby and the transactions contemplated hereby and thereby to which each Merger Sub is a party (including the Mergers) and (iii) recommended the adoption and approval of this Agreement, the Plans of Merger and the other documents contemplated hereby and the transactions contemplated hereby and thereby to which each Merger Sub is a party, to the Company, as the sole shareholder of each Merger Sub;

WHEREAS, the Company, as the sole shareholder of each Merger Sub, has approved and adopted this Agreement, the Plans of Merger and the other documents contemplated hereby to which each Merger Sub is a party and the transactions contemplated hereby and thereby to which each Merger Sub is a party (including the Mergers);

WHEREAS, in furtherance of the Mergers, and in accordance with the terms hereof, SPAC shall, in connection with the vote of its shareholders on the Business Combination, provide an opportunity to each of its shareholders holding SPAC Public Shares and who is not a Sponsor Shareholder (as defined in the Sponsor Support Agreement) (“SPAC Public Shareholders”), to elect to have their outstanding SPAC Public Shares (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement, the SPAC Articles (as defined below) and the related proxy materials;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) has executed and delivered to the Company the Sponsor Support Agreement (as defined below) substantially in the form attached hereto as Exhibit A, pursuant to which the Sponsor has agreed, among other things, (i) to vote all of its SPAC Securities (as defined below) in favor of the adoption and approval of this Agreement, the First Plan of Merger and the other documents contemplated hereby and the Transactions (including the Mergers) at the SPAC Shareholder Meeting (as defined below) and against any other transaction and (ii) not to transfer or redeem any of its SPAC Securities prior to the Closing, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, as of immediately following the Closing, the Parties anticipate that the Company will qualify as a “foreign private issuer” pursuant to Rule 3b-4 under the Exchange Act (as defined below);

WHEREAS, as a condition and inducement to the Company’s and SPAC’s willingness to enter into this Agreement, as of the date of this Agreement, the PIPE Investors (as defined below) have agreed to subscribe for and purchase an aggregate of 22,000,000 Company Ordinary Shares (as such Company Ordinary Shares will exist following the Capital Restructuring) at US$10.00 per share for an aggregate purchase price equal to US$220,000,000, pursuant to the terms and conditions of subscription agreements entered into among such PIPE Investors, SPAC and the Company substantially in the form attached hereto as Exhibit B (as such subscription agreements may be amended, restated, modified or supplemented from time to time in accordance with their terms, the “Subscription Agreements” and such subscriptions and purchases collectively, the “PIPE Investment”), with the consummation of the PIPE Investment to occur substantially concurrently with the consummation of the Mergers;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Key Company Shareholders (as defined below) have executed and delivered to the Company the Company Shareholder Support Agreement (as defined below) substantially in the form attached hereto as Exhibit C, pursuant to which the Key Company Shareholders have agreed to, among other things, (i) support the transactions contemplated hereby, and (ii) not transfer any of their Company Ordinary Shares prior to the Closing, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain shareholders of SPAC have executed and delivered to the Company Non-Redemption and Support Agreements substantially in the form attached hereto as Exhibit G, pursuant to which such shareholders of SPAC have agreed to, among other things, (i) not redeem any of their SPAC Securities prior to the Closing and (ii) support the transactions contemplated hereby, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Closing (as defined below), the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with SPAC, the Sponsor and certain other shareholders of the Company, substantially in the form attached hereto as Exhibit D, which shall be effective as of the Closing on the terms and subject to the conditions set forth therein; and

WHEREAS, at the Closing, subject to Section 7.21, the Company, SPAC and the warrant agent party to the SPAC Warrant Agreement (as defined below) shall enter into a warrant termination and adoption agreement in a form and substance reasonably satisfactory to the parties thereto (including SPAC) (the “Warrant Adoption Agreement”) pursuant to which, among other things, (i) SPAC will terminate the SPAC Warrant Agreement and (ii) the Company will adopt a new warrant agreement (the “Company Warrant Agreement”) to provide for the existence of warrants of the Company, each of which will represent the right to receive, from the Closing, a warrant to purchase one Company Ordinary Share, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC and the Company Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“A&R Articles of Association” has the meaning specified in Section 2.1(c).

“A&R Warrant Agreement” has the meaning specified in Section 7.21 hereto.

“Acknowledging Parties” has the meaning specified in Section 10.18.

“Acquisition Proposal” means, as to any Person, other than the Transactions and the acquisition or disposition of tangible or intangible property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 20% or more of the consolidated assets of such Person and its Subsidiaries, or (ii) 20% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity or voting securities of (i) such Person, or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, share offering (including any public offering), sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries, in each case, of this clause (c), pursuant to which any Person acquires 20% or more of any class of equity or voting securities of such Person or of such Subsidiaries.

“Action” means any notice of noncompliance or violation, or any charge, claim, demand, inquiry, hearing, challenge, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, notwithstanding anything to the contrary herein, in no event shall any investment fund, portfolio company or other special purpose acquisition company (or any successor thereto), in each case, that is controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Affordable Care Act” has the meaning specified in Section 5.13(g).

“Aggregate Diluted Company Shares” means, without duplication, the aggregate number of Company Ordinary Shares that are issued and outstanding immediately prior to the Recapitalization, determined assuming for this purpose that all of the Company Ordinary Shares underlying all outstanding vested Company Equity Awards as of immediately prior to the Recapitalization are deemed to be issued and outstanding; provided that, for the avoidance of doubt, the Aggregate Diluted Company Shares shall not include any Company Ordinary Shares issuable upon (i) exercise of any Company Equity Awards that are not vested as of immediately prior to the Recapitalization or (ii) exercise, conversion or exchange of any securities of the Company (other than Company Equity Awards, which are addressed in the preceding clauses of this definition of Aggregate Diluted Company Shares) for shares or share capital of, or other equity or voting interest in, the Company.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 9.1(b).

“Ancillary Agreements” has the meaning specified in Section 10.10.

“Audited Financial Statements” has the meaning specified in Section 5.8(a).

“Base Equity Value” means (i) US$2,350,000,000, plus (ii) the aggregate exercise price of the vested Company Options (as of immediately prior to the Recapitalization) included in the calculation of the Aggregate Diluted Company Shares (in the case of this clause (ii), for the avoidance of doubt, calculated in Dollars in accordance with Section 1.2(f) and assuming, for such purpose that the date of measurement of such aggregate exercise price is the date of the Recapitalization), plus (iii) the aggregate amount of proceeds actually received by the Company in any Pre-Closing Equity Financing (in the case of this clause (iii), for the avoidance of doubt, calculated in Dollars in accordance with Section 1.2(f) and assuming, for such purpose that the date of measurement of any such proceeds received by the Company is the date that such proceeds were actually received); provided that the Base Equity Value, as calculated as the sum of the immediately preceding clauses (i)-(iii), shall be rounded up or down to the nearest $10.

“Bid” has the meaning specified in Section 5.29(a).

“Business Combination” has the meaning specified in the SPAC Articles.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than such an offer, inquiry, proposal or indication of interest with respect to the Transactions) relating to a Business Combination.

“Business Combination Transaction” has the meaning specified in the Recitals.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and London, United Kingdom, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Capital Reduction” has the meaning specified in Section 2.1(a).

“Capital Restructuring” has the meaning specified in Section 2.1(e).

“Cayman Companies Act” has the meaning specified in the Recitals hereto.

“Cayman Registrar” has the meaning specified in Section 3.3(a).

“Change in Recommendation” has the meaning specified in Section 7.7(b)(ii).

“Closing” has the meaning specified in Section 3.2.

“Closing Company Audited Financial Statements” has the meaning specified in Section 7.4.

“Closing Date” has the meaning specified in Section 4.1(a).

“Closing Statements” has the meaning specified in Section 4.3(a)(ii).

“Closing Warrant Agreement” has the meaning specified in Section 7.21 hereto.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other plan, policy or agreement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, retirement, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is maintained, contributed to or required to be contributed to by any entity of the Group for the benefit of any current or former employee, director or officer of such entity, other than (x) any individual employment Contract or compensatory agreement with a current or former employee, director or officer that is terminable at will by the Group without severance or similar termination-related payments (other than accrued base salary, wages, or benefits earned prior to termination or (y) any plan, policy or agreement that is sponsored or maintained by a Governmental Authority.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 7.7(c)(i).

“Company Change in Recommendation” has the meaning specified in Section 7.7(c)(ii).

“Company Closing Statement” has the meaning specified in Section 4.3(a)(i).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Earnout Bonus Issue” means, collectively, the Company Earnout Share Bonus Issue, the Company Earnout Option Bonus Issue and the Company Earnout RSU Bonus Issue.

“Company Earnout Bonus Options” means a number of options to purchase a number of Company Ordinary Shares granted to Company Option Holders under the Company Post-Closing Equity Plan in respect of outstanding Company Options (whether vested or unvested) as of immediately prior to the First Merger Effective Time, in accordance with, and subject to the terms of Section 2.1(i) and Section 3.9.

“Company Earnout Bonus RSUs” means a number of restricted stock units with respect to Company Ordinary Shares granted to Company RSU Holders under the Company Post-Closing Equity Plan in respect of outstanding Company RSUs (whether vested or unvested) as of immediately prior to the First Merger Effective Time, in accordance with, and subject to the terms of, Section 2.1(j) and Section 3.9.

“Company Earnout Option Bonus Issue” has the meaning set forth in Section 2.1(i).

“Company Earnout RSU Bonus Issue” has the meaning set forth in Section 2.1(j).

“Company Earnout Share Bonus Issue” has the meaning specified in Section 2.1(f).

“Company Earnout Shareholder” means the Company Shareholders as of immediately prior to the First Merger Effective Time.

“Company Earnout Shares” means, subject to Section 3.9(d), a number of convertible non-participating shares of the Company (which, for the avoidance of doubt, shall have no voting rights and minimal deferred economic rights and shall be subject to the terms and conditions applicable to such shares as set forth in the A&R Articles of Association) issued to the Company Earnout Shareholders prior to the First Merger Effective Time which shall be convertible upon the occurrence of a Conversion Event into Company Ordinary Shares equal to the quotient obtained by dividing (i) the product of (A) the Base Equity Value multiplied by (B) 0.1, by (ii) US$10, rounded to the nearest whole number.

“Company Equity Awards” means Company Options and Company RSUs issued under the Company Equity Plan.

“Company Equity Plan” means the newcleo Ltd Share Plan, adopted as of 17 June 2022, as may be amended from time to time.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), the second sentence of Section 5.2 (Subsidiaries), Section 5.3 (Merger Sub), Section 5.4 (Due Authorizations), Section 5.5 (No Conflict) (but solely with respect to clauses (a) and (b) thereof), Section 5.7 (Capitalization of the Company) and Section 5.16 (Brokers’ Fees).

“Company Group Member” has the meaning specified in Section 5.15(a).

“Company Intellectual Property” has the meaning specified in Section 5.21(a).

“Company Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that (a) was not known or reasonably foreseeable to the Company or any member of the Company Board as of the date hereof and that becomes known to the Company or any member of the Company Board after the date hereof and prior to the receipt of the Company Shareholder Approval and (b) does not relate to an Acquisition Proposal.

“Company Intervening Event Notice” has the meaning given in in Section 7.7(c)(iii).

“Company Intervening Event Notice Period” has the meaning given in in Section 7.7(c)(iii).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that, individually or in combination with any other Events, (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group or (y) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company Parties to consummate the Merger; provided, however, that in no event would, any of the clauses (a) through (h) below, in each case, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws, IFRS or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate; (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; (e) the announcement or consummation of this Agreement or the Transactions, including any termination of, reduction in or similar adverse impact (but, in each case, only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, business partners, other commercial relationships or employees of the Group; (f) the taking of any action by the Company that is expressly required by this Agreement; (g) any action taken by, or at the written request of, SPAC; (h) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition); or (i) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate; provided that any Event referred to in clauses (a), (b), (c), (d) or (i) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group, relative to similarly situated companies in the industry in which the Group conducts its operations (in which case such Event may only be taken into account for such purpose to the extent of such disproportionate and adverse effect).

“Company Option” means an outstanding option to purchase Company Ordinary Shares granted under the Company Equity Plan.

“Company Option Holders” means the holders of Company Options as of immediately prior to the First Merger Effective Time.

“Company Ordinary Shares” means (i) ordinary shares in the capital of the Company with a nominal value of €0.01 each and (ii) following the Redenomination, such ordinary shares in the capital of the Company as they are redenominated in Dollars in accordance with Section 2.1(b).

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Post-Closing Equity Plan” means the new equity incentive plan adopted by the Company in accordance with Section 7.22(a) hereof.

“Company Post-Closing ESPP” means the new employee stock purchase plan adopted by the Company in accordance with Section 7.22(b) hereof.

“Company Registered Intellectual Property” has the meaning specified in Section 5.21(a).

“Company RSU” means an outstanding restricted stock unit with respect to Company Ordinary Shares granted under the Company Equity Plan.

“Company RSU Holders” means the holders of Company RSUs as of immediately prior to the First Merger Effective Time.

“Company Shareholder Approval” has the meaning specified in Section 7.7(c)(i).

“Company Shareholder Meeting” has the meaning specified in Section 7.7(c)(i).

“Company Shareholder Resolutions” has the meaning specified in Section 7.7(c)(i).

“Company Shareholder Support Agreement” means that certain support agreement, dated as of the date hereof, by and among the Key Company Shareholders, SPAC and the Company, as amended, restated, modified or supplemented from time to time in accordance with its terms.

“Company Shareholders” means the holders of Company Ordinary Shares as of immediately prior to the First Merger Effective Time.

“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company Parties and their respective Affiliates (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the consummation of the Transactions and/or the process by which the Company solicited, discussed and negotiated strategic alternatives, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) the cost of the D&O Tail; (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 7.7(a); (iv) any filing fees incurred in connection with making any filings with Governmental Authorities under Section 7.9; (v) thirty percent (30%) of all fees and costs of Ogier incurred from and after April 20, 2026; and (vi) change-in-control payments, transaction bonuses, retention or incentive payments, severance or similar compensatory payments payable by the Group to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Group as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment occurring after the Closing) and the employer portion of any employment, social security or similar Taxes due with respect to such amounts.

“Company Warrant Agreement” has the meaning specified in the Recitals hereto.

“Company Warrants” has the meaning specified in Section 3.7(a)(v).

“Continuing Option” has the meaning specified in Section 2.1(g).

“Continuing RSU” has the meaning specified in Section 2.1(h).

“Contracting Parties” has the meaning specified in Section 10.16.

“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case, as amended, restated, modified or supplemented from time to time in accordance with its terms.

“Conversion Event” has the meaning specified in Section 3.9(b).

“Copyleft License” means any license that requires or purports to require, as a condition of use, the modification and/or distribution, conveyance or availability of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used, embedded, combined or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse-engineered, reverse-assembled or disassembled (other than by operation of Law), or (iv) be licensed in a redistributable manner at no license fee.

“Copyrights” means all rights in copyrights, other rights in any works of authorship of any type, whether or not registrable, and mask works, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“D&O Tail” has the meaning specified in Section 7.11(b).

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Data Room” has the meaning specified in Section 1.2(a).

“Disclosure Letter” means, as applicable, either the Company Disclosure Letter or the SPAC Disclosure Letter or, if the context so requires, both the Company Disclosure Letter and the SPAC Disclosure Letter.

“Dollars” or “US$” means lawful money of the United States.

“Environmental Laws” means any and all Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or human health, including employee health and safety or prevention and control of pollution (including the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 4.4(a).

“Export Approvals” has the meaning specified in Section 5.11(b).

“Financial Statements” has the meaning specified in Section 7.4.

“First Merger” has the meaning specified in Section 3.1(a).

“First Merger Effective Time” has the meaning specified in Section 3.3(a).

“First Merger Surviving Company” has the meaning specified in Section 3.1(a).

“First Merger Surviving Company M&A” has the meaning specified in Section 3.5(a).

“Foreign Antitrust Laws” has the meaning specified in Section 3.9(g).

“Fraud Claim” means any claim of fraud (which means, with respect to any Person, the making or omission of a statement of fact in the express representations and warranties set forth in this Agreement or any other Transaction Agreement or any certificate delivered pursuant hereto or thereto, with the intent to deceive and with actual knowledge or belief (following due inquiry) that such statement is false or misleading and which satisfies the elements of fraud under New York common law) against the Person who committed such fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud; provided that in no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum and articles of association, shareholders agreement (as applicable) or similar organizational documents, the “Governing Documents” of a limited partnership formed in the Cayman Islands are its limited partnership agreement and certificate of registration and the “Governing Documents” of a limited liability company incorporated in the Cayman Islands are its limited liability company agreement and certificate of registration.

“Government Contract” has the meaning specified in Section 5.29(a).

“Governmental Approval” has the meaning specified in Section 5.6.

“Governmental Authority” means any federal, national, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, office, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority or other similar dispute resolving panel or body.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Group” means the Company and its Subsidiaries as set forth in Section 1.1 of the Company Disclosure Letter.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” has the meaning specified in Section 3.9(g).

“IFRS” means International Financial Reporting Standards, the global accounting standards developed and maintained by the International Accounting Standards Board (IASB).

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP or IFRS, as applicable, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” whether or not contingent and regardless of when due, calculated as the maximum amount payable under or pursuant to such obligation, (vii) any unfunded or underfunded liabilities pursuant to any defined benefit pension plan, retirement plan, or nonqualified deferred compensation plan or arrangement for any period prior to the Closing Date, (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vii), and (ix) all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets and other intellectual and industrial property, including such rights in Internet Assets, Databases and Software, whether or not registered, unregistered or registrable.

“Interim Financial Statements” has the meaning specified in Section 7.4.

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, know-how, services, goods, and technology, or economic sanctions or anti-boycotts, including, but not limited to, the Import and Export Order (Control of Dual Use Goods, Services and Technology Exports): 2006, Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the Laws described above.

“Internet Assets” means any and all domain name registrations (and URLs, including all MX records associated with the same), web sites and web addresses, social media accounts and identifiers (including usernames, handles and account names) and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Systems” means all hardware, software, databases, code, systems, networks, websites, applications, circuits, routers and all other computer and information technology assets used in the conduct of the business of the Group and includes all Software, Databases and Internet Assets.

“JOBS Act” has the meaning specified in Section 6.6(a).

“Key Company Shareholders” means the Persons set forth on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any statute, law, principle of common law, ordinance, rule, regulation, directive, code, edict, decree, proclamation, treaty, convention or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Group.

“Legal Proceedings” has the meaning specified in Section 5.10.

“Lien” means all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, leases, subleases, restrictions, claims, encumbrances, easements, servitudes, preemptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise, including Permitted Liens.

“Loeb” has the meaning specified in Section 10.18.

“Measurement Period” has the meaning specified in Section 3.9(a).

“Merger Sub 1” has the meaning specified in the Preamble hereto.

“Merger Sub 2” has the meaning specified in the Preamble hereto.

“Merger Sub” and “Merger Subs” have the meaning specified in the Preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Mergers Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning given in section 3(37) of ERISA.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“newcleo SA” has the meaning specified in the Recitals hereto.

“Nondisclosure Agreement” has the meaning specified in Section 10.10.

“Nonparty Affiliates” has the meaning specified in Section 10.16.

“NRC” means the U.S. Nuclear Regulatory Commission.

“Offer Documents” has the meaning specified in Section 7.7(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Real Property” has the meaning specified in Section 5.20(b).

“Party” and “Parties” have the meaning specified in the Preamble hereto.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention, supplementary protection certificates and other patent equivalents), utility models, design patents, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions, validations and extensions thereof, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, idea submissions and invention disclosures, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing and whether or not any such applications are amended, modified, abandoned, withdrawn, or refiled.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Transaction Value” has the meaning specified in Section 3.9(f).

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP or IFRS, as applicable, (ii) Liens for Taxes, assessments and governmental charges or levies (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP or IFRS, as applicable, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under the Real Property Lease, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Group and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Group.

“Person” means any individual, firm, corporation, company, exempted company, partnership, exempted limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint share company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information that: (i) alone or in combination with other information, relates to, could reasonably be linked with, identifies or is reasonably capable of allowing the identification of or contact with a particular person or household or device; (ii) is defined as “personal data,” “personal information,” “personally identifiable information,” “personal health information” or “PII” or any similar term by applicable Law; or (iii) is otherwise regulated by applicable Laws that cover personal information, personal data, personal health data, financial information, device and transaction identifiers, or similar terms.

“Personal Information Laws and Policies” has the meaning specified in Section 5.22(a).

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investors” means all Persons that have executed Subscription Agreements (other than the Company and SPAC).

“Plans of Merger” means, collectively, the plan of merger with respect to the First Merger (the “First Plan of Merger”) and the plan of merger with respect to the Second Merger (the “Second Plan of Merger”), each in substantially the form attached hereto as Exhibit E and subject to such amendments as may be approved by the directors of each constituent company (as defined in the Cayman Companies Act), including the annexures thereto (each, individually, a “Plan of Merger”).

“PLC Re-Registration” has the meaning specified in Section 2.1(b).

“Post-Closing Board” has the meaning specified in Section 7.22(a).

“Pre-Closing Equity Financing” has the meaning specified in Section 7.1(n).

“Privacy Policies” has the meaning specified in Section 5.22(a).

“Privileged Communications” has the meaning specified in Section 10.18.

“Processing” has the meaning specified in Section 5.22(a).

“Proxy Statement” has the meaning specified in Section 7.7(a)(i).

“Proxy Statement/Prospectus” has the meaning specified in Section 7.7(a)(i).

“Real Property Leases” has the meaning specified in Section 5.20(a)(iii).

“Recapitalization” has the meaning specified in Section 2.1(e).

“Recapitalization Factor” means, subject to the last sentence of Section 2.1(e), the quotient (rounded to four decimal places) obtained by dividing (A) the Base Equity Value by the Aggregate Diluted Company Shares and (B) the quotient of the foregoing clause (A) by US$10.00.

“Recapitalization Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Redeeming SPAC Shares” means SPAC Class A Ordinary Shares constituting SPAC Public Shares in respect of which the eligible (as determined in accordance with the SPAC Articles) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption right.

“Redenomination” has the meaning specified in Section 2.1(d).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 7.7(a)(i).

“Regulatory Authorizations” has the meaning specified in Section 7.9(a).

“Representatives” of a Person means, collectively, the officers, directors, employees, attorneys, accountants, consultants, agents and financial advisors of such Person.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea, Syria (prior to July 1, 2025), the so-called Donetsk People’s Republic (as defined and construed in the applicable Sanctions Laws), the so-called Luhansk People’s Republic (as defined and construed in the applicable Sanctions Laws) and the disputed territories of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including: (i) any Person identified in any sanctions-related list of designated Persons maintained by: (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; (e) any other applicable sanctions authority; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic and/or financial sanctions Laws, list-based measures, embargoes or restrictions administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom or (v) any other applicable sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning specified in Section 3.1(b).

“Second Merger Effective Time” has the meaning specified in Section 3.3(b).

“Second Merger Surviving Company” has the meaning specified in Section 3.1(b).

“Second Merger Surviving Company M&A” has the meaning specified in Section 3.5(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Earnout Portion” means, with respect to any Company Earnout Shareholder, a number of Company Ordinary Shares (rounded down to the nearest whole number) equal to the product of (i) a number of Company Earnout Shares (or applicable portion thereof) multiplied by (ii) a fraction (A) the numerator of which is the number of Company Ordinary Shares held by such holder immediately prior to the First Merger Effective Time and (B) the denominator of which is the total number of shares of Company Ordinary Shares outstanding immediately prior to the First Merger Effective Time; provided that the Shareholder Earnout Portion of the Company Earnout Shareholders shall be subject to adjustment as provided in Section 3.9.

“Shareholder Litigation” has the meaning specified in Section 7.19.

“Software” means any computer software and programs (including development tools, library functions, and compilers) in any form, including in or as internet web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all current versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Articles” means the amended and restated memorandum and articles of association of SPAC, adopted pursuant to a special resolution passed on February 27, 2025, and as may be amended and/or restated from time to time.

“SPAC Board” means the board of directors of SPAC.

“SPAC Board Recommendation” has the meaning specified in Section 7.7(b)(i).

“SPAC Change in Recommendation” has the meaning specified in Section 7.7(b)(i).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares of a par value US$0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares of a par value US$0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning specified in Section 4.3(a)(ii).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article VI.

“SPAC Dissenting Shareholders” has the meaning specified in Section 4.8(a).

“SPAC Dissenting Shares” has the meaning specified in Section 4.8(a).

“SPAC Exchange Shares” has the meaning specific in Section 3.7(a)(ii).

“SPAC Exchange Warrants” has the meaning specified in Section 3.7(a)(v).

“SPAC Financial Statements” has the meaning specified in Section 6.6(d).

“SPAC Fundamental Warranties” has the meaning specified in Section 8.3(a).

“SPAC Indemnified Parties” has the meaning specified in Section 7.11(a).

“SPAC Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that (a) was not known or reasonably foreseeable to the SPAC or any member of the SPAC Board as of the date hereof and that becomes known to the SPAC or any member of the SPAC Board after the date hereof and prior to the receipt of the approval of the SPAC Shareholder Approval Matters and (b) does not relate to (i) a Business Combination Proposal, (ii) any change in the market price or trading volume of SPAC’s securities, or (iii) any Event that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“SPAC Intervening Event Notice” has the meaning specified in Section 7.7(b)(ii).

“SPAC Intervening Event Notice Period” has the meaning specified in Section 7.7(b)(ii).

“SPAC Material Adverse Effect” means any Events that, individually or in combination with any other Events, (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on SPAC or (y) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of SPAC to perform its obligations under this Agreement and consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (i) the announcement or consummation of this Agreement or the Transactions, including any termination of, reduction in or similar adverse impact (but, in each case, only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, suppliers, business partners, other commercial relationships or employees of SPAC, (ii) the taking of any action by SPAC that is expressly required by this Agreement, or (iii) any action taken by, or at the written request of, the Company.

“SPAC Material Contract” has the meaning specified in Section 6.18.

“SPAC Ordinary Shares” means, collectively, the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) issued to the Sponsor and certain underwriters for the SPAC’s initial public offering and included in the private placement units sold simultaneously with the closing of the SPAC’s initial public offering to such Persons.

“SPAC Public Shareholders” has the meaning specified in the Recitals hereto.

“SPAC Public Shares” has the meaning ascribed to “Public Shares” in the SPAC Articles.

“SPAC Public Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor).

“SPAC SEC Filings” has the meaning specified in Section 6.5.

“SPAC Securities” has the meaning specified in Section 6.12(a).

“SPAC Shareholder Approval Matters” means (i) as an ordinary resolution (being a resolution passed by a simple majority of the holders of the issued and outstanding SPAC Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of SPAC), the adoption and approval of this Agreement, the Mergers and the other Transactions by the holders of the issued and outstanding SPAC Ordinary Shares in accordance with the SPAC Articles, (ii) as a special resolution (as defined in the Cayman Companies Act, being a resolution passed by a majority of not less than two-thirds (2/3) of the holders of the issued and outstanding SPAC Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given), the entry into the First Plan of Merger, (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Articles, as a special resolution) the approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and are required to be approved by the shareholders of SPAC under the SPAC Articles and applicable Law, (iv) as an ordinary resolution (or if required by applicable Law or the SPAC Articles, as a special resolution) the approval of any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and are required to be approved by the shareholders of SPAC under the SPAC Articles and applicable Law, and (v) as an ordinary resolution (or if required by applicable Law or the SPAC Articles, as a special resolution) the approval of the adjournment of the SPAC Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC in consultation with the Company, to permit the withdrawal of SPAC Shareholder Redemptions and/or permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing resolutions in each case at the SPAC Shareholder Meeting.

“SPAC Shareholder Meeting” has the meaning specified in Section 7.7(b)(i).

“SPAC Shareholder Redemption” means the election of an eligible (as determined in accordance with the SPAC Articles) holder of SPAC Public Shares to redeem all or a portion of the SPAC Public Shares held by such holder at a per-share redemption price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) Business Days prior to the consummation of the Business Combination (including interest earned on the Trust Account) (which interest shall be net of taxes payable) divided by the number of then issued SPAC Public Shares (as determined in accordance with the SPAC Articles), subject to applicable Law, in connection with the vote of the shareholders of SPAC on the Business Combination and only in the event that the Business Combination is approved and consummated.

“SPAC Transaction Expenses” means the out-of-pocket fees, costs, expenses, finder’s fees, commissions or other amounts incurred, paid or otherwise payable by or on behalf of SPAC or SPAC’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the Transactions (including the PIPE Investment), including: (i) deferred underwriting commissions or any other outstanding payables and liabilities as disclosed in any SPAC SEC Filings; (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers); (iii) (A) seventy percent (70%) of all fees and costs of Ogier incurred from and after April 20, 2026 and (B) all fees and costs of Ogier prior to April 20, 2026; (iv) change-in-control payments, transaction bonuses, retention or incentive payments, severance or similar compensatory payments payable by SPAC or SPAC’s Affiliates to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment occurring after the Closing) and the employer portion of any employment, social security or similar Taxes due with respect to such amounts; and (v) any unpaid Working Capital Loans or any other Indebtedness of SPAC owed to Sponsor, any of its Affiliates or any of its or their respective direct or indirect equityholders.

“SPAC Units” means equity securities of SPAC consisting of one (1) SPAC Class A Ordinary Share and one-half of one (1/2) SPAC Public Warrant.

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of February 27, 2025, between SPAC and Continental Stock Transfer & Trust Company as the warrant agent.

“SPAC Warrants” means, collectively, the SPAC Public Warrants and the SPAC Private Placement Warrants, including any such warrants as a result of Unit Separation.

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and all applicable Law relating to bribery or corruption; (b) all applicable Sanctions Laws; (c) all applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (e) Penal Code (Act No. 45 of 1907); (f) Unfair Competition Prevention Act (Act No. 47 of 1993); (g) Act on Prevention of Transfer of Criminal Proceeds (Act No. 22 of 2007); and (h) Act on Punishment of Organized Crimes and Control of Proceeds of Crime (Act No. 136 of 1999), and other applicable Law relating to money laundering and terrorist financing.

“Sponsor” means NewHold Industrial Technology III, LLC, a Delaware limited liability company.

“Sponsor Forfeited Equity” means the SPAC Ordinary Shares and/or SPAC Warrants that are (or are required to be) forfeited pursuant to the Sponsor Support Agreement.

“Sponsor Group” has the meaning specified in Section 10.18.

“Sponsor Support Agreement” means that certain support agreement, dated as of the date hereof, by and among the Sponsor, SPAC, the Company and certain other parties thereto, as amended, restated, modified or supplemented from time to time in accordance with its terms.

“Stock Exchange” means the New York Stock Exchange or Nasdaq.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company is, directly or indirectly, a general partner or managing member.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital share, capital stock, capital gain, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case, including any interest, surcharges, penalty, or addition thereto, whether disputed or not.

“Top Customers” has the meaning specified in Section 5.27(a).

“Top Vendors” has the meaning specified in Section 5.27(a).

“Total Cash Proceeds Amount” means the aggregate amount (prior to payment of any fees or expenses, including any Company Transaction Expenses or any SPAC Transaction Expenses) of (i) proceeds actually received from the PIPE Investment and (ii) cash on hand of SPAC as of immediately prior to the First Merger Effective Time, after giving effect to any cash distributed (or required to be distributed) in connection with all SPAC Shareholder Redemptions.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, source identifiers, slogans or corporate names, whether registered or unregistered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions (whether or not reduced to practice), modifications, extensions, improvements, technology, and other proprietary rights, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, practices, algorithms, formulae, knowledge, results, protocols, models, drawings, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material to the extent containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the Stock Exchange on which the Company Ordinary Shares are listed for trading.

“Transaction Agreements” means this Agreement, the Ancillary Agreements, the Subscription Agreements, the Nondisclosure Agreement, the Plans of Merger and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Consideration” has the meaning specified in Section 3.9(f).

“Transaction Consideration Value” means, in respect of any Transaction Consideration (expressed on a per-share basis (i.e., per Company Ordinary Share acquired or otherwise exchanged in the applicable transaction)), either:

(a) with respect to Transaction Consideration in the form of cash, the U.S. dollar amount of such cash;

(b) with respect to Transaction Consideration in the form of securities listed and publicly traded on a Stock Exchange or other national securities exchange:

i. if holders of Company Ordinary Shares will receive a “floating” amount of such securities equal to a fixed U.S. dollar amount of consideration, the Transaction Consideration Value shall be such fixed U.S. dollar amount of consideration;

ii. if holders of Company Ordinary Shares will receive a “fixed” number of such securities per Company Ordinary Share, the Transaction Consideration Value of such consideration shall equal the product of (A) the number of securities to be received per Company Ordinary Share multiplied by (B) the VWAP of one such security, determined for the twenty (20) continuous Trading Days ending three (3) Business Days prior to the closing date of such transaction (as reported on Bloomberg); provided that, for purposes of this clause (ii), references to “Company Ordinary Shares” in the definition of Trading Market shall be deemed to be references to the Stock Exchange or other national securities exchange on which such securities are listed; or

(c) with respect to Transaction Consideration in the form of other securities, property or other consideration, the Transaction Consideration Value shall be the fair market value of such other securities, property or other consideration as determined in good faith by the Company Board.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Agreements.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trustee” has the meaning specified in Section 6.8.

“UK Companies Act” means the Companies Act 2006.

“Unit Separation” has the meaning specified in Section 3.7(a)(i).

“Unpaid Company Expenses” has the meaning specified in Section 4.3(a)(i).

“Unpaid SPAC Expenses” has the meaning specified in Section 4.3(a)(ii).

“Unpaid Transaction Expenses” has the meaning specified in Section 4.3(a)(ii).

“VWAP” means the volume weighted average price of a Company Ordinary Share, as reported on the Trading Market, determined for any Trading Days (as reported on Bloomberg).

“Warrant Adoption Agreement” has the meaning specified in the Recitals hereto.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, any direct or indirect equityholder of the Sponsor or any Affiliate of the Sponsor or any of SPAC’s officers or directors for the purpose of financing any costs or expenses of SPAC, including any such costs or expenses incurred in connection with a Business Combination.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and references to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”; (viii) the phrase “made available” or “delivered” by the Company Parties to SPAC, when used in reference to a document, shall mean that the document was made available for viewing in the “newcleo” electronic data room (the “Data Room”) hosted by https://app.global.datasite.com/, or otherwise delivered by or on behalf of the Company in the form of an electronic record or an electronic communication at least two (2) Business Days prior to the date of this Agreement; (ix) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (x) the terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice.”

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable.

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(f) To the extent this Agreement provides for any valuation, measurement or test as of a given date based on an amount specified in Dollars or US$ and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in Dollars or US$, such non-Dollar or non-US$ amounts shall be converted into U.S. dollars using an exchange rate that will be determined by the average of the European Central Bank daily fixings for the ten Business Days prior to such date for U.S. dollars to amounts of such non-U.S. currency.

1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter, and (ii) the phrase “to the knowledge” of SPAC shall mean the knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter.

Article II
PRE-CLOSING ACTIONS

2.1 Pre-Closing Actions. Prior to the First Merger Effective Time, the Company shall use reasonable best efforts to cause the following actions to take place or be effected:

(a) The share premium account of the Company shall be reduced by such amount as is deemed to be required by the Company in good faith, among other things, to permit the Company to satisfy the condition, set out at section 90(2) of the UK Companies Act, to the PLC Re-Registration (as defined below) (the “Capital Reduction”).

(b) The Company shall be re-registered as a public limited company (the “PLC Re-Registration”) and all filings with Companies House required to effect the PLC Re-Registration in accordance with the UK Companies Act shall be made.

(c) The amended and restated articles of association of the Company substantially in the form of Exhibit F attached hereto with such changes thereto as may be made by the Company in good faith (such changes to be consistent with the Parties’ intentions for the Transactions, including to effectuate Section 3.9(g)) (the “A&R Articles of Association”) shall become effective.

(d) Effective as of immediately prior to the Recapitalization, the issued and outstanding share capital of the Company shall be redenominated as Dollar shares of a par value to be determined by the Company in good faith in accordance with the UK Companies Act (the “Redenomination”).

(e) Effective as of immediately (i) following the Redenomination and (ii) prior to the First Merger Effective Time, all of the issued and outstanding Company Ordinary Shares as of immediately prior to such consolidation shall be consolidated into such number of Company Ordinary Shares as is equal to the number of issued and outstanding Company Ordinary Shares multiplied by the Recapitalization Factor (the “Recapitalization,” together with the adoption of the A&R Articles of Association, the Capital Reduction, the PLC Re-Registration and the Redenomination, the “Capital Restructuring”); provided that no fraction of a Company Ordinary Share will be issued in or by virtue of the Recapitalization, and the Company Board shall have the sole discretion to address the treatment any fractional shares in accordance with the A&R Articles of Association. The Recapitalization Factor shall be equitably adjusted to reflect appropriately the effect of any share split, subdivision, combination, consolidation, capitalization, share dividend or share distribution, reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change that has occurred with respect to Company Ordinary Shares on or after the date hereof and prior to the Recapitalization.

(f) Effective as of immediately following the Recapitalization and prior to the First Merger Effective Time, the Company shall allot and issue the Company Earnout Shares to the Company Earnout Shareholders by way of a bonus issue (the “Company Earnout Share Bonus Issue”).

(g) Effective as of immediately following the Recapitalization, each Company Option (whether vested or unvested) outstanding as of the effective time of the Recapitalization will, pursuant to a resolution of the Company Board and without any action on the part of any holder of such Company Option or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the effectiveness of the Recapitalization (including vesting, expiration date and exercise provisions), except that: (i) each Continuing Option shall be exercisable for a number of Company Ordinary Shares equal to the product of (A) the number of pre-Recapitalization Company Ordinary Shares subject to such Company Option immediately before the effectiveness of the Recapitalization multiplied by (B) the Recapitalization Factor (rounded down to the nearest whole share); and (ii) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (A) the exercise price per pre-Recapitalization Company Ordinary Share subject to such Company Option immediately before the effectiveness of the Recapitalization by (B) the Recapitalization Factor (rounded up to the nearest whole cent); provided that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(h) Effective as of immediately following the Recapitalization, each Company RSU (whether vested or unvested) outstanding as of the effective time of the Recapitalization will, pursuant to a resolution of the Company Board and without any action on the part of any holder of such Company RSU or beneficiary thereof, continue to be a restricted stock unit to be settled in Company Ordinary Shares (each a “Continuing RSU”) subject to substantially the same terms and conditions as were applicable to such Company RSU immediately before the effectiveness of the Recapitalization (including vesting, expiration date and exercise provisions), except that each Continuing RSU shall be settleable for a number of Company Ordinary Shares equal to the product of (A) the number of pre-Recapitalization Company Ordinary Shares into which such Company RSU is settleable immediately before the effectiveness of the Recapitalization multiplied by (B) the Recapitalization Factor (rounded down to the nearest whole share).

(i) Effective as of immediately following the Recapitalization and prior to the First Merger Effective Time, the Company shall grant to each Company Option Holder, in respect of each Continuing Option, a Company Earnout Bonus Option in respect of a number of Company Ordinary Shares equal to the product of (i) the number of Company Ordinary Shares underlying such Continuing Option as of immediately prior to the First Merger Effective Time multiplied by (ii) 0.1 (the “Company Earnout Option Bonus Issue”). The Company Earnout Bonus Options will be granted pursuant to, and subject to the terms and conditions of, the Company Post-Closing Equity Plan and an applicable award agreement thereunder. The Company Earnout Bonus Options will vest and become exercisable upon the satisfaction of both of the following: (A) the corresponding Continuing Option with respect to which such Company Earnout Bonus Option was granted having become vested and exercised in accordance with its terms and (B) the applicable Conversion Event occurring with respect to such Company Earnout Bonus Option in accordance with Section 3.9 hereof. The Company Options will have a nominal value exercise price. A Company Earnout Bonus Option will otherwise be subject to substantially the same terms and conditions (including expiration date) as apply to the corresponding Continuing Option with respect to which they were granted.

(j) Effective as of immediately following the Recapitalization and prior to the First Merger Effective Time, the Company shall grant to each Company RSU Holder, in respect of each Continuing RSU, a number of Company Earnout Bonus RSUs equal to the product of (i) the number of Company Ordinary Shares underlying such Continuing RSU as of immediately prior to the First Merger Effective Time multiplied by (ii) 0.1 (the “Company Earnout RSU Bonus Issue”). The Company Earnout Bonus RSUs will be granted pursuant to, and subject to the terms and conditions of, the Company Post-Closing Equity Plan and an applicable award agreement thereunder. The Company Earnout Bonus RSUs will vest upon satisfaction of both of the following: (A) the corresponding Continuing RSU with respect to which such Company Earnout Bonus RSUs are granted having become vested in accordance with its terms and (B) the applicable Conversion Event occurring with respect to such Company Earnout Bonus RSUs in accordance with Section 3.9 hereof. Upon vesting, the Company Earnout Bonus RSUs shall convert into Company Ordinary Shares within 30 days following the applicable vesting date. The Company Earnout Bonus RSUs will otherwise be subject to substantially the same terms and conditions as apply to the corresponding Continuing RSU with respect to which they were granted.

(k) The Company shall use reasonable best efforts to take (or caused to be taken) all such actions as are reasonably necessary or appropriate, and to make all such changes or adjustments as necessary or appropriate to the Company Equity Awards in accordance with applicable Laws and any Contracts evidencing Company Equity Awards, in each case, to effect the transactions contemplated under Section 2.1(g) through Section 2.1(j).

(l) For illustrative purposes only, an illustrative example of the recapitalized Company is set forth on Section 2.1(l) of the Company Disclosure Letter.

Article III
MERGERS

3.1 Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the First Plan of Merger, to be executed and filed in accordance with the applicable provisions of the Cayman Companies Act, at the First Merger Effective Time, SPAC and Merger Sub 1 shall consummate a merger pursuant to which Merger Sub 1 shall be merged with and into SPAC pursuant to Section 233 of the Cayman Companies Act, at which time the separate corporate existence of Merger Sub 1 shall cease and SPAC shall continue as the surviving company and a direct, wholly owned Subsidiary of the Company (the “First Merger”). SPAC, as the surviving company of the First Merger is herein sometimes referred to as the “First Merger Surviving Company”.

(b) Upon the terms and subject to the conditions set forth in this Agreement and the Second Plan of Merger to be executed and filed in accordance with the applicable provisions of the Cayman Companies Act, at the Second Merger Effective Time, First Merger Surviving Company and Merger Sub 2 shall consummate a merger pursuant to which First Merger Surviving Company shall be merged with and into Merger Sub 2 pursuant to section 233 of the Cayman Companies Act, at which time the separate corporate existence of First Merger Surviving Company shall cease and Merger Sub 2 shall continue as the surviving company and a direct, wholly owned Subsidiary of the Company (the “Second Merger”). Merger Sub 2, as the surviving company of the Second Merger is herein sometimes referred to as the “Second Merger Surviving Company”.

3.2 Merger Closing. Subject to the terms and conditions of this Agreement and the Plans of Merger, the closing of the Mergers (the “Closing”) shall take place on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other time and place as SPAC and the Company may mutually agree in writing.

3.3 Merger Effective Times.

(a) Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, on the Closing Date (as defined below), SPAC and Merger Sub 1 shall cause the First Merger to be consummated by: (i) executing the First Plan of Merger; and (ii) filing, or causing to be filed, the First Plan of Merger and such other documents and declarations required under the Cayman Companies Act to effect the First Merger with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), as required by Section 233 of the Cayman Companies Act. The First Merger shall become effective on the date that the First Plan of Merger has been registered by the Cayman Registrar or at such later time or on such later date as may be agreed by SPAC and the Company in writing, subject to the limitations specified in the Cayman Companies Act, and specified in the First Plan of Merger (the “First Merger Effective Time”).

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, on the Closing Date (as defined below), Merger Sub 2 and First Merger Surviving Company shall cause the Second Merger to be consummated by: (i) executing the Second Plan of Merger; and (ii) filing, or causing to be filed, the Second Plan of Merger and such other documents and declarations required under the Cayman Companies Act to effect the Second Merger with the Cayman Registrar as required by Section 233 of the Cayman Companies Act. The Second Merger shall become effective on the date that the Second Plan of Merger has been registered by the Cayman Registrar or at such later time or on such later date as may be agreed by First Merger Surviving Company and the Company in writing, subject to the limitations specified in the Cayman Companies Act, and specified in the Second Plan of Merger (the “Second Merger Effective Time”); provided that the Second Merger Effective Time shall occur after the First Merger Effective Time.

3.4 Effects of the Mergers.

(a) At and after the First Merger Effective Time, the First Merger shall have the effects specified in this Agreement, the First Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of SPAC and Merger Sub 1 shall immediately vest in the First Merger Surviving Company, and the First Merger Surviving Company shall be liable for and subject in the same manner as SPAC and Merger Sub 1 to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of each of SPAC and Merger Sub 1 in accordance with the Cayman Companies Act.

(b) At and after the Second Merger Effective Time, the Second Merger shall have the effects specified in this Agreement, the Second Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of SPAC and Merger Sub 2 shall immediately vest in the Second Merger Surviving Company, and the Second Merger Surviving Company shall be liable for and subject in the same manner as SPAC and Merger Sub 2 to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of each of SPAC and Merger Sub 2 in accordance with the Cayman Companies Act.

3.5 Governing Documents of the Surviving Companies.

(a) In accordance with the First Plan of Merger, the memorandum and articles of association of Merger Sub 1 as in effect immediately prior to the First Merger Effective Time shall be the memorandum and articles of association of the First Merger Surviving Company (the “First Merger Surviving Company M&A”) following the First Merger Effective Time until further amended and/or restated in accordance with the terms thereof and the Cayman Companies Act.

(b) In accordance with the Second Plan of Merger, the memorandum and articles of association of Merger Sub 2 as in effect immediately prior to the Second Merger Effective Time shall be the memorandum and articles of association of the Second Merger Surviving Company (the “Second Merger Surviving Company M&A”) following the Second Merger Effective Time until further amended and/or restated in accordance with the terms thereof and the Cayman Companies Act.

3.6 Directors and Officers of the Surviving Companies.

(a) At the First Merger Effective Time, the directors and officers of SPAC as of immediately prior to the First Merger Effective Time, shall resign and, with effect from the First Merger Effective Time, cease to hold office, and the directors and officers of Merger Sub 1 immediately prior to the First Merger Effective Time shall become the initial directors and officers of the First Merger Surviving Company, each to hold office in accordance with the First Merger Surviving Company M&A, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the First Merger Surviving Company M&A. At the First Merger Effective Time, the board of directors and officers of Merger Sub 1 shall automatically cease to hold such office.

(b) At the Second Merger Effective Time, the directors and officers of First Merger Surviving Company as of immediately prior to the Second Merger Effective Time, shall resign and, with effect from the Second Merger Effective Time, cease to hold office, and the directors and officers of Merger Sub 2 immediately prior to the Second Merger Effective Time shall become the initial directors and officers of the Second Merger Surviving Company, each to hold office in accordance with the Second Merger Surviving Company M&A, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Second Merger Surviving Company M&A. At the Second Merger Effective Time, the board of directors of Merger Sub 2 shall automatically cease to hold such office.

3.7 Effects of the Mergers on the Share Capital of SPAC and the Merger Subs.

(a) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of SPAC, the Merger Subs, the Company or any holder of SPAC Securities:

(i) each SPAC Unit outstanding immediately prior to the First Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of a SPAC Public Warrant in accordance with the terms of the applicable SPAC Unit, with any fractional SPAC Public Warrant rounded down to the nearest whole number of SPAC Public Warrants (the “Unit Separation”), and immediately following the Unit Separation, all SPAC Units shall automatically be cancelled and shall cease to exist and the holders of SPAC Units immediately prior to the Unit Separation shall cease to have any rights with respect to such SPAC Units except as provided herein;

(ii) each SPAC Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares held as a result of the Unit Separation) that is issued and outstanding immediately prior to the First Merger Effective Time (other than the Sponsor Forfeited Equity, SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vi)) shall automatically be converted into, and the holder of such SPAC Ordinary Share, shall be entitled to receive, one (1) newly issued, fully paid and non-assessable Company Ordinary Share (the aggregate number of Company Ordinary Shares thus issued to all holders of SPAC Ordinary Shares (other than the holders of the SPAC Dissenting Shares and Redeeming SPAC Shares) in connection with the First Merger is referred to herein as the “SPAC Exchange Shares”), and all SPAC Ordinary Shares (other than the SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vi)) converted into the right to receive Company Ordinary Shares pursuant to this Section 3.7(a)(ii) shall no longer be issued or outstanding and shall automatically be cancelled and cease to exist at the First Merger Effective Time, and each holder of SPAC Ordinary Shares (other than the SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vi)) shall thereafter cease to have any rights with respect thereto, except for the right to receive the SPAC Exchange Shares into which such SPAC Ordinary Shares shall have been converted in the First Merger, as set forth in this Section 3.7(a)(ii);

(iii) each SPAC Dissenting Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist in accordance with Section 4.8 and shall carry no rights other than the right to receive the applicable payment as set forth in Section 4.8;

(iv) each Redeeming SPAC Share issued and outstanding immediately prior to the First Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such Redeeming SPAC Shares except the right of the holder thereof to be paid in accordance with the SPAC Articles;

(v) each SPAC Warrant that is issued, outstanding and unexercised immediately prior to the First Merger Effective Time (but, for the avoidance of doubt, after the Unit Separation) shall, subject to Section 7.21, be terminated in exchange for the right to receive, a warrant to acquire one (1) Company Ordinary Share (each, a “Company Warrant”) pursuant to the Closing Warrant Agreement (all Company Warrants issued to all holders of SPAC Warrants in connection with the First Merger are referred to herein as the “SPAC Exchange Warrants”), and the Company shall take all corporate actions necessary to authorize for future issuance, and shall maintain such authorization for so long as any of the SPAC Exchange Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery upon the valid exercise of such SPAC Exchange Warrants, and, subject to the terms and subject to the conditions set forth in the Closing Warrant Agreement, all SPAC Warrants shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and each holder of SPAC Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.7(a)(v); and

(vi) notwithstanding Section 3.7(a)(ii) or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares or equity securities of SPAC that are owned by SPAC as treasury shares immediately prior to the First Merger Effective Time, such shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(b) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of SPAC, the Company, Merger Sub 1 or any holder of SPAC Securities, each ordinary share of Merger Sub 1 of a par value of US$0.0001 per share, issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of a par value of US$0.0001 per share, of the First Merger Surviving Company. Such ordinary share(s) of the First Merger Surviving Company shall constitute the only issued and outstanding share capital of the First Merger Surviving Company upon the First Merger Effective Time.

(c) At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of SPAC (or the First Merger Surviving Company, as the case may be), the Company, Merger Sub 2 or any holder of SPAC Securities, each ordinary share of First Merger Surviving Company, par value US$0.0001 per share, issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Second Merger Surviving Company. Such ordinary shares of the Second Merger Surviving Company (which, for the avoidance of doubt, shall include any shares held by the Company in the capital of Merger Sub 2 prior to the consummation of the Second Merger) shall constitute the only issued and outstanding share capital of the Second Merger Surviving Company upon the Second Merger Effective Time.

3.8 Taking of Necessary Action; Further Action. If, at any time after the First Merger Effective Time or the Second Merger Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Merger Surviving Company following the First Merger or the Second Merger Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC, Merger Sub 1 and Merger Sub 2, the officers and directors (or their designees) of the First Merger Surviving Company or the Second Merger Surviving Company, as applicable, are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.9 Company Earnout Shares; Conversion Events; Conversion Thresholds.

(a) With respect to the period commencing immediately following the Closing and ending on the fifth (5th) anniversary of the Closing Date (the “Measurement Period”), (A) the Company Earnout Shareholders shall have the right to realize their respective Shareholder Earnout Portion of the Company Earnout Shares based on the performance of the Company Ordinary Shares during the Measurement Period, and (B) the Company Earnout Bonus Options and Company Earnout Bonus RSUs held by the Company Option Holders and Company RSU Holders respectively, shall, in each case, vest in accordance with the terms and conditions of this Section 3.9.

(b) The Company shall take all required actions pursuant to and in accordance with the terms of this Agreement and the A&R Articles of Association to cause the (i) Earnout Portion of the Company Earnout Shares to be realized by the Company Earnout Shareholders and (ii) the Company Earnout Bonus Options and the Company Earnout Bonus RSUs to vest (and, if applicable, become exercisable), in each case in the event that one or more of the following thresholds set forth in this Section 3.9(b) is satisfied during the Measurement Period (each such event, an “Conversion Event”):

(i) Conversion Threshold I: Fifty percent (50%) of (A) the total Company Earnout Shares shall be converted into (or converted into the right to receive) Company Ordinary Shares and (B) the total Company Bonus Options and Company Bonus RSUs shall become vested (and, if applicable, become exercisable), in each case in the event that the VWAP of the Company Ordinary Shares shall equal or exceed fifteen dollars ($15.00) for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period; and

(ii) Conversion Threshold II: Fifty percent (50%) of (A) the total Company Earnout Shares shall be converted into (or converted into the right to receive) Company Ordinary Shares and (B) the total Company Bonus Options and Company Bonus RSUs shall become vested (and, if applicable, become exercisable), in each case in the event that the VWAP of the Company Ordinary Shares shall equal or exceed eighteen dollars ($18.00) for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period.

(c) Following a Conversion Event, such conversion (or vesting, as applicable) shall, subject to Section 3.9(g), occur in accordance with the terms of this Agreement, the A&R Articles of Association and the Company Post-Closing Equity Plan (in the case of Company Earnout Bonus Options and Company Earnout Bonus RSUs) and the Company shall (or shall cause its transfer agent to) provide evidence of such conversion to the Company Earnout Shareholders and otherwise take all actions necessary to give effect to the foregoing.

(d) The thresholds (and, for the avoidance of doubt, the VWAP amounts referenced therein) set forth in Section 3.9(b) and, in the case of Company Earnout Shares, the applicable number of Company Earnout Shares that are convertible into Company Ordinary Shares (or, in the case of Company Earnout Bonus Options and Company Earnout Bonus RSUs, the number of Company Ordinary Shares underlying such awards) in respect of each Conversion Event shall be subject to adjustment as determined by the Company Board equitably to reflect appropriately the effect of any share split, subdivision, combination, consolidation, capitalization, share dividend or share distribution, reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change that has occurred with respect to Company Ordinary Shares after the Closing and prior to the end of the Measurement Period.

(e) To the extent (i) any amount of Company Earnout Shares has not been converted or (ii) any Company Earnout Bonus Options or Company Earnout Bonus RSUs have not vested on or before the expiry of the Measurement Period due to failure of a Conversion Event to occur in accordance with Section 3.9(b) during the Measurement Period, the Company Earnout Shareholders shall have no future rights to convert any such unconverted Company Earnout Shares and the Company Earnout Bonus Options and Company Earnout Bonus RSUs shall be immediately forfeited, lapsed or cancelled, as applicable, without any payment to the holder thereof; provided that, for the avoidance of doubt, in the event a Conversion Event has occurred on or prior to the end of the Measurement Period, but the Company Earnout Shares to be converted as a result of such Issuance Event have not yet been converted by the end of the Measurement Period or the Company Earnout Bonus Options or Company Earnout Bonus RSUs have not yet been exercised or settled, as applicable, in Company Ordinary Shares, the Company Earnout Shares to be converted in such circumstance shall be converted pursuant to this Section 3.9 and the Company Ordinary Shares underlying such Company Earnout Bonus Options and Company Earnout Bonus RSUs, as applicable, shall be delivered to the applicable holder thereof, even if such conversion or settlement, as applicable, occurs after the end of the Measurement Period.

(f) Notwithstanding anything to the contrary in this Agreement, in the event that, prior to the expiration of the Measurement Period and before the thresholds set forth in Section 3.9(b) are satisfied, the Company consummates a merger, consolidation, business combination, tender offer, reorganization, recapitalization or other transaction or series of related transactions pursuant to which the holders of Company Ordinary Shares have the right to receive cash or securities (collectively, “Transaction Consideration”) in exchange for their shares, and the Transaction Consideration Value of such Transaction Consideration per Company Ordinary Share (the “Per Share Transaction Value”) equals or exceeds the VWAP referenced in a threshold set forth in Section 3.9(b), then, effective as of immediately prior to the consummation of any such transaction, (A) in the case of Company Earnout Shares, the lesser of (i) the number of Company Earnout Shares that would have been converted under this Section 3.9 if the Per Share Transaction Value had been the VWAP of the Company Ordinary Shares for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period and (ii) the remaining Company Earnout Shares that have not yet been converted as of such date, in each case, shall be converted into (or converted into the right to receive) Company Ordinary Shares and (B) in the case of Company Earnout Bonus Options and Company Earnout Bonus RSUs, the lesser of (i) the number of such Company Earnout Bonus Options and Company Earnout Bonus RSUs that would have become vested (and, if applicable, become exercisable) under this Section 3.9 if the Per Share Transaction Value had been the VWAP of the Company Ordinary Shares for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period and (ii) the remaining unvested Company Earnout Bonus Options and Company Earnout Bonus RSUs, as applicable, that have not yet become vested as of such date, in each case, shall become immediately vested (and, if applicable, become exercisable). For the avoidance of doubt, if the Per Share Transaction Value is less than any conversion threshold set forth in Section 3.9(b), no Company Earnout Shares shall be converted pursuant to this Section 3.9(f) and no Company Earnout Bonus Options or Company Earnout Bonus RSUs shall vest (and, if applicable, become exercisable).

(g) No Company Earnout Shares shall be converted by any Company Earnout Shareholder, no Company Earnout Bonus Options shall be exercisable by any Company Option Holder, and no Company Earnout Bonus RSUs shall convert into Company Ordinary Shares of held by any Company RSU Holder, in each case who is required to file notification pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or under any applicable antitrust Law of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) until any applicable waiting period pursuant to the HSR Act or Foreign Antitrust Laws has expired or been terminated (provided that any such Person has notified the Company of such required filing pursuant to the HSR Act or Foreign Antitrust Laws in connection therewith following reasonable advance notice from the Company of such reasonably anticipated conversion, exercise or settlement, as applicable).

(h) The terms and conditions governing the right to receive Company Earnout Shares are intended to meet the conditions set forth in Revenue Procedure 84-42, and any issuance of the Company Earnout Shares shall be treated as an adjustment to the consideration received in the Recapitalization by the parties for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or otherwise required by Law.

(i) Notwithstanding anything to the contrary in this Section 3.9, the Company shall determine the method by which the rights to receive the Company Earnout Shares and the Company Ordinary Shares into which such Company Earnout Shares are convertible shall be effected, provided that such determination shall be made in good faith and to be consistent with the Parties’ intentions for the Transactions with respect to the Company Earnout Shares.

Article IV
CLOSING

4.1 Closing.

(a) In accordance with the terms and subject to the conditions of this Agreement, the Closing shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as SPAC and the Company may mutually agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.”

4.2 Closing Deliverables.

(a) At or prior to the Closing, the Company Parties will deliver, or cause to be delivered:

(i) to SPAC, a certificate signed by an executive officer of the Company, dated as of the date of Closing, certifying that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled;

(ii) to the Exchange Agent, pursuant to Section 4.4, the SPAC Exchange Shares and SPAC Exchange Warrants;

(iii) to SPAC, the Registration Rights Agreement, duly executed by the Company and the Company Shareholders contemplated to be party thereto;

(iv) to SPAC, the Closing Warrant Agreement, duly executed by the Company;

(v) to SPAC (A) a copy of the effective A&R Articles of Association and (B) written confirmation that the Capital Restructuring has been completed; and

(vi) to SPAC, duly executed copies of the Plans of Merger and such other documents and declarations required to be filed with the Cayman Registrar pursuant to Section 233 of the Cayman Companies Act.

(b) At or prior to the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an executive officer of SPAC, dated the Closing Date, certifying that the conditions specified in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been fulfilled;

(ii) the Registration Rights Agreement, duly executed by duly authorized representatives of SPAC, the Sponsor and the other parties thereto other than the Company (and other than the PIPE Investors party thereto);

(iii) the Closing Warrant Agreement, duly executed by the SPAC and the other parties thereto other than the Company; and

(iv) duly executed copies of the First Plan of Merger and such other documents and declarations required to be filed with the Cayman Registrar by Section 233 of the Cayman Companies Act.

4.3 Closing Statements.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date:

(i) The Company Parties shall deliver to SPAC a certificate duly executed by an authorized officer of the Company (the “Company Closing Statement”) setting forth: (A) to the extent the Company Parties desire for such Company Transaction Expenses to be paid at the Closing out of the Trust Account, a statement of the aggregate accrued and unpaid Company Transaction Expenses as of immediately prior to the Closing (the “Unpaid Company Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; and (B) the number of Company Ordinary Shares to be issued and outstanding as of immediately prior to the Closing after giving effect to the Capital Restructuring.

(ii) SPAC shall deliver to the Company a certificate duly executed by an authorized officer of SPAC (the “SPAC Closing Statement” and, together with the Company Closing Statement, the “Closing Statements”), setting forth: (A) the aggregate accrued and unpaid SPAC Transaction Expenses as of immediately prior to the Closing (the “Unpaid SPAC Expenses” and, together with the Unpaid Company Expenses, the “Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; (B) the number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants to be issued and outstanding as of immediately prior to the First Merger Effective Time after giving effect to the Unit Separation and any valid exercise of SPAC Shareholder Redemption right; (C) the amount of cash in the Trust Account (after deducting the SPAC Shareholder Redemption amount) as of the Closing Date; and (D) a calculation of the SPAC Exchange Shares and SPAC Exchange Warrants pursuant to Section 3.7(a).

(iii) On the Closing Date, concurrently with the First Merger Effective Time, pursuant to Section 7.13, SPAC shall pay, or cause the Trustee to pay at the direction and on behalf of SPAC, by wire transfer of immediately available funds from the Trust Account (i) as and when due all amounts payable on account of the SPAC Shareholder Redemption amount to former SPAC Public Shareholders pursuant to their valid exercise of the SPAC Shareholder Redemption right, (ii) all Unpaid Company Expenses, as and to the extent set forth on the Company Closing Statement, and all Unpaid SPAC Expenses, as set forth on the SPAC Closing Statement, and (iii) immediately thereafter, all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Company for its immediate use (subject to any applicable terms and conditions of the Sponsor Support Agreement), subject to this Agreement and the Trust Agreement, and thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

(b) Each of the Company Parties and SPAC shall (i) provide the other Parties hereto and their respective Representatives with reasonable access to the relevant books, records and finance personnel of such party to enable the other Parties hereto and their respective Representatives to review and analyze the amounts set forth on the Closing Statements, and (ii) make such amendments to the Closing Statements as the Parties may mutually and in good faith agree.

4.4 Delivery of SPAC Exchange Shares and SPAC Exchange Warrants.

(a) Following the date hereof and prior to the Closing Date, the Company shall appoint Continental Stock Transfer & Trust Company as an exchange agent (the “Exchange Agent”) to act as the exchange agent in connection with the First Merger, and, if required by the Exchange Agent, enter into an exchange agent agreement (in a form and substance that is reasonably acceptable to SPAC and the Company) in order for, among other things, the Exchange Agent to make the distributions contemplated by this Section 4.4.

(b) At least two (2) Business Days prior to the Closing, the Company shall send, or shall use its reasonable best efforts to cause the Exchange Agent to send, to each holder of SPAC Ordinary Shares (other than holders of Redeeming SPAC Shares and SPAC Dissenting Shareholders) instructions and/or any documents as may be reasonably required for the delivery of the SPAC Exchange Shares and SPAC Exchange Warrants in accordance with this Section 4.4(b), and SPAC shall deliver, or cause each such holder of SPAC Ordinary Shares to deliver, to the Exchange Agent, such information and/or documents (including, if necessary or appropriate, a letter of transmittal) reasonably requested by the Exchange Agent, for the purpose of updating the register of members (and, if applicable, warrants register) of the Company to reflect such delivery of the SPAC Exchange Shares and SPAC Exchange Warrants to such holder of SPAC Ordinary Shares in accordance with this Section 4.4(b).

(c) Immediately prior to or at the Closing, the Company shall deposit, or cause to be deposited, with the Exchange Agent: (i) evidence in book-entry form of the Company Ordinary Shares representing the number of the Company Ordinary Shares required to be issued or already issued (as applicable) to (A) the holders of SPAC Ordinary Shares (other than holders of Redeeming SPAC Shares and SPAC Dissenting Shareholders) in connection with the First Merger as the SPAC Exchange Shares under Section 3.7(a)(ii), and (B) any additional Persons, if any, who become shareholders of the Company pursuant to the PIPE Investment; and (ii) the SPAC Exchange Warrants.

(d) At the Closing, the Company shall: (i) instruct the Exchange Agent to deliver to such holder the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, to which such holder is entitled pursuant to Section 3.7(a)(ii) or Section 3.7(a)(iv), and in exchange any outstanding SPAC Ordinary Shares or SPAC Warrants shall be cancelled as a result of the First Merger, without any further action by any Party; and (ii) update its register of members (and, if applicable, warrants register) in accordance with this Section 4.4(d).

(e) At and after the Closing, any certificate(s) representing SPAC Ordinary Shares (other than SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vi)) or SPAC Warrants shall be deemed to evidence such holder’s right to receive its respective portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as applicable, into which such SPAC Ordinary Shares or SPAC Warrants shall have been converted by the First Merger. From and after the Closing, all previous holders of SPAC Ordinary Shares or SPAC Warrants shall cease to have any rights as shareholders or equityholders of SPAC other than the right to receive such holder’s respective portion of the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, into which such SPAC Ordinary Shares and SPAC Warrants have been converted pursuant to this Agreement, without interest, or, in the case of (i) holders of Redeeming SPAC Shares, the right to receive the applicable payment of SPAC Shareholder Redemption in accordance with Section 3.7(a)(iv), and (ii) SPAC Dissenting Shareholders, the right to receive the applicable payment as set forth in this Section 4.4.

(f) Promptly following the date that is six (6) months after the Closing, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, that remains unclaimed shall be returned to the Company, and any Person that was a holder of SPAC Ordinary Shares or SPAC Warrants as of immediately prior to the Closing that has not claimed its portion of SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, in accordance with this Section 4.4 prior to the date that is six (6) months after the Closing, may claim from the Company, and the Company shall promptly deliver, such applicable portion of the SPAC Exchange Shares or SPAC Exchange Warrants without any interest thereupon. None of SPAC or the Company Parties or the Exchange Agent shall be liable to any Person in respect of any of the SPAC Exchange Shares or SPAC Exchange Warrants delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares or warrants shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

4.5 Directors and Officers. Subject to Section 7.22(a), the Persons appointed by the Company to be the directors and officers of the Company as of immediately after the Closing shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 4.5 of the Company Disclosure Letter), respectively, of the Company, each to hold office in accordance with the Governing Documents of the Company, effective as of the Closing.

4.6 Certain Adjustments. The number of the Company Ordinary Shares that each Person is entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share subdivision, reverse share subdivision, share consolidation, share dividend or distribution (including any dividend or distribution of securities convertible into the Company Ordinary Shares, as applicable), extraordinary cash dividend, reorganization, recapitalization, reclassification, exchange of shares or other like change with respect to the Company Ordinary Shares or SPAC Ordinary Shares, as applicable, occurring after the date of this Agreement and before the Closing Date.

4.7 Fractional Shares. Notwithstanding anything in this Agreement, no fraction of a Company Ordinary Share shall be issued, in any form, by virtue of the First Merger, and any Person who would otherwise be entitled to a fraction of a Company Ordinary Share by virtue of the First Merger (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Person) shall not be entitled to receive such fraction of a Company Ordinary Share from the Company and any Person’s entitlement to Company Ordinary Shares shall be rounded down to the nearest whole number.

4.8 SPAC Shareholder Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary, subject to applicable Law and to the extent available under the Cayman Companies Act, all SPAC Ordinary Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by a shareholder of SPAC who is entitled to demand and who shall have properly exercised in writing dissenters’ rights for such SPAC Ordinary Shares, in accordance with Section 238 of the Cayman Companies Act and who has otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (collectively, the “SPAC Dissenting Shares,” and each, a “SPAC Dissenting Share,” and the holders of such SPAC Dissenting Shares, the “SPAC Dissenting Shareholders”) shall be automatically cancelled and cease to exist at the First Merger Effective Time by virtue of the First Merger, and the SPAC Dissenting Shareholders shall cease to have any rights with respect to such shares, shall not be entitled to the right to receive the applicable SPAC Exchange Shares under Section 3.7(a)(ii). The SPAC Dissenting Shares shall not be converted into the applicable SPAC Exchange Shares, and the SPAC Dissenting Shareholders shall instead be entitled to receive only the payment by the First Merger Surviving Company of the fair value of such SPAC Dissenting Shares held by them and such other rights provided pursuant to Section 238 of the Cayman Companies Act; provided, however, that if, after the First Merger Effective Time, such holder fails to perfect, waives, withdraws or loses such holder’s right to dissent pursuant to Section 238 of the Cayman Companies Act, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, such SPAC Ordinary Shares shall (i) not be deemed to be SPAC Dissenting Shares, and (ii) be treated as if they had been automatically converted, at the First Merger Effective Time, into the right to receive the applicable SPAC Exchange Shares under Section 3.7(a)(ii) in the manner provided in Section 4.4 without any interest thereon.

(b) SPAC shall provide to the Company (i) reasonably prompt notice of any notices of objection or notices of dissent to the Mergers or demands for appraisal under Section 238 of the Cayman Companies Act received by SPAC, attempted withdrawals of such notices, dissents and/or demands, and any other instruments served pursuant to the Cayman Companies Act and received by SPAC relating to the exercise of any rights to dissent from the First Merger or appraisal rights and (ii) the opportunity to direct (in reasonable consultation with SPAC) all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the Cayman Companies Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Mergers or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(c) In the event that any written notice of objection to the First Merger is given to SPAC by any shareholder of SPAC pursuant to Section 238(2) of the Cayman Companies Act before obtaining the approval of the SPAC Shareholder Approval Matters, SPAC shall give written notice of the authorization of the First Merger to each such shareholder of SPAC within twenty (20) days immediately following the date on which the SPAC Shareholder Approval Matters were approved, pursuant to and in accordance with Section 238(4) of the Cayman Companies Act and the SPAC and the Company may, but are not obliged to, delay the commencement of the Closing and the filing of the Plans of Merger (and any other documents required under the Cayman Companies Act to effect the Mergers) with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which such authorization notice is given by SPAC (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act).

4.9 Withholding. Notwithstanding any other provision of this Agreement, SPAC, each Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code, Treasury Regulations, or any other applicable Law (as reasonably determined by SPAC, each Merger Sub, the Company or the Exchange Agent, respectively). The Parties shall use commercially reasonable efforts to reduce or eliminate any such withholding, including the payor providing SPAC, each Merger Sub, the Company and the Exchange Agent, as applicable, a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUBS

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article V), each of the Company Parties represents and warrants to SPAC as of the date of this Agreement as follows:

5.1 Company Organization. The Company (i) as of the date hereof is a private limited company and (ii) as of immediately prior to the Closing will be a public limited company, in each case, that has been duly formed and is validly existing and in good standing under the Laws of England and Wales. The Company has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to SPAC, are in full force and effect as of the date hereof, true, correct and complete, and the Company is not in breach or violation of any of the provisions contained in its Governing Documents in any material respect. The Company has filed all requisite annual corporate returns in accordance with applicable Laws, except where the failure to file such annual corporate returns would not have, or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

5.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth in Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. The Governing Documents of the Company’s Subsidiaries are in full force and effect and none of the Company’s Subsidiaries is in breach or violation of any of the provisions contained in its Governing Documents in any material respect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.3 Merger Subs.

(a) Each Merger Sub is an exempted company with limited liability that has been duly incorporated, and is validly existing and in good standing, under the Laws of the Cayman Islands. Each Merger Sub has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its respective business as it is now being conducted. The true and complete copies of the Governing Documents of each Merger Sub, as amended to the date of this Agreement and as previously made available by or on behalf of the Company, to SPAC, are in full force and effect as of the date hereof, and the Merger Subs are not in violation of any of the provisions of its Governing Documents in any material respect. Each Merger Sub was incorporated solely for the purpose of engaging in the Transactions and activities incidental thereto. The Merger Subs have all requisite corporate power and authority to (i) execute and deliver this Agreement and all other Transaction Agreements to which they are a party, and (ii) consummate the Transactions and perform all obligations to be performed by them hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements to which each Merger Sub is a party and the consummation of the Transactions to which each Merger Sub is a party have been duly and validly authorized and approved by (A) the board of directors of each Merger Sub and (B) the Company as the sole shareholder of each Merger Sub, in each case, as applicable.

(b) Each Merger Sub has no assets or operations and has not incurred any liabilities or obligations of any nature and has not carried on any business activities or operations other than those in connection with the Transactions or otherwise incidental to their formation and existence as entities. Each Merger Sub was incorporated solely for the purpose of engaging in the Transactions and activities incidental thereto. All of the issued shares of each Merger Sub are held directly by the Company.

(c) Subject to the approvals described in Section 5.6, no other corporate proceeding on the part of the Merger Subs is necessary to authorize this Agreement and the other Transaction Agreements to which they are a party. This Agreement has been, and at or prior to the Closing, the other Transaction Agreements to which they are a party will be, duly and validly executed and delivered by each Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other Transaction Agreements to which they are a party will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Merger Subs, enforceable against each Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.4 Due Authorization.

(a) The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and (subject to the approvals described in Section 5.6 and the Company Shareholder Approval) to consummate the Transactions, and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements to which the Company is a party and the consummation of the Transactions have been duly and validly authorized and approved by the Company, and, other than the Company Shareholder Approval, no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Agreements to which the Company is a party. This Agreement has been, and on or prior to the Closing, the other Transaction Agreements hereby to which the Company is a party will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties, and at or prior to the Closing, the other Transaction Agreements to which the Company is a party will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement, the Ancillary Agreements, the Transactions are in the best interests of the Company and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements, the Transactions. Executed copies of the resolutions described in the foregoing sentence in this Section 5.4(b) have been provided to SPAC on or prior to the execution and delivery of this Agreement by the Company. No other corporate action is required on the part of the Company or any of the Company Shareholders to enter into this Agreement or the documents to which the Company is party contemplated hereby or to approve the Transactions other than, in each case, the Company Shareholder Approval.

5.5 No Conflict. Subject to the receipt of the Company Shareholder Approval and Governmental Approvals set forth in Section 5.6 and except as set forth on Section 5.5 of the Company Disclosure Letter, the execution and delivery by the Company Parties, as applicable, of this Agreement and the other Transaction Agreements to which the Company Parties are parties and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company Parties, as applicable; (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law, Permit or Governmental Order applicable to the Group or the Merger Subs; (c) violate or conflict with any provision of, or result in the breach of, or result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Privacy Policy or Contract of the type described in Section 5.12(a) to which any of the Group or a Merger Sub is a party or by which the Group or a Merger Sub may be bound, or terminate or result in the termination of any such Contract; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Group or the Merger Subs, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.6 Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”), is required on the part of each of the Company Parties, as applicable, with respect to the execution or delivery of this Agreement or the consummation of the Transactions, except for: (i) any filings and approvals set forth in Section 5.6 of the Company Disclosure Letter; (ii) the filing of the Plans of Merger and such other documents as required by Section 233 of the Cayman Companies Act, and the First Merger Surviving Company M&A and the Second Merger Surviving Company M&A with the Cayman Registrar in accordance with the Cayman Companies Act and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Companies Act; and (iii) to the extent applicable, the filings required by Companies House to effect the transactions comprising the Capital Restructuring in accordance with the applicable Laws of England and Wales.

5.7 Capitalization of the Company.

(a) As of the date of this Agreement, the issued and outstanding share capital of the Company is 504,388,065 Company Ordinary Shares. As of the date of this Agreement, all of the issued and outstanding Company Ordinary Shares: (i) have been duly authorized and validly issued and prior to the Closing, are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in the Governing Documents of the Company; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound, in each case of (i), (ii) and (iii), in any material respect.

(b) As of the date of this Agreement, (i) 28,780,180 Company Ordinary Shares are issuable upon the exercise of outstanding, unexercised Company Options granted under the Company Equity Plan and 460,000 Company Ordinary Shares are issuable upon settlement of outstanding Company RSUs granted under the Company Equity Plan and (ii) 5,650,482 Company Ordinary Shares are available for future grants under the Company Equity Plan.

(c) Except as set forth in Section 5.7(a) of the Company Disclosure Letter, there are (i) no outstanding shares or share capital of, or other equity or voting interest in, the Company, and (ii) no outstanding securities of the Company (including debt securities) convertible into or exchangeable for shares or share capital of, or other equity or voting interest in, the Company. Except for the Company Options and Company RSUs, as contemplated under the Transaction Agreements or as required under any applicable Law or as set forth in the Company’s Governing Documents, there are (i) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company, other than as set forth in Section 5.7(c) of the Company Disclosure Letter, (ii) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company, (iii) no calls, subscriptions, preemptive rights, Contracts, agreements, arrangements, voting trusts, proxies, understandings or other commitments of any kind for the purchase or issuance of the Company’s equity securities, (iv) no “phantom” shares, units, stock or similar units that track the underlying shares of the Company, (v) no Contracts requiring the Company to acquire any equity interest of any other Person, and (vi) no other obligations by the Company to make any payments based on the price or value of any of the Company’s equity securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

5.8 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of (i) the audited consolidated statements of profit or loss and other comprehensive income, consolidated statements of financial position, consolidated statement of changes in equity and consolidated cash flow statement of the Group for the year ended December 31, 2024 and (ii) drafts of the audited consolidated statements of profit or loss and other comprehensive income, consolidated statements of financial position, consolidated statement of changes in equity and consolidated cash flow statement of the Group for the year ended December 31, 2025 (clauses (i) and (ii) collectively, the “Audited Financial Statements”).

(b) When delivered pursuant to Section 7.4, the Financial Statements will (i) fairly present in all material respects the consolidated financial position of the Group, as at the respective dates thereof, and the consolidated results of its operations, its consolidated incomes, its consolidated changes in shareholders’ equity and its consolidated cash flows for the respective periods then ended, (ii) be prepared in conformity with IFRS, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) be prepared from, and in accordance in all material respects with, the books and records of the Group, (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.4, comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof, and (v) except as expressly disclosed in the Financial Statements, not be affected to a material extent by any unusual, exceptional or non-recurring items that would or might make the financial position or results of operations of the Group as disclosed in such Financial Statements misleading or deceptive.

(c) The Company maintains a system of internal accounting controls, which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS. In the three (3) years prior to the date of this Agreement, none of the Group nor, to the knowledge of the Company, an independent auditor of the Group, has identified or been made aware in writing of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group, (y) any fraud, whether or not material, that involves the Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group, or (z) to the knowledge of the Company, any allegation, assertion or claim regarding any of the foregoing.

(d) All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the most recent balance sheet included in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, in each case, except as would not be material to the Group, taken as a whole. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due, in each case, except as would not be material to the Group, taken as a whole.

(e) The Group is not a party to, and does not have any commitment to become a party to, any material off-balance sheet partnership or any similar Contract or arrangement, including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

5.9 Undisclosed Liabilities. Except as disclosed in Section 5.9 of the Company Disclosure Letter, there is no other liability, debt, obligation or guarantee of, or material claim or judgement against, the Group or the Merger Subs (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due) that would be required to be set forth on a consolidated balance sheet of the Group prepared in accordance with IFRS applied in accordance with past practice, except for liabilities, debts, obligations, guarantees, claims or judgements (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company, (c) that will be discharged or paid off prior to or at the Closing, (d) constituting Company Transaction Expenses or otherwise incurred in connection with the Company’s execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions, or (e) that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Group, taken as a whole.

5.10 Litigation and Proceedings. Except as disclosed in Section 5.10 of the Company Disclosure Letter, in the three (3) years prior to the date of this Agreement: (a) there have been, and there are, no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”) against the Group or the Merger Subs, or their respective properties or assets (including their respective Intellectual Property), or any of the directors (where the director is a corporate person, its corporate director representative) or executive officers of any of the Group or the Merger Subs in their capacity as such and related to the Group’s business; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations, audits or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Group or the Merger Subs, or their respective properties or assets (including their respective Intellectual Property) by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Group or the Merger Subs or any of their properties or assets (including their respective Intellectual Property), or on any of the directors (where the director is a corporate person, its corporate director representative) or executive officers of the Group related to the Group’s business, except in the case of clauses (a) through (c), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.11 Legal Compliance.

(a) Except as set forth on Section 5.11 of the Company Disclosure Letter, the Group and each Merger Sub is, and for the three (3) years prior to the date of this Agreement has been, in compliance in all material respects with all applicable Laws, including (i) Laws related to the prevention of money laundering and economic sanctions, Personal Information Laws and Policies, (ii) Laws related to cross-border investment and foreign exchange and Laws related to cybersecurity and data privacy, and (iii) Laws relating to the Company being a company formed under the laws of England and Wales. The Group maintains a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Law in all material respects. As of the date hereof and during the three (3) years prior to the date of this Agreement, neither the Group nor, to the knowledge of the Company, any of its executive officers or directors (where the director is a corporate person, its corporate director representative) thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws, except where such violation would not have, or reasonably be expected to have, a Company Material Adverse Effect.

(b) The Group and each Merger Sub (i) are, and have been for the three (3) years prior to the date of this Agreement, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all material licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). As of the date hereof, there are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against the Group related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Group nor any of its directors (where the director is a corporate person, its corporate director representative) or executive officers, or, to the knowledge of the Company, employees or any of the Group’s agents, representatives or other Persons acting on behalf of the Group, (i) is, or has during the three (3) years prior to the date of this Agreement, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country.

5.12 Contracts; No Defaults.

(a) Section 5.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Group is a party or by which it is bound, other than a Company Benefit Plan (except to the extent specifically set forth below), and true, correct and complete copies of the Contracts listed in Section 5.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto as of the date hereof:

(i) any Contract with any of the Top Customers or the Top Vendors;

(ii) each note, debenture, Contract or other evidence of Indebtedness of the Group, including any agreement or commitment for future loans, credit or financing, in each case, in excess of US$10,000,000;

(iii) each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Group in the three (3) years prior to the date of this Agreement, in each case, involving payments in excess of US$10,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated, and there are no liabilities of the Group remaining or obligations of the Group ongoing;

(iv) each Contract involving the formation of a joint venture, partnership or strategic alliance involving payments by the Group of an amount of over US$5,000,000;

(v) without prejudice to and without duplication of Section 5.12(a)(ii), Contracts (other than employment agreements, indemnification agreements, employee confidentiality and invention assignment agreements, equity or equity incentive documents, or any other agreement of similar nature entered into in the ordinary course with employees or Governing Documents) between the Group, on the one hand, and Affiliates of the Group, the directors and executive officers of the Group and the members or shareholders of the Company, on the other hand, in each case, in an amount over US$500,000;

(vi) Contracts with any employee or consultant of the Group that provide for change in control, severance, termination, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(vii) any collective bargaining (or similar) agreement or Contract between the Group, on one hand, and any labor union, works council or other body representing employees of the Group, on the other hand, other than as required by applicable Laws of the relevant jurisdictions;

(viii) each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) related to use of Intellectual Property by or of the Group and material to the business of the Group (other than nonexclusive licenses (A) to use unmodified, commercially available off-the-shelf software or (B) granted to end users and service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts);

(ix) Contracts containing covenants of the Group (A) prohibiting or limiting the right of the Group to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Group’s ability to conduct their business with any Person in any geographic area in any material respect, in each case, in an amount of over US$5,000,000;

(x) any Contract that (A) grants to any Person any “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer or any product or service, (C) requires the purchase of all or a given portion of the Group’s requirements for products or services from any Person, or any other similar provision, (D) grants to any Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments from the Group in excess of US$5,000,000 in any calendar year;

(xi) Contracts (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any Company Ordinary Shares or (B) providing any person or entity with any preemptive right, right of participation, right of maintenance or any similar right with respect to any Company Ordinary Shares;

(xii) Contracts granting to any Person (other than the Group) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Group or to purchase or acquire equity interests in the Group;

(xiii) Contracts that involve any capital commitment or capital expenditure of US$5,000,000 (or the equivalent in other currencies) or more, in the aggregate;

(xiv) Government Contracts that involve payments by the Group in an amount of over US$5,000,000; and

(xv) any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xv) of this Section 5.12(a).

(b) All of the Contracts listed pursuant to Section 5.12(a) of the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Group and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Neither the Group, nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any such Contract. The Group has not received any written notice of termination or material breach of or default under any such Contract, and no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Group or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

5.13 Company Benefit Plans.

(a) Except as disclosed in Section 5.13(a) of the Company Disclosure Letter, each Company Benefit Plan (i) has been established, operated and maintained in compliance with its terms and with applicable Law, including ERISA and the Code, in all material respects, (ii) has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws.

(b) With respect to each Company Benefit Plan, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except as would not be material to the business of the Group, taken as a whole.

(c) The Group does not sponsor, maintain or contribute to, and has not in the past six years sponsored, maintained or contributed to, any Company Benefit Plan that is (i) subject to Title IV of ERISA, including any Multiemployer Plan, or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Group or any ERISA Affiliate has incurred any withdrawal liability from any Multiemployer Plan that remains unsatisfied, and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such liability to the Group.

(d) The Group does not have any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code.

(e) No Company Benefit Plan provides material medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Group for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” as applicable, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as expressly provided under this Agreement, neither the execution of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of the Group to compensation in the form of a severance payment or similar payment under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase any amount payable or result in any other obligation pursuant to, any of the Company Benefit Plans, (iii) cause the Group to transfer or set aside any assets to fund any benefits under any Company Benefit Plan or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in all material respects in compliance with the requirements of the Affordable Care Act.

5.14 Labor Relations; Employees.

(a) Except as set forth in the Section 5.14(a) of the Company Disclosure Letter and except as required by the applicable Laws, the Group is not and has never been a party to or bound by any collective bargaining agreement, or any similar agreement, Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, and no such agreement is being or has been negotiated by the Group. To the knowledge of the Company, except as required by applicable Laws, there has been no labor organization activity involving any employees of the Group. As of the date hereof and during the three (3) years prior to the date of this Agreement, the Group has not had any material strike, slowdown, work stoppage, lockout or other material labor dispute against the Group by any of the Group’s employees.

(b) Except as disclosed in Section 5.14(b), there are no material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, to be brought by or filed with any Governmental Authority arising out of the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

(c) Except as set forth on Section 5.14(c) of the Company Disclosure, as of the date hereof and during the three (3) years prior to the date of this Agreement, the Group has not received (i) written notice of any material unfair labor practice charge or complaint before any Governmental Authority against it or (ii) written notice of any material complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against it.

(d) Except as set forth on Section 5.14(d) of the Company Disclosure Letter, the Group is, and has during the three (3) years prior to date of this Agreement been, in material compliance with all applicable Laws respecting labor, employees and employment issues, including, but not limited to, all Laws respecting terms and conditions of employment, termination of employment, bargaining, occupational health and safety, wages and hours, overtime and overtime payment, holiday pay and the calculation of holiday pay, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, privacy issues, fringe benefits and employment practices, immigration, employment discrimination, harassment, disability rights or benefits, pay slips, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, social security (or similar) and housing allowance fund. The Group has, in all material respects, paid in full to all current and former employees, or adequately accrued for in accordance with IFRS, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Persons under applicable Law or contract.

(e) To the knowledge of the Company, as of the date of this Agreement, no executive officer intends to terminate his or her employment.

(f) The Group is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Group that involves allegations relating to sexual or other harassment, sexual misconduct or discrimination on any other basis or retaliation by any employee or officer of the Group. To the knowledge of the Company, during the three (3) years prior to the date of this Agreement, no allegations of sexual or other harassment, sexual misconduct or discrimination on any other basis or retaliation have been made or documented in writing against any employee or officer of the Group in their capacity as such.

(g) In the three (3) years prior to the date of this Agreement, the Group has not implemented any plant closing or mass layoff that triggered notification requirements under the Worker Adjustment and Retraining Notification Act of 1988 (or any similar state, local or non-U.S. Law), and no such plant closing or mass layoff is currently planned, announced or contemplated by the Group.

5.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to each member of the Group (each, a “Company Group Member”) have been timely filed (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by a Company Group Member (whether or not shown on any Tax Return) have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Company Group Member have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case, that is currently pending, with respect to such Tax Returns or any Taxes of a Company Group Member has been received from, any Governmental Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Governmental Authority is currently outstanding.

(c) No claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where a Company Group Member does not file Tax Returns of a particular type that such Company Group Member is or may be subject to taxation of such particular type by that jurisdiction.

(d) There are no liens for material Taxes (other than such liens that are Permitted Liens) upon the assets of the Group.

(e) Each Company Group Member is in compliance in all material respects with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to each such Company Group Member, and to the knowledge of the Company, the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

(f) No Company Group Members is subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment, office or fixed place of business, employees or agents present, or otherwise as a tax resident in such other country.

(g) Except as contemplated by this Agreement, the Company Group Members have not taken any action (nor permitted any action to be taken), and the Company is not aware of any facts or circumstances (without conducting independent inquiry or diligence of SPAC), that would reasonably be expected to prevent, impair or impede the Mergers Intended Tax Treatment.

(h) The Company is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for all U.S. federal and applicable state and local income Tax purposes.

(i) No Company Group Member has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(j) No Company Group Member is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, or any contract between any of the Company Group Members).

(k) No Company Group Member has liability for the Taxes of any other Person (other than a Company Subsidiary): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), or (2) as a transferee or successor, other than, in each case, Taxes of any other Company Group Member.

(l) To the knowledge of the Company, (1) no Company Group Member is a “controlled foreign corporation” as defined in Section 957 of the Code and (2) no Company Group Member was a “passive foreign investment company” within the meaning of Section 1297 of the Code for its most recent completed taxable year or would reasonably be expected to be for the current taxable year based solely on the Company Group’s assets and operations through the Closing Date.

(m) During the two (2)-year period ending on the date of this Agreement, no Company Group Member was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(n) As of immediately before the Closing, Merger Sub 1 will be treated as an association taxable as a corporation, and Merger Sub 2 will be disregarded as separate from its owner, for U.S. federal income Tax purposes.

5.16 Brokers’ Fees. Except as set forth on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Group or any of its Affiliates for which SPAC or the Group has any obligation.

5.17 Insurance. Section 5.17 of the Company Disclosure Letter contains a list of all material policies or binders of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Group as of the date of this Agreement. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Group with respect to any such policy. No insurer has denied or disputed coverage of any claim under such insurance policies.

5.18 Permits. The Group has obtained, and maintained, and will hold immediately following the Closing, all material Permits required to permit the Group to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Group as currently conducted. Each material Permit held by the Group is and has been valid, binding and in full force and effect and to the knowledge of the Company, there is no act, fact, or omission that may threaten the validity and/or result in the revocation, suspension, termination, modification, impairment, or non-renewal of any such Permit in any material respect. Within the three (3) years prior to the date of this Agreement, the Group: (a) is not and has not been in default or material violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or material violation by the Group) in any material respect of any term, condition or provision of any material Permit to which it is a party; (b) is not or has not been the subject of any pending or, to the knowledge of the Company, threatened, Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material Permit; and (c) has not received any written notice that any Governmental Authority that has issued any material Permit intends to cancel, terminate, or not renew any such material Permit, except to the extent such Permit may be amended, replaced or reissued as a result of and as necessary to reflect the Transactions.

5.19 Equipment and Other Tangible Property. The Group owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Group as owned by the Group, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Group are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

5.20 Real Property.

(a) Section 5.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Group holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Group’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Group has delivered to SPAC true, correct and complete copies of all material leases, lease guaranties, subleases, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or to the Leased Real Property by or to the Group, including all amendments thereof (collectively, the “Real Property Leases”).

(iv) The Group is in compliance in all material respects with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and the Group has not received any notice alleging any material default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no material default or breach, nor any event that with notice or the passage of time would result in a material default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Group and its employees, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) The Group has not received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) Section 5.20(b) of the Company Disclosure Letter sets forth a complete list, including an address and description, of all real property owned in fee by the Group (“Owned Real Property”). Except as disclosed in Section 5.20(b) of the Company Disclosure Letter, with respect to Owned Real Property: (i) the Group has good and marketable indefeasible fee simple title, free and clear of all Liens (other than Permitted Liens); (ii) the Group has not leased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

5.21 Intellectual Property.

(a) Section 5.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or a domain name registry and is owned or purported to be owned by the Group, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”), specifying as to each item, as applicable (A) the jurisdiction/registrar, registration/application number, filing date, and issuance date; and (B) the owner. The Group is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all unregistered Intellectual Property owned or purported to be owned by the Group (together with the Company Registered Intellectual Property, the “Company Intellectual Property”), and all such Company Intellectual Property is, to the knowledge of the Company, subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Group in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date.

(c) Except as set forth on Section 5.21(c) of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the Group has not, within the three (3) years prior to the date of this Agreement, infringed upon, misappropriated or otherwise violated and is not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any Person in any material respect, and there is no Action pending to which the Group is a named party, or, to the knowledge of the Company, that is threatened, alleging the Group’s infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, validity, enforceability or use of any Company Intellectual Property in any material respect.

(d) Except as set forth on Section 5.21(d) of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company as of the date of this Agreement, (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Group has not sent to any Person within the three (3) years prior to the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e) The Group takes, and throughout the three (3) years prior to the date of this Agreement has taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and there has not been in such period any material unauthorized disclosure of or material unauthorized access to same in any manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f) To the knowledge of the Company, no IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious code or routine that permits unauthorized access or the unauthorized disablement or erasure of such IT System or information or data (or any parts thereof) of the Group or customers or partners of the Group.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company: (i) the Group’s use, distribution and conveyance of (A) software included in the Company Intellectual Property, and (B) Open Source Materials, if any, is, in each case, in material compliance with all Open Source Licenses applicable thereto; (ii) the Group has not used, incorporated, linked, called, modified, combined, been distributed with or derived from, or has not embedded in it any Open Source Materials in any manner that requires or purports to require any Company Intellectual Property to be subject to the terms of any Copyleft License in any material respect; and (iii) to the knowledge of the Company, no Person has the current or contingent right to access or possess any source code included in the Company Intellectual Property, and the Group has not disclosed, made available or provided to any Person or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Group that have confidentiality obligations to the Group with respect to same.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company: (i) no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Group’s full ownership of or its right to use or commercialize any such Company Intellectual Property or may impose any restrictions or obligations on the Group in respect thereof; and (ii) no facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority was received by or for the Group or used in the development of any Company Intellectual Property; and no Governmental Authority nor any military, university, college, other academic institution or research center owns, purports to own, has any other rights in or to, or any option to obtain any rights in or to, any Company Intellectual Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Person who has contributed to the creation or development of any Company Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to the Group all of such Person’s rights, title and interest in and to all such Company Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, no such Person is in violation of any such agreement. To the knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company Intellectual Property that is material to the business of the Company.

5.22 Privacy and Cybersecurity.

(a) Except as set forth on Section 5.22(a) of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group maintains and has maintained commercially reasonable, and, to the knowledge of the Company, is in compliance with, as applicable, and during the three (3) years prior to the date of this Agreement has maintained commercially reasonable, and, to the knowledge of the Company, been in compliance with, as applicable, (i) all applicable Laws, rules, policies, standards and requirements of applicable industry and self-regulatory organizations, (ii) the Group’s policies (the “Privacy Policies”), and (iii) the Group’s contractual obligations, in each case, of clauses (i)-(iii), concerning cybersecurity, Personal Information (and the collection, processing, sharing, storage, use, disclosure, retention, disposal, transfer and/or protection of same (collectively, “Processing”)), data privacy and security and the security of the IT Systems (collectively, clauses (i)-(iii), “Personal Information Laws and Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are not and have not been any Actions by any Person (including any Governmental Authority) pending to which the Group is a named party or to the knowledge of the Company, threatened against the Group, alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Group. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group has not received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the IT Systems are sufficient (including with respect to working condition, performance and capacity) for the purposes of the business of the Group as currently conducted; (ii) to the knowledge of the Company, there have been no breaches, unauthorized uses of or unauthorized access to, breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the IT Systems (or the data processed thereby), or any other incident that caused any disruption to or interruption in or to the use of such IT Systems or the conduct of the business of the Group in any respect other than those that were resolved without cost, liability or the duty to notify any Person; (iii) the Group takes, and has taken, commercially reasonable and legally compliant measures designed to protect confidential, sensitive or Personal Information processed by the Group against unauthorized access, use, modification, loss, disclosure or other misuse, including through administrative, technical and physical safeguards, and the Group has timely and reasonably remediated and addressed any and all audit findings related to the IT Systems; and (iv) the Group has not (A) to the knowledge of the Company, experienced any incident in which such information or any other proprietary information was stolen, lost or improperly accessed, destructed without authorization, processed, modified or disclosed in any respect, including in connection with a breach of security, or (B) received any written notice or complaint or Action from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint or Action been, to the knowledge of the Company, threatened against the Group.

5.23 Environmental Matters.

(a) The Group is and has been in compliance in all material respects with all Environmental Laws.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no release of any Hazardous Materials by the Group (i) at, in, on or under any Leased Real Property or in connection with the Group’s operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Group owned or leased such property or at any other location where Hazardous Materials generated by the Group have been transported to, sent, placed or disposed of.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group is not subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Group or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Action is pending or, to the knowledge of the Company, threatened, with respect to the Group’s compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

5.24 Nuclear Regulatory Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) the Group has not operated nor does it currently operate any “utilization facility” or “production facility,” as those terms are defined in the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act, whether or not owned, in whole or part, by the Group, and (ii) the Group does not possess a license from the NRC for the construction or operation, or construction and operation, of any utilization facility or production facility;

(b) the Group does not currently hold, and to the knowledge of the Company does not require, any license for the possession or use of nuclear materials in order to conduct its business, whether such materials are classified as “source materials,” “special nuclear materials,” or “byproduct materials” pursuant to the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act or pursuant to the Laws of a state, the governor of which has entered an agreement pursuant to Section 274(b) of the Atomic Energy Act; and

(c) (i) the Group is in material compliance with all applicable Laws relating to the design, licensing, construction and operation of a “utilization facility” and a “production facility,” as those terms are defined in the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act, and (ii) to the knowledge of the Company, the Group is not subject to any Law that prevents or materially inhibits the Group’s ability to design, license or fabricate systems, structures or components for, or construct, any such facilities, subject to the necessary approvals from an applicable Governmental Authority.

5.25 Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (i) except for the Transactions, the business of the Group has been conducted in all material respects in the ordinary course of business, and (ii) no action has been taken with respect to the Group or its businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Sections 7.1(a), 7.1(c), 7.1(d), 7.1(n) or 7.1(o). From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has been no Company Material Adverse Effect.

5.26 Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Prospectus and the Proxy Statement, as applicable, is first mailed to the shareholders of SPAC and certain of the Company’s shareholders, as applicable, and at the time of the SPAC Shareholder Meeting, the Proxy Statement/Prospectus and the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Article V, including in the preceding sentences of this Section 5.26), the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of SPAC or any of its Representatives specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement (or otherwise) shall require any legal, tax or other advisor to Group or the Merger Subs to provide an opinion that the Mergers qualify for the Mergers Intended Tax Treatment or otherwise qualify as a nonrecognition transaction.

5.27 Top Customers and Top Vendors.

(a) Section 5.27(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers (the “Top Customers”) and the top ten (10) vendors (the “Top Vendors”) of the Group, in each case, based on the aggregate value of the Group’s transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2025.

(b) None of the Top Customers or Top Vendors has informed in writing any of the Group that it will, or to the knowledge of the Company, has threatened to, terminate, cancel or materially limit or adversely modify any of its existing business with the Group (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is otherwise involved in or threatening a material dispute against the Group or its businesses.

5.28 Absence of Certain Business Practices and Anti-corruption Compliance.

(a) For the three (3) years prior to the date of this Agreement: (i) the Group and to the knowledge of the Company, its directors (where the director is a corporate person, its corporate director representative) and executive officers, are in compliance with all applicable Specified Business Conduct Laws in all respects and are not engaged nor have they engaged in any activity that would reasonably be expected to result in the Group becoming the subject or target of any Sanctions Laws; and (ii) the Group has not: (A) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (B) been a party to or the subject of any pending or, to the knowledge of the Company, threatened, Actions or any investigation by or before any Governmental Authority related to any violation of any Specified Business Conduct Law. As of the date hereof and during the three (3) years prior to the date of this Agreement, none of the Group, nor to the knowledge of the Company, any of its directors (where the director is a corporate person, its corporate director representative) and executive officers: (x) is the subject or target of any Sanctions Law; or (y) has used any funds, loaned, contributed or otherwise facilitated the activities of any Person that is the target of or controlled by a target of an applicable Sanctions Law.

(b) For the three (3) years prior to the date of this Agreement, neither the Group, nor to the knowledge of the Company, any director (where the director is a corporate person, its corporate director representative) or executive officer, has offered or given anything of value to (i) any official, executive, officer employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, executive, officer, employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office, in each case, in violation of the Specified Business Conduct Laws.

(c) The Group has instituted and maintains policies, procedures, and controls reasonably designed to ensure compliance in all material respects with the Specified Business Conduct Laws.

(d) The operations of the Group are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, applicable money laundering and terrorism financing statutes in all relevant jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

(e) To the knowledge of the Company, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

(f) To the knowledge of the Company, there are no whistleblower reports, allegations, or any other information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

5.29 Government Contracts; Government Grants.

(a) (i) The Group is, and has been, in compliance, in all material respects, with all applicable government procurement Laws in connection with every Contract with a Governmental Authority in all material respects, whether for the procurement of goods or services, to which they are a party (“Government Contract”) or to which they bid within the framework of a public tender (“Bid”); (ii) without limiting the foregoing, the Group is and has been in compliance with all material terms and conditions of all Government Contracts and Bids, and all representations made within the framework of a Government Contract or Bid were current, accurate and complete in all material respects when made; (iii) to the Company’s knowledge, no allegation has been made, either in writing or orally, that the Group has acted in violation of a Government Contract or Bid or was in breach of any applicable government procurement Laws; (iv) the Group has not, and, to the Company’s knowledge, nor has any director (where the director is a corporate person, its corporate director representative), executive officer been, (A) under administrative, civil or criminal investigation, audit or indictment with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid or (B) has been suspended or debarred from placing a Bid or entering a Government Contract; and (v) to the Company’s knowledge, no Governmental Authority or prime contractor, subcontractor or supplier has asserted any claim or initiated dispute resolution proceedings against the Group in connection with a Government Contract or Bid.

(b) The Governmental Grants to the Group, if any, were granted in material compliance with applicable Laws and the Group is in material compliance with the terms and conditions of those Governmental Grants. The Group is not obliged to return or refund any material Governmental Grant which it has already received, and to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to cause the Group to return or refund any Governmental Grant which it has already received.

5.30 Company Related Parties. Except as set forth in the Financial Statements (including the notes thereto pertaining to related party transactions) or Section 5.30 of the Company Disclosure Letter, no Company Shareholder, Affiliate of the Group (other than members of the Group), director or executive officer of the Group or any immediate family member of the foregoing (a) is a party to any material Contract, or has otherwise entered into any material transaction, understanding or arrangement, with any member of the Group, or (b) owns any material property or material right, tangible or intangible, which is used by the Group.

5.31 No Additional Representation or Warranties. Except as expressly set forth in this Article V, neither the Group or Merger Subs, nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates. Without limiting the foregoing, SPAC acknowledges that it and its advisors have made their own investigation of the Company Parties and the Group and, except as expressly set forth in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Group as conducted after the Closing, as contained in any materials provided by the Group or any of its Affiliates or any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8 or Section 6.12), or (ii) in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article VI), SPAC represents and warrants to the Company Parties as follows:

6.1 SPAC Organization. SPAC is an exempted company with limited liability that has been duly incorporated and is validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of SPAC as amended to the date of this Agreement, previously delivered by SPAC to the Company, are in full force and effect as of the date hereof, and are true, correct and complete, and the SPAC is not in breach or violation of any provisions contained in its Governing Documents in any material respect. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified and in good standing, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

6.2 Due Authorization.

(a) SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party, and (ii) (subject to the approvals described in Section 6.7 and the approval of the SPAC Shareholder Approval Matters) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the Transactions have been (A) duly and validly authorized and approved by the SPAC Board and (B) determined by the SPAC Board as in the best interests of, SPAC and the shareholders of SPAC as a whole, constituting a Business Combination, and recommended for approval by the shareholders of SPAC. No other corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Agreements to which it is or will be a party (other than the SPAC Shareholder Approval Matters). This Agreement has been, and at or prior to the Closing, the other Transaction Agreements to which it is or will be a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other Transaction Agreements to which it is or will be a party will constitute, assuming the due authorization, execution and delivery by the other parties thereto, legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) At a meeting duly called and held, the SPAC Board has duly approved the Transactions as a Business Combination, the First Plan of Merger, the execution of this Agreement and the other Transaction Agreements to which it is or will be a party by SPAC and the consummation of the Transactions (including the Mergers) in accordance with the Governing Documents of SPAC and determined to recommend the approval of the SPAC Shareholder Approval Matters by the shareholders of SPAC.  The vote to approve the SPAC Shareholder Approval Matters is the only vote of any holders of SPAC Securities necessary in connection with the consummation of the Transactions.

6.3 No Conflict. Subject to the approval of the SPAC Shareholder Approval Matters and receipt of the Governmental Approvals set forth in Section 6.7, the execution and delivery of this Agreement by SPAC and the other Transaction Agreements to which it is or will be a party by SPAC and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) prevent or materially impair or delay the ability of SPAC to enter into and perform its obligations under this Agreement and the Transactions or (ii) have, or would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

6.4 Litigation and Proceedings. There have been, and there are, no pending or, to the knowledge of SPAC, threatened, Actions against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There have been, and there are, no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There has been, and there is, no outstanding Governmental Order imposed upon SPAC, nor have been and are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, SPAC is in compliance with all applicable Laws in all material respects. Since its incorporation on August 13, 2024, SPAC has not received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to SPAC.

6.5 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC since February 27, 2025, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b) Except as set forth on Section 6.6(b) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Since February 27, 2025, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There are no Actions pending or, to the knowledge of SPAC, threatened, against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares, the SPAC Warrants or the SPAC Units or prohibit or terminate the listing of SPAC Class A Ordinary Share, the SPAC Warrants or the SPAC Units on Nasdaq.

(d) The SPAC SEC Filings contain true and complete copies of (i) the audited balance sheet as of December 31, 2024 and December 31, 2025, together with the auditor’s reports thereon, and unaudited statement of operations, cash flow and shareholders’ equity of SPAC for the years ended on December 31, 2024 and December 31, 2025 (the “SPAC Financial Statements”). Except as disclosed in the SPAC SEC Filings, the SPAC Financial Statements (A) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (C) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except for otherwise disclosed in the SPAC SEC Filings, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(g) SPAC is not party to, and does not have any commitment to become a party to, any material off-balance sheet partnership or any similar Contract or arrangement, including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

6.7 Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no Governmental Approval is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for (a) the filing of the Plans of Merger and such other documents and declarations as required by Section 233 of the Cayman Companies Act and the First Merger Surviving Company M&A and Second Merger Surviving Company M&A, with the Cayman Registrar in accordance with the Cayman Companies Act, and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, and (b) as otherwise disclosed on Section 6.7 of the SPAC Disclosure Letter or Section 5.6 of the Company Disclosure Letter.

6.8 Trust Account. As of the date of this Agreement, SPAC has at least US$209,220,000 in the Trust Account (including an aggregate of approximately US$7,043,750 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, or cash items, including deposits in banks, pursuant to the Investment Management Trust Agreement, dated as of February 27, 2025, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), as amended from time to time (the “Trust Agreement”). There are no separate Contracts, or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than the underwriters of the SPAC’s initial public offering (pursuant to Contracts that have been made available to the Company prior to the execution of this Agreement) and the shareholders of SPAC holding SPAC Public Shares sold in SPAC’s initial public offering, who shall have elected to redeem their SPAC Public Shares pursuant to SPAC’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, other than to pay Taxes and payments with respect to all SPAC Shareholder Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened, with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Merger Effective Time, the obligations of SPAC to liquidate and dissolve pursuant to SPAC’s Governing Documents shall terminate, and as of the First Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to liquidate and dissolve the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the First Merger Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their respective obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

6.9 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case, within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.10 Absence of Changes. Since December 31, 2025, there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

6.11 No Undisclosed Liabilities. Except for any SPAC Transaction Expenses, there is no liability, debt or obligation of, or claim or judgment against, SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), except for (a) Indebtedness reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings, (c) under or disclosed in the Transaction Agreements, or (d) which have not been, and would not reasonably be expected to be, material to SPAC.

6.12 Capitalization of SPAC.

(a) As of the date of this Agreement, the authorized share capital of SPAC is US$50,000, divided into (i) 479,000,000 SPAC Class A Ordinary Shares, of which 780,100 shares are issued and outstanding as of the date of this Agreement, excluding 20,125,000 SPAC Class A Ordinary Shares subject to possible redemption, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which 6,707,663 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of a par value of US$0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) and SPAC Warrants (as defined below) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b) As of the date of this Agreement and subject to the terms and conditions of the SPAC Warrant Agreement and the Closing Warrant Agreement, as applicable, each SPAC Warrant will be exercisable (after giving effect to the Merger) for one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents (US$11.50) per share. As of the date of this Agreement, 10,062,500 SPAC Public Warrants and 390,050 SPAC Private Placement Warrants are issued and outstanding. The SPAC Warrants are not exercisable until thirty (30) calendar days after the Closing. All outstanding SPAC Warrants: (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the Subscription Agreements, SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities. Except as disclosed in the SPAC SEC Filings, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Ordinary Shares or any other equity interests of SPAC.

(c) Except as contemplated by this Agreement and the Ancillary Agreements, SPAC has not granted and does not have any obligations to grant any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, warrants or units, the sale of treasury shares, or the repurchase or redemption of any SPAC Securities, the value of which is determined by reference to the SPAC Securities, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in SPAC.

(d) SPAC has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

6.13 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates for which SPAC or the Group has any obligation.

6.14 Business Activities.

(a) Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents, or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, Contract or Governmental Order binding upon SPAC or to which SPAC is a party, which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith) and as disclosed in the SPAC SEC Filings, SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of US$25,000 in the aggregate with respect to any individual Contract, other than SPAC Transaction Expenses that are set forth in Section 6.14(c) of the SPAC Disclosure Letter.

(d) SPAC does not: (i) produce, design, test, manufacture, fabricate or develop one or more “critical technologies”, as such term is defined at 31 C.F.R. § 800.215; (ii) perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”, as such term is defined at 31 C.F.R. § 800.212; or (iii) maintain or collect, directly or indirectly, “sensitive personal data”, as such term is defined at 31 C.F.R. § 800.241, of U.S. citizens.

6.15 Nasdaq Stock Market Quotation. The SPAC Class A Ordinary Shares, SPAC Public Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “NHIC”, “NHICW” and “NHICU”, respectively. SPAC has been and is in compliance with the rules of Nasdaq and, there has been and there is no Action or proceeding pending or, to the knowledge of SPAC, threatened, against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares, SPAC Units or SPAC Public Warrants or terminate the listing of SPAC Class A Ordinary Shares, SPAC Units or SPAC Public Warrants on Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares, SPAC Units or SPAC Public Warrants under the Exchange Act, except as contemplated by this Agreement.

6.16 Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A and when first mailed to shareholders of SPAC and at the time of the SPAC Shareholder Meeting, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), assuming the disclosures of the Company Parties and their respective Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of SPAC in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.17 SPAC Related Parties. Except as disclosed in Section 6.17 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions or entered into any Contract with any SPAC Related Parties that would be required to be disclosed in the Registration Statement or Proxy Statement. Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and with would become a breach of or default under, any such Contracts with SPAC Related Parties.

6.18 SPAC Material Contracts. Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (each such contract, a “SPAC Material Contract”) is an exhibit to the SPAC SEC Documents.

6.19 Taxes.

(a) All material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC (whether or not shown on any Tax Return) have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case, that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Governmental Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Governmental Authority is currently outstanding.

(c) No claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns of a particular type that SPAC is or may be subject to taxation of such particular type by that jurisdiction.

(d) There are no liens for material Taxes (other than such liens that are Permitted Liens) upon the assets of SPAC.

(e) Except as contemplated by this Agreement, SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any facts or circumstances (without conducting independent inquiry or diligence of any Company Group Member), that would reasonably be expected to prevent, impair or impede the Mergers Intended Tax Treatment.

(f) SPAC is not subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment in such other country.

(g) SPAC is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for all U.S. federal and applicable state and local income Tax purposes.

(h) SPAC is in compliance in all material respects with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to SPAC, and to the knowledge of SPAC the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

(i) SPAC is not and has not been a party to any “listed transaction” defined in Treasury Regulation Section 1.6011-4(b).

(j) SPAC is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(k) SPAC does not have liability for the Taxes of any other Person (other than a SPAC Subsidiary): (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), or (ii) as a transferee or successor, other than, in each case, Taxes of any other SPAC Affiliate.

(l) During the two (2) year period ending on the date of this Agreement, SPAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

6.20 Insurance. Except for directors’ and officers’ liability insurance policies as disclosed in Section 6.20 of the SPAC Disclosure Letter, SPAC does not maintain any insurance policies. True, correct and complete copies of such directors’ and officers’ liability insurance policies as in effect as of the date hereof have previously been made available to the Company Parties. All such policies are in full force and effect, all premiums due have been paid by SPAC, no notice of cancellation or termination has been received by SPAC with respect to any such policy. To the knowledge of SPAC, no insurer has denied or disputed coverage of any claim under an insurance policy.

6.21 Employees and Benefits. Section 6.21 of the SPAC Disclosure Letter sets forth a true, correct and complete list of the directors, officers and employees of SPAC. None of the SPAC or any of its Subsidiaries has ever sponsored, maintained, contributed to (or been required to contribute to), or has ever had any liability or obligation with respect to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) or any other compensation, retirement, health and welfare or other benefit plan, program, policy, agreement or arrangement. Neither the Ancillary Agreements nor the consummation of the Transactions (either alone or upon the passage of time) will (a) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee or director of, or independent contractor to, SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (b) result in forgiveness of indebtedness with respect to any director, officer and employee of SPAC.

6.22 No Additional Representation or Warranties. Except as expressly set forth in this Article VI, none of SPAC or any of its Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company Parties or their respective Affiliates and no such Person shall be liable in respect of the accuracy or completeness of any information provided to the Company Parties or their respective Affiliates. Without limiting the foregoing, each Company Party acknowledges that it and its advisors have made their own investigation of SPAC and, except as expressly set forth in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VII
COVENANTS

7.1 Conduct of Business by Company Parties. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (such period of time, the “Interim Period”), the Group and each Merger Sub shall, except (a) as contemplated, required or permitted by this Agreement (including the Capital Restructuring and the Company Earnout Bonus Issue) or the other Transaction Agreements (including as contemplated, required or permitted by the PIPE Investment), (b) as required by Law, (c) as set forth on Section 7.1 of the Company Disclosure Letter or (d) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Group in the ordinary course of business, and the Group and each Merger Sub shall use commercially reasonable efforts to (i) preserve its and their present business organizations, assets, rights, properties and goodwill in all material respects and (ii) preserve its and their present relationships with their customers, suppliers, vendors and other Persons with whom it and they have business relations in all material respects. Without limiting the generality of the foregoing, except (i) as set forth on Section 7.1 of the Company Disclosure Letter, (ii) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (iii) as contemplated, required or permitted by this Agreement (including the Capital Restructuring and the Company Earnout Bonus Issue) or the other Transaction Agreements (including as contemplated, required or permitted by the PIPE Investment) or (iv) as required by Law, during the Interim Period, the Group and each Merger Sub shall not:

(a) change or amend (whether by amendment, restatement, merger, consolidation, amalgamation or otherwise) the Governing Documents of the Company or the Merger Subs;

(b) make, declare, set a record date for or pay any dividend or distribution to the shareholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s share capital, shares or other equity interests, in each case, other than (i) the annual dividend distribution as approved by the annual general shareholders meeting of the Company or (ii) for the avoidance of doubt, dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(c) subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s capital share or equity interests;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, membership interests or other equity interests of the Company, in each case, other than the acquisition by the Company of any share capital, shares, membership interests or other equity interests of the Company or any Subsidiary thereof in connection with the forfeiture or cancellation of such interests or in connection with (or in respect of share capital, shares, membership interests or other equity interests underlying or issued upon vesting, settlement or exercise of) any equity awards granted under the Company Equity Plan;

(e) enter into, modify in any material respect, or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 5.12(a) of the Company Disclosure Letter or any Real Property Lease required to be listed on Section 5.12(a) of the Company Disclosure Letter, in each case, with a value in excess of US$10,000,000, and in each case, other than in the ordinary course of business consistent with past practice;

(f) sell, assign, transfer, convey, lease or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any tangible assets or properties of the Group with a value in excess of US$10,000,000, including the Leased Real Property, other than for (i) sales, assignments, transfers, conveyances or leases of tangible assets or properties of the Group in the ordinary course of business consistent with past practice and (ii) dispositions of obsolete or worthless equipment in the ordinary course of business;

(g) acquire any ownership interest in any real property with a value in excess of US$10,000,000;

(h) except as otherwise required by existing Company Benefit Plans, Contracts or applicable Law, (i) grant any material retention, change in control, transaction or similar bonuses to any executives of the Company, (ii) take any voluntary action to discretionarily amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Group, (iii) materially increase the compensation or benefits of any executive officer of the Group, other than in the ordinary course of business consistent with past practice, or (iv) enter into, materially amend or terminate any Company Benefit Plan (or any plan, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof), other than in the ordinary course of business consistent with past practice;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof with a transaction value in excess of US$5,000,000 in any individual transaction (or series of related transactions) or US$10,000,000 in the aggregate;

(j) make any material loans or material advances to any Person in excess of US$1,000,000, except for (i) advances to employees, officers or independent contractors of the Group for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business and (ii) payment terms for customers and suppliers in the ordinary course of business;

(k) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed income Tax Return or other material Tax Return, (iii) adopt or request permission of any Governmental Authority to change any material accounting method for Tax purposes, (iv) enter into any Tax allocation, Tax sharing or Tax indemnity agreement (other than any contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes or any contract between any of the Company Group Members), (v) (1) enter into any “closing agreement” as described in Section 7121 of the Code with the IRS, or (2) enter into any similar agreement with respect to material taxes under any similar provision of state, local or non-U.S. Law with any other Governmental Authority, (vi) settle any Action, claim, audit, or assessment in respect of any Taxes (other than any such settlement that would not reasonably be expected to cause any Company Group Member to be required to pay a material amount of Taxes or otherwise to cause a material impact to any Company Group Member’s Tax position in any taxable period or portion thereof beginning after the Closing Date), (vii) knowingly surrender or allow to expire any right to claim a refund of any material Taxes, or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect of any Tax attribute that would give rise to any claim or assessment of Taxes (other than any such extension or waiver with respect to a non-material claim or assessment granted in the ordinary course of business consistent with the applicable past practices of the Company Group Members);

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the qualification of the Mergers for the Mergers Intended Tax Treatment;

(m) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person, in each case, other than any Indebtedness or guarantee incurred in the ordinary course of business and with a Person other than any Affiliate of the Group (other than a member of the Group) in connection with the Group’s business operations which does not exceed US$10,000,000;

(n) issue any Company Ordinary Shares or securities exercisable for or convertible into Company Ordinary Shares, other than (i) pursuant to an equity financing on terms consistent with Section 7.1(n) of the Company Disclosure Letter (a “Pre-Closing Equity Financing”), (ii) in connection with the issuance of Company Ordinary Shares upon the vesting, settlement or exercise of any Company Options, Company RSUs or other equity incentive awards with respect to Company Ordinary Shares granted under the Company Equity Plan or (iii) the grant of Company Options, Company RSUs or other equity incentive awards with respect to Company Ordinary Shares under the Company Equity Plan in the ordinary course of business up to the maximum number of Company Ordinary Shares reserved for issuance thereunder as of the date hereof (subject to adjustment in accordance with the terms thereof) (provided that nothing herein shall limit the Company’s ability to promise to grant equity incentive awards under the Company Post-Closing Equity Plan and the Company Post-Closing ESPP to employees or other individual service providers of the Company and any Subsidiaries from and after the Closing so long as such promised equity incentive awards may not exceed, in the aggregate, the number of Company Ordinary Shares initially reserved for issuance under the Company Post-Closing Equity Plan or the Company Post-Closing ESPP, as applicable, pursuant to Section 7.22 below);

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than, for the avoidance of doubt, the Mergers, the Capital Reduction and the Capital Restructuring);

(p) waive, release, settle, compromise or otherwise resolve any material inquiry, investigation, claim, Action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than US$10,000,000 in the aggregate;

(q) (i) grant to, or agree to grant to, any Person any right to or interest in any Intellectual Property that is material to the Group other than in the ordinary course of business or otherwise on arms’ length terms, (ii) sell, dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Group (other than (A) incidental non-exclusive licenses entered into in the ordinary course of business and (B) the expiration of Company Registered Intellectual Property that cannot be further maintained or renewed by applicable statute), or (iii) permit any material Intellectual Property to become subject to a Lien (other than a Permitted Lien);

(r) other than as required by applicable Law, enter into, materially modify or amend, renew or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, works council, labor organization or group of employees of the Group as the bargaining representative for any employees of the Group;

(s) limit in any material respect the right of the Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, other than in connection with any Contract entered into in the ordinary course of business;

(t) amend in a manner materially detrimental to the Group, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of material business of the Group; or

(u) enter into any agreement to do any action prohibited under this Section 7.1.

7.2 SPAC Conduct of Business. During the Interim Period, except (i) as contemplated, required or permitted by this Agreement or the other Transaction Agreements (including as contemplated, required or permitted by the PIPE Investment), (ii) as required by Law, (iii) as set forth on Section 7.2 of the SPAC Disclosure Letter or (iv) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall operate its business in the ordinary course of business and SPAC shall use commercially reasonable efforts to (i) preserve its present business organization, assets, rights, properties and goodwill in all material respects and (ii) preserve its present relationships with its investors, vendors and other Persons with whom it has business relations in all material respects. Without limiting the generality of the foregoing, except (i) as set forth on Section 7.2 of the SPAC Disclosure Letter, (ii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (iii) as contemplated, required or permitted by this Agreement or the other Transaction Agreements (including as contemplated, required or permitted by the PIPE Investment) or (iv) as required by Law, SPAC shall not:

(a) except as contemplated by the SPAC Shareholder Approval Matters, seek any approval from the shareholders of SPAC or to change, modify or amend the Trust Agreement or the Governing Documents of SPAC;

(b) except as contemplated by the SPAC Shareholder Approval Matters, (i) make, declare, set a record date for or pay any dividend or distribution to the shareholders of SPAC or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s share capital, shares or other equity interests, (ii) subdivide, consolidate, reclassify or otherwise amend any terms of any of SPAC’s share capital, shares or other equity interests, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares, membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Public Shares made as part of the SPAC Shareholder Redemptions;

(c) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the qualification of the Mergers for the Mergers Intended Tax Treatment;

(d) enter into, renew or amend or waive in any material respect, any transaction or Contract with an Affiliate or other direct or indirect equityholder of SPAC or the Sponsor (including, for the avoidance of doubt, (x) the Sponsor, (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater and (z) any direct or indirect equityholder of the Sponsor);

(e) enter into, modify in any material respect, or terminate (other than expiration in accordance with its terms) any SPAC Material Contract;

(f) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SPAC or guaranty any debt securities of another Person, in each case, other than any indebtedness for borrowed money in respect of any Working Capital Loan which individually or in the aggregate does not exceed US$250,000;

(g) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the Transactions and the other Transaction Agreements or in support of the ordinary course operations of SPAC;

(h) (i) establish, adopt, modify, amend or terminate any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy, arrangement or Contract, (ii) grant or increase (or accelerate the timing of payment or funding of) any compensation or benefits (including, without limitation, any severance or change in control or retention payments) to any employee, director or independent contractor or (iii) (A) hire any employee or (B) engage any individual independent contractor or consultant;

(i) (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants, units or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof pursuant to any share incentive plan or otherwise, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(k) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(l) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law;

(m) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed income Tax Return or other material Tax Return, (iii) adopt or request permission of any Governmental Authority to change any material accounting method for Tax purposes, (iv) enter into any Tax allocation, Tax sharing or Tax indemnity agreement (other than any contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes), (v) (1) enter into any “closing agreement” as described in Section 7121 of the Code with the IRS, or (2) enter into any similar agreement with respect to material Taxes under any similar provision of state, local or non-U.S. Law with any other Governmental Authority, (vi) settle any Action, claim, audit, or assessment in respect of any Taxes (other than any such settlement that would not reasonably be expected to cause SPAC to be required to pay a material amount of Taxes or otherwise to cause a material impact to SPAC’s Tax position in any taxable period or portion thereof beginning after the Closing Date), (vii) knowingly surrender or allow to expire any right to claim a refund of any material Taxes, or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect of any Tax attribute that would give rise to any claim or assessment of Taxes (other than any such extension or waiver with respect to a non-material claim or assessment granted in the ordinary course of business consistent with the applicable past practices of SPAC);

(n) (i) acquire (including by merger, consolidation, acquisition of shares or assets, any other business combination or otherwise) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(o) waive, release, settle, compromise or otherwise resolve any material inquiry, investigation, claim, Action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than US$25,000 in the aggregate; or

(p) enter into any agreement to do any action prohibited under this Section 7.2.

7.3 Access. Prior to the Closing and subject to applicable Laws, SPAC and its Representatives, on the one hand, and the Company Parties and their Representatives, on the other hand, shall be entitled, to have such access to the management, officers, employees, accountants, properties, businesses and operations of each other and such examination (including the right to make copies) of the Contracts, work papers, Tax Returns and books and records of the other as it reasonably requests. Any such access and examination shall be conducted on reasonable advance notice, during regular business hours. The disclosing Party(ies) shall use its reasonable best efforts to cause its officers, employees, attorneys, accountants, consultants, agents and other Representatives to reasonably cooperate with the accessing Party(ies) and its Representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (a) unreasonably disrupt the operations of the disclosing Party(ies), taken as whole or (b) require the disclosing Party(ies) to disclose information that the disclosing Party(ies), based upon the written advice of outside counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the disclosing Party(ies) shall use reasonable best efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement).

7.4 Preparation and Delivery of Additional Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC (a) audited combined and consolidated balance sheets and the related combined and consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for the years ended December 31, 2024 and 2025, and combined and consolidated balance sheets and the related combined and consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group for each of the periods then ended, in each case, to the extent required to be included in the Registration Statement, Proxy Statement/Prospectus or any amendment or supplement thereto, audited in accordance with the standards of the PCAOB, prepared in accordance with IFRS as issued by the IASB, and containing the report of the Company’s auditors (the “Closing Company Audited Financial Statements”), and (b) unaudited condensed consolidated balance sheets and the related condensed consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for a year-to-date period ended as of the end of a different fiscal quarter, in each case, to the extent required to be included in the Registration Statement, Proxy Statement/Prospectus or any amendment or supplement thereto (the “Interim Financial Statements,” together with the Closing Company Audited Financial Statements, the “Financial Statements”). All such Financial Statements, together with any unaudited condensed consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, provided that the Interim Financial Statements shall be subject to normal and recurring year-end adjustments and, with respect to any unaudited financial statements, the absence of footnotes and (iii) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the Closing Company Audited Financial Statements and to review the Interim Financial Statements shall be, to the extent required by the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB, an independent registered public accounting firm with respect to the Company.

7.5 Exclusivity. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, the Group and the Merger Subs shall not, and the Group and the Merger Subs shall instruct and use their reasonable best efforts to cause its and their Representatives acting on its and their behalf not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Group or the Merger Subs to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Group or the Merger Subs in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal (other than to or with SPAC and its Representatives), (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state (other than in connection with the Transactions), (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, (e) prepare or take any steps in connection with a public offering of any equity securities of the Company Parties, or a newly formed holding company of the Company Parties (other than in connection with the Transactions), or (f) otherwise knowingly cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything to the contrary in this Agreement, the Group and the Merger Subs and their Subsidiaries and their respective Representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions contemplated, required or permitted in this Agreement or the other Transaction Agreements. From and after the date hereof, the Group and the Merger Subs shall, and shall instruct their respective officers and directors to, and the Group and the Merger Subs shall instruct and cause their respective Representatives acting on their behalf to, (i) immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than with SPAC and its Representatives) and (ii) provide prompt written notice to SPAC of its receipt of any Acquisition Proposal from any third party, including the details and terms thereof. Notwithstanding the foregoing or any other provisions of this Agreement, the Company Board may consider and participate in negotiations with respect to an unsolicited Acquisition Proposal relating to the Company, and may furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Group to any Person in response to such Acquisition Proposal, where the Company Board determines in good faith, after consultation with outside legal counsel, that a failure to take such action with respect to such offer or proposal as applicable, would constitute a breach of its fiduciary duties under applicable Law; provided that the Company shall promptly (and in any event within three (3) Business Days) (A) notify SPAC if any inquiry, proposal or offer relating to an Acquisition Proposal with respect to the Company, or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Change in Recommendation, is received by the Company or any of its Representatives, including the identity of the Person or group of Persons making such inquiry, proposal or offer, (B) keep SPAC reasonably informed of any material developments, discussions or negotiations regarding such inquiry, proposal or offer (including any changes to the terms thereof) and any Company Change in Recommendation with respect thereto and (C) upon the request of SPAC, reasonably inform SPAC of the status of such inquiry, proposal or offer or a Company Change in Recommendation with respect thereto.

7.6 No Solicitation by SPAC. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, SPAC shall not, and SPAC shall instruct and use its reasonable best efforts to cause its Representatives acting on its behalf not to, (a) make any inquiry, proposal or offer with respect to a Business Combination Proposal, other than to or with the Company and its Representatives, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives, (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, or (e) otherwise knowingly cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any with respect to a Business Combination Proposal. From and after the date hereof, SPAC shall, and SPAC shall instruct and use its reasonable best efforts to cause its Representatives acting on its behalf to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than with the Company and its Representatives).

7.7 Preparation of Registration Statement/Proxy Statement/Prospectus; Shareholders’ Meetings and Approvals.

(a) Registration Statement/Proxy Statement/Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company Parties shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials (such acceptance not to be unreasonably withheld, conditioned or delayed), which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the shareholders of SPAC relating to the SPAC Shareholder Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) SPAC and the Company shall prepare and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Company Ordinary Shares and the Company Warrants that will be issued in connection with the Mergers (the “Registration Statement Securities”). Each of SPAC and the Company Parties shall use its reasonable best efforts to (A) cause the Proxy Statement/Prospectus to comply in all material respects with the rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, and (C) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective through the Closing. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require any legal, tax or other advisor to the Company or SPAC to provide an opinion that the Mergers qualify for the Mergers Intended Tax Treatment or otherwise qualify as a nonrecognition transaction. SPAC and the Company Parties also agree to use their reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions. Each of SPAC and the Company agrees to furnish to the other Party all such information concerning itself, its Subsidiaries and its and their officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or as may be reasonably requested in connection with the Proxy Statement/Prospectus, a Current Report on Form 8-K or Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company Parties or their respective Subsidiaries to any regulatory authority (including the applicable Stock Exchange) in connection with the Transactions (the “Offer Documents”). SPAC will cause the Proxy Statement/Prospectus to be disseminated to the shareholders of SPAC, in each case, promptly after the Registration Statement is declared effective under the Securities Act, in accordance with the SPAC Articles and applicable Law. The Company as the filer and registrant of the Registration Statement shall be responsible for and pay the SEC filing fees and its own out-of-pocket costs for the preparation and filing of the Proxy Statement/Prospectus and other related fees, and SPAC shall be responsible for and pay the costs of printing and mailing the Proxy Statement/Prospectus to the shareholders of SPAC.

(ii) To the extent not prohibited by Law, the Company Parties will advise SPAC reasonably promptly after the Company receives notice thereof, of the time when the Proxy Statement/Prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Prospectus or for additional information. To the extent not prohibited by Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Proxy Statement, the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and such filing Party shall give reasonable and good faith consideration to any comments made by the other Party and its counsel. To the extent not prohibited by Law, SPAC and the Company Parties shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement, Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of SPAC and the Company Parties shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will not, at the date it is first mailed to the shareholders of SPAC and at the time of the SPAC Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If, at any time prior to the Closing, any information relating to the Company Parties, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company Parties or SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of SPAC.

(b) SPAC Shareholder Approval.

(i) SPAC shall (A) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (1) cause the Proxy Statement/Prospectus to be disseminated to shareholders of SPAC in compliance with the SPAC Articles and applicable Law, (2) duly (I) give notice of and (II) convene and hold an extraordinary general meeting of the shareholders of SPAC (the “SPAC Shareholder Meeting”) in accordance with the SPAC Articles, the Nasdaq rules and regulations and all applicable Laws for a date no later than thirty (30) days following the date the Registration Statement is declared effective, and (iii) use its reasonable best efforts to obtain the approval of the SPAC Shareholder Approval Matters at the SPAC Shareholder Meeting, including by soliciting proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the SPAC Shareholder Approval Matters, and (B) provide the SPAC Public Shareholders with the opportunity to elect to effect a SPAC Shareholder Redemption. SPAC shall, through the SPAC Board, recommend to shareholders of SPAC the approval of the SPAC Shareholder Approval Matters (the “SPAC Board Recommendation”) and include such recommendation in the Proxy Statement. The SPAC Board shall not (and no committee or subgroup thereof shall) amend, change, withdraw, withhold, qualify or modify the SPAC Board Recommendation (a “SPAC Change in Recommendation”) and shall use reasonable best efforts to take all other action to obtain the approval of the SPAC Shareholder Approval Matters at the SPAC Shareholder Meeting, including by soliciting proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the SPAC Shareholder Approval Matters.

(ii) Notwithstanding the foregoing, at any time prior to, but not after, obtaining the approval of the SPAC Shareholder Approval Matters, solely in response to a SPAC Intervening Event, the SPAC Board may make a SPAC Change in Recommendation if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such SPAC Intervening Event, a failure to make a SPAC Change in Recommendation would be inconsistent with the SPAC Board’s fiduciary duties under applicable Law; provided that the SPAC Board will not be entitled to make, or agree or resolve to make, a SPAC Change in Recommendation until (A) SPAC delivers to the Company a written notice (a “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Intervening Event has occurred, (B) until 5:00 p.m., New York time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. New York time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice, the “SPAC Intervening Event Notice Period”) (it being understood that any material development with respect to such SPAC Intervening Event shall require a new notice with an additional five (5) Business Day period from the date of such notice), SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the SPAC Intervening Event Notice Period to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such SPAC Change in Recommendation, and (C) if the Company requested negotiations in accordance with the foregoing clause (B), SPAC may make a SPAC Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the SPAC Intervening Event Notice Period, offered in writing in a manner that would form a binding Contract if accepted by SPAC (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a SPAC Change in Recommendation would be inconsistent with the SPAC Board’s fiduciary duties under applicable Law. For the avoidance of doubt, a SPAC Change in Recommendation will not affect SPAC’s obligations pursuant to this Section 7.7(b) (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(iii) To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholder Meeting and submit for approval at such SPAC Shareholder Meeting the SPAC Shareholder Approval Matters and (y) SPAC agrees that if the approval of the SPAC Shareholder Approval Matters shall not have been obtained at any such SPAC Shareholder Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 7.7(b), and hold additional SPAC Shareholder Meetings in order to obtain the approval of the SPAC Shareholder Approval Matters. SPAC may only postpone the SPAC Shareholder Meeting, or the chairman of the SPAC Shareholder Meeting may adjourn the SPAC Shareholder Meeting with consent of the SPAC Shareholder Meeting, (A) to solicit additional proxies for the purpose of obtaining the approval of the SPAC Shareholder Approval Matters, (B) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that SPAC or the Company reasonably determines is necessary to comply with applicable Laws, is provided to the shareholders of SPAC in advance of a vote on the approval of the SPAC Shareholder Approval Matters, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the shareholders of SPAC prior to the SPAC Shareholder Meeting, (D) subject to the Company’s prior written consent to such adjournment or postponement in the case of this clause (D), in order to permit withdrawals from SPAC Public Shareholders who have exercised their SPAC Shareholder Redemption right, (E) to comply with applicable Law, or (F) with the Company’s prior written consent; provided that, in any case, the SPAC Shareholder Meeting (x) may not be adjourned or postponed to a date that is more than fifteen (15) calendar days after the date for which the SPAC Shareholder Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than ten (10) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Public Shares the opportunity to elect redemption of such SPAC Public Shares in connection with the SPAC Shareholder Meeting, as required by SPAC’s Governing Documents.

(c) Company Shareholder Approval.

(i) As promptly as reasonably practicable, the Company shall in accordance with the Company’s Governing Documents and the UK Companies Act give notice of one or more general meetings of its shareholders and use reasonable best efforts to, no later than SPAC Shareholder Meeting, duly convene and hold one or more general meetings of its shareholders (all such meetings collectively, the “Company Shareholder Meeting”), in accordance with the UK Companies Act and the Company’s Governing Documents, for the purposes of considering the following resolutions proposed by the Company’s directors: (A) the approval of the Capital Restructuring; (B) to the extent required by applicable Law, the approval of the transactions contemplated by this Agreement as they pertain to the Company (including, without limitation, the Mergers); (C) the approval of the issuance of the Company Ordinary Shares (including to the holders of SPAC Ordinary Shares and the PIPE Investors) in connection with the Transactions and as required by Stock Exchange listing requirements; (D) the adoption (in substitution for the existing articles of association of the Company) and approval of the A&R Articles of Association, (E) the approval or authorization of the Company Earnout Share Bonus Issue; (F) to the extent required by applicable Law, the adoption and approval of the Company Post-Closing Equity Plan; (G) the adoption and approval of each other proposal that either the SEC or the Stock Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto; and (H) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (collectively, the “Company Shareholder Resolutions”, and the approval by the Company Shareholders of the Company Shareholder Resolutions, the “Company Shareholder Approval”). The Company, through the Company Board, shall recommend to the Company Shareholders that they vote in favor of each of the Company Shareholder Resolutions (the “Company Board Recommendation”). The Company may postpone or adjourn any Company Shareholder Meeting (1) to solicit additional proxies for the purpose of passing the Company Shareholder Resolutions, (2) for the absence of a quorum, or (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that the Company or the Company Board has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Shareholders prior to such Company Shareholder Meeting; provided that, without the consent of SPAC, in no event shall the Company adjourn the general meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Agreement End Date. The Company shall promptly: (I) notify SPAC of the outcome of the vote of the Company Shareholders on the Company Shareholder Resolutions at the relevant Company Shareholder Meeting; (II) deliver to SPAC a copy of the duly passed Company Shareholder Resolutions; (III) to the extent required by applicable Laws of England and Wales, file the duly passed Company Shareholder Resolutions with Companies House.

(ii) Notwithstanding the foregoing or any other provision of this Agreement, if the Company Board receives an unsolicited Acquisition Proposal with respect to the Company and the Company Board determines in good faith, after consultation with outside legal counsel, that a failure to make a change in the Company Board Recommendation would be inconsistent with the Company Board’s fiduciary duties under applicable Law and the Company has otherwise complied with its obligations under Section 7.5, then the Company Board may amend, change, withdraw, withhold, qualify or modify the Company Board Recommendation to the extent required to comply with its fiduciary duties under applicable Law (a “Company Change in Recommendation”).

(iii) Additionally, notwithstanding the foregoing, at any time prior to, but not after, obtaining the Company Shareholder Approval, in response to a Company Intervening Event, the Company Board may make a Company Change in Recommendation if the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Company Intervening Event, a failure to make a Company Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided that the Company Board will not be entitled to make, or agree or resolve to make, a Company Change in Recommendation until (A) the Company delivers to SPAC a written notice (an “Company Intervening Event Notice”) advising SPAC that the Company Board proposes to take such action and containing the material facts underlying the Company Board’s determination that a Company Intervening Event has occurred, (B) until 5:00 p.m., New York time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Intervening Event Notice (such period from the time the Company Intervening Event Notice is provided until 5:00 p.m. New York time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Intervening Event Notice, the “Company Intervening Event Notice Period”) (it being understood that any material development with respect to such Company Intervening Event shall require a new notice with an additional five (5) Business Day period from the date of such notice), the Company and its Representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC during the Company Intervening Event Notice Period to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Board Recommendation and not make such Company Change in Recommendation, and (C) if SPAC requested negotiations in accordance with the foregoing clause (B), the Company may make a Company Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the Company Intervening Event Notice Period, offered in writing in a manner that would form a binding Contract if accepted by the Company (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Company Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

7.8 Support of Transaction. Without limiting any covenant contained in Article VII, the Group and Merger Subs shall, and SPAC shall, (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of, and make any required notices to, third parties (other than any Governmental Authority) that any of SPAC, the Group, or the Merger Subs, or their respective Affiliates are required to obtain in order to consummate the Mergers; provided that, in no event shall the Company or any of its Affiliates be required to pay any consideration, incur any liability, or make any concession (including any modification, amendment or waiver to the terms of any existing agreement or arrangement) to any third party in order to obtain any such consent or approval), and (b) use reasonable best efforts to take such other action as soon as practicable as may be reasonably necessary or as another Party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable and in accordance with all applicable Law.

7.9 Regulatory Authorizations; Other Filings.

(a) Each of the Company Parties and SPAC shall use their reasonable best efforts to (i) cooperate in good faith with any Governmental Authority and to (ii) take any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the Transactions (the “Regulatory Authorizations”) as promptly as practicable prior to the Agreement End Date. Each of the Company Parties and SPAC shall use reasonable best efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Authorization with respect to the Transactions as promptly as practicable after the execution of this Agreement.

(b) With respect to each of the Regulatory Authorizations and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company Parties and SPAC shall: (i) use its reasonable best efforts to diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law or otherwise directed by the relevant Governmental Authority, each Party hereto shall keep the other Party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company Parties shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other Parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Authorization contemplated in this Agreement without the prior written consent of the other Parties. To the extent not prohibited by Law or otherwise directed by the relevant Governmental Authority, the Company Parties agree to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided that SPAC or the Company Parties, as appropriate, may redact materials to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or SPAC’s consideration of the Transactions or other competitively sensitive material.

7.10 PIPE Investment. Each of SPAC and the Company shall use their reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Investment on the terms and conditions set forth in the Subscription Agreements, including maintaining in effect the Subscription Agreements and exercising their respective rights to specifically enforce the Subscription Agreements pursuant to the terms thereof.

7.11 Indemnification and Insurance.

(a) From and after the Closing, the Company agrees that it shall indemnify and hold harmless each present and former director and officer of SPAC (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the activities of SPAC) (the “SPAC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Actions, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Merger Effective Time, whether asserted or claimed prior to, at or after the First Merger Effective Time, to the fullest extent that SPAC would have been permitted under applicable Law and its Governing Documents in effect on the date of this Agreement to indemnify such SPAC Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall cause the Second Merger Surviving Company to (i) maintain for a period of not less than six (6) years from the Closing provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC Indemnified Parties that are no less favorable to those Persons than the provisions of the Governing Documents of SPAC, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of the SPAC Indemnified Parties thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, the Company shall maintain in effect directors’ and officers’ liability insurance with respect to claims existing or occurring at or prior to the First Merger Effective Time (the “D&O Tail”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies on terms not materially less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 300% of the most recent aggregate annual premium paid or payable by SPAC for any such insurance policy for the 12-month period during which this Agreement is entered into; provided that (i) at the Company’s written direction, the Company’s obligations under this Section 7.11(b) shall be satisfied by directing SPAC to cause coverage to be extended under its current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Merger Effective Time, subject to the limitation of the annual premium mentioned in the foregoing sentence under this Section 7.11(b), and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.11 shall be continued in respect of such claim until the final disposition thereof. The cost of the D&O Tail shall be borne by the Company.

(c) The rights of the SPAC Indemnified Parties hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Second Merger Surviving Company’s Governing Documents, any other indemnification arrangement, applicable Law or otherwise. The obligations of the Company under this Section 7.11 shall not be terminated or modified in such a manner as to materially adversely affect any SPAC Indemnified Parties without the consent of such SPAC Indemnified Parties.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.11 (i) shall survive the consummation of the Mergers and shall be binding, jointly and severally, on the Company and all successors and assigns of the Company and (ii) is expressly intended to benefit, and is enforceable by, each of the SPAC Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.11. In the event that the Company or any of its successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company shall ensure that proper provision shall be made so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 7.11.

7.12 Section 16 Matters. Prior to the Closing, and to the extent applicable, SPAC and the Company shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of equity securities (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) of SPAC and the Company, respectively, resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13 Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable on account of Redeeming SPAC Shares pursuant to their exercise of SPAC Shareholder Redemption rights, (B) pay the Unpaid Company Expenses and the Unpaid SPAC Expenses in accordance with Section 4.3, and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Company for its immediate use (subject to any applicable terms and conditions of the Sponsor Support Agreement), in the case of each of clauses (A), (B) and (C), by wire transfer of immediately available funds from the Trust Account, subject to any applicable terms of this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.14 Nasdaq Listing. From the date hereof through the Closing, SPAC shall ensure SPAC remains listed as a public company on Nasdaq.

7.15 SPAC Public Filings. From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

7.16 Company Securities Listing. The Company Parties will use their reasonable best efforts to cause: (a) the Company’s initial listing application with the applicable Stock Exchange in connection with the Transactions to be approved; (b) the Company to satisfy all applicable initial listing requirements of the applicable Stock Exchange; and (c) the Company Ordinary Shares to be approved for listing on the applicable Stock Exchange (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. The Company shall pay all fees to be charged by the applicable Stock Exchange for listing of the Company Ordinary Shares.

7.17 Tax Matters.

(a) The Parties intend that, for United States federal income Tax purposes, (i) the Mergers, taken together, qualify for the Mergers Intended Tax Treatment and (ii) this Agreement and the Sponsor Support Agreement are, and are hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) The Company intends that, for United States federal income Tax purposes, (i) the Recapitalization qualify for the Recapitalization Intended Tax Treatment and (ii) this Agreement is, and is hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c) Each of SPAC and the Company Parties shall use its respective reasonable best efforts to (i) cause the Mergers under this Agreement to qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action which to its knowledge could reasonably be expected to prevent, impair or impede the Mergers from qualifying, for the Mergers Intended Tax Treatment, (ii) report the Mergers consistently with the Mergers Intended Tax Treatment (including by attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with any U.S. federal income Tax Return filed by SPAC or the applicable Company Party, as applicable, for the taxable year in which the Mergers are effected) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law and (iii) cooperate with each other and their respective tax counsel to document and support the Mergers Intended Tax Treatment (including without limitation to the covenants set forth in Section 7.17(f)).

(d) Each of the Parties hereto shall (and shall cause its respective Affiliates to) cooperate, as and to the extent reasonably requested by another Party hereto, in connection with the filing of relevant Tax Returns, and the defense of any Tax audit or similar Tax proceeding. Such cooperation shall include using commercially reasonable efforts to retain and (upon the other Party’s request) provide records and information reasonably relevant and available to any Tax audit or similar Tax proceeding, and, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(e) If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that a tax opinion be prepared and submitted regarding the qualification of the Mergers for the Mergers Intended Tax Treatment, SPAC will use its commercially reasonable best efforts to cause U.S. tax counsel engaged by SPAC to deliver such tax opinion to SPAC. In such case, each Party shall use commercially reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax counsel in form and substance reasonably satisfactory to such counsel (the “Tax Representation Letters”). Notwithstanding anything to the contrary in this Agreement, no Party shall be required to deliver a Tax representation letter that includes any untrue statement of fact, and Loeb & Loeb LLP shall not be required to provide any opinion to any Party regarding the tax consequences of the Recapitalization to any party or of any other transaction contemplated herein to the Company or its shareholders.

(f) The Company shall timely file, or cause to be filed, an IRS Form 8832 entity classification election to treat Merger Sub 2 as an entity disregarded as separate from the Company effective as of the date of Merger Sub 2’s formation.

7.18 No Trading. The Company Parties acknowledge and agree that they are aware, and that to the extent practicable, the Company Parties have made the Company’s Affiliates aware of, the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

7.19 Shareholder Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against SPAC or the Company Parties, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Closing (the “Shareholder Litigation”), SPAC or the Company Parties, as applicable, shall promptly notify the other Party in writing of any such Shareholder Litigation and shall keep the other Party reasonably informed with respect to the status thereof.

7.20 Notices of Certain Events.

(a) During the Interim Period, each of SPAC and the Company Parties shall reasonably promptly notify the other Party of:

(i) any written notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any material Action or other material rights by or on behalf of such Person or result in the loss of any material rights or privileges of SPAC or the Group, as applicable, to any such Person or create any Lien on any of SPAC’s or the Group’s, as applicable, assets;

(ii) any notice or other communication from any Governmental Authority that is material to the Transactions;

(iii) any material Action commenced or threatened in writing against, relating to or involving or otherwise affecting the consummation of the Transactions;

(iv) any fact, matter or circumstance that would or would be reasonably likely to give rise to or result in a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable; and

(v) any material inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied.

(b) Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 7.20 shall not give rise to any liability of the Company Parties or SPAC or be taken into account in determining whether the conditions in Article VIII have been satisfied or give rise to any right of termination set forth in Article IX.

7.21 SPAC Warrant Agreement. Prior to the Closing, the Company, SPAC and the warrant agent thereunder shall negotiate in good faith the Warrant Adoption Agreement, pursuant to which, among other things, (i) SPAC will terminate the SPAC Warrant and (ii) the Company will adopt the Company Warrant Agreement, in each case, to provide for the existence of warrants of the Company, each of which will represent the right to receive, from the Closing, a warrant to purchase one Company Ordinary Share, on the terms and subject to the conditions set forth therein and in accordance with Section 3.7(a)(v); provided that the Company may, in its good faith discretion, elect to instead amend and restate the SPAC Warrant Agreement to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Ordinary Share, on the terms and subject to the conditions set forth therein (the “A&R Warrant Agreement”, and as between the A&R Warrant Agreement and the Warrant Adoption Agreement, the agreement entered into at Closing among the Company, SPAC and warrant agent shall be referred to as the “Closing Warrant Agreement”).

7.22 Company Post Closing Equity Incentive Programs.

(a) Prior to (or effective as of immediately prior to) the First Merger Effective Time, the Company shall cause to be approved and adopted the Company Post-Closing Equity Plan, which shall be on terms and conditions as determined by the Company; provided that (i) the number of Company Ordinary Shares initially reserved for issuance under the Company Post-Closing Equity Plan shall be equal to (A) 10% of the total number of Company Ordinary Shares outstanding as of immediately following the Closing (for the avoidance of doubt, after giving effect to the Capital Restructuring and as determined on a fully-diluted basis) plus (B) the aggregate number of Company Ordinary Shares underlying the Company Earnout Bonus Options and Company Earnout Bonus RSUs and (ii) the Company Post-Closing Equity Plan shall include an automatic annual increase to such share reserve, beginning with the first fiscal year of the Company following the year in which the Closing occurs and ending with the fiscal year of the Company that is nine (9) years thereafter, equal to the lesser of (x) 5% of the total number of Company Ordinary Shares outstanding on the last day of the immediately preceding fiscal year of the Company or (y) a lesser number of shares of the Company Ordinary Shares determined by the post-Closing board of the Company or a duly authorized committee of the post-Closing board of the Company in its discretion. The share limits set forth in this Section 7.22(a) shall be subject to equitable adjustment in accordance with the terms of the Company Post-Closing Equity Plan.

(b) Prior to (or effective as of immediately prior to) the First Merger Effective Time, the Company shall cause to be approved and adopted the Company Post-Closing ESPP, which shall be on terms and conditions as determined by the Company; provided that (i) the number of Company Ordinary Shares initially reserved for issuance under the Company Post-Closing ESPP shall be equal to 2% of the total number of Company Ordinary Shares outstanding as of immediately following the Closing (for the avoidance of doubt, after giving effect to the Capital Restructuring and as determined on a fully-diluted basis) and (ii) the Company Post-Closing ESPP shall include an automatic annual increase to such share reserve, beginning with the first fiscal year of the Company following the year in which the Closing occurs and ending with the fiscal year of the Company that is nine (9) years thereafter, equal to the lesser of (x) 1% of the total number of Company Ordinary Shares outstanding on the last day of the immediately preceding fiscal year of the Company or (y) a lesser number of shares of the Company Ordinary Shares determined by the post-Closing board of the Company or a duly authorized committee of the post-Closing board of the Company in its discretion. The share limits set forth in this Section 7.22(b) shall be subject to equitable adjustment in accordance with the terms of the Company Post-Closing ESPP.

7.23 Post-Closing Board of Directors; Corporate Governance. The Parties shall take all necessary action so that, effective as of the Closing, the Company’s board of directors (the “Post-Closing Board”) will (a) contain at least one director who is a director on the SPAC Board immediately prior to the Closing and (b) be divided into three classes of directors with “staggered” terms as determined by the Company (including with respect to which director is part of which class). The Post-Closing Board shall satisfy the listing requirements of the Stock Exchange on which the Company Ordinary Shares are to be listed upon the Closing (including where relevant after giving effect to the “controlled company” exception under relevant listing rules).

Article VIII
CONDITIONS TO OBLIGATIONS

8.1 Conditions to Obligations of SPAC and the Company Parties. The obligations of SPAC and the Company Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the approval of the SPAC Shareholder Approval Matters shall have been obtained and shall remain in full force and effect;

(b) the Company Shareholder Approval shall have been obtained and shall remain in full force and effect;

(c) the Capital Restructuring shall have been completed in accordance with the terms hereof;

(d) there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided that the Governmental Authority issuing such Governmental Order has competent jurisdiction over the Parties hereto with respect to the Transactions;

(e) after deducting the SPAC Shareholder Redemptions amount, SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(f) the Company’s listing application with Nasdaq (or, at the Company’s election, another Stock Exchange) in connection with the Mergers shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq (or, at the Company’s election, another Stock Exchange) and the Company shall not have received any notice of non-compliance therewith, and the Company Ordinary Shares to be issued in connection with the Mergers shall have been conditionally approved for listing on Nasdaq (or, at the Company’s election, another Stock Exchange), subject to official notice of issuance;

(g) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect suspending the effectiveness of the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn; and

(h) the Closing Warrant Agreement has been duly executed and delivered by the Company, SPAC and the warrant agent thereunder.

8.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects, in each case, as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representation and warranty of the Company contained in the second sentence of Section 5.25 shall be true and correct as of the Closing Date in all respects, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the second sentence of Section 5.25 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except for, in the case of this clause (iii) only, inaccuracies or omissions that would not reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company Parties to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) there shall not have occurred a Company Material Adverse Effect after the date of this Agreement that is continuing.

8.3 Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the representations and warranties of SPAC contained in the first and second sentences of Section 6.1 (SPAC Organization), Section 6.2 (Due Authorization), Section 6.3 (No Conflict), Section 6.4 (Litigation and Proceedings), Section 6.7 (Governmental Authorities; Approvals), Section 6.12 (Capitalization of SPAC), Section 6.13 (Brokers’ Fees), and Section 6.17 (SPAC Related Parties) (collectively, the “SPAC Fundamental Warranties”) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, (ii) the representation and warranty of SPAC contained in Section 6.10 shall be true and correct as of the Closing Date in all respects, and (iii) each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Warranties and Section 6.10) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except for, in the case of this clause (iii) only, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(b) each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) there shall have not occurred a SPAC Material Adverse Effect after the date of this Agreement that is continuing;

(d) the Total Cash Proceeds Amount shall be no less than US$200,000,000; and

(e) the SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants shall remain, as of immediately prior to the First Merger Effective Time, listed on a Stock Exchange and SPAC shall have been in material compliance with the reporting requirements under the Exchange Act applicable to the SPAC.

Article IX
TERMINATION/EFFECTIVENESS

9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written consent of both the Company and SPAC at any time;

(b) by the Company or SPAC, if the Closing shall not have occurred by 5:00 p.m. (New York time) on the date that is six months from the date of this Agreement (the “Agreement End Date”); provided that neither the Company nor SPAC may terminate this Agreement pursuant to this Section 9.1(b) if it is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VIII prior to the Agreement End Date or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c) by the Company or SPAC, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order, which has become final and non-appealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers;

(d) subject to Section 7.7(b), by the Company or SPAC, if the approval of the SPAC Shareholder Approval Matters shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholder Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(e) subject to Section 7.7(c), by the Company or SPAC, if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(f) by (i) the Company, if the SPAC Board shall have made a SPAC Change in Recommendation or (ii) SPAC, if the Company Board shall have made a Company Change in Recommendation;

(g) by the Company, if there shall have been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SPAC’s ability to consummate the Transactions;

(h) by the Company, if SPAC is in material breach of any of its obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of the Company Parties to consummate the Closing set forth in Section 8.3, provided that if such material breaches are curable by SPAC, then such termination shall not be effective for a period of up to thirty (30) calendar days after receipt by SPAC of notice from the Company of such material breaches, but only as long as SPAC continues to use its reasonable best efforts to cure such material breaches, and such termination by the Company shall be effective by the end of such thirty (30) calendar days if such breach has not been cured;

(i) by SPAC, if the Company has suffered or there is a Company Material Adverse Effect that is continuing; and

(j) by SPAC, if the Company Parties are in material breach of any of their respective obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of SPAC to consummate the Closing set forth in Section 8.2, provided that if such material breaches are curable by the Company Parties, then such termination shall not be effective for a period of up to thirty (30) calendar days after receipt by the Company of notice from SPAC of such material breaches, but only as long as the Company Parties continue to use their respective reasonable best efforts to cure such material breaches, such termination by SPAC shall be effective by the end of such thirty (30) calendar days if such breach has not been cured.

9.2 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the Parties hereto shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the Parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any Party from liability for any willful breach of this Agreement, willful misconduct or any Fraud Claim, and (ii) the provisions of this Section 9.2 and Article X and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Article X
MISCELLANEOUS

10.1 Trust Account Waiver. Each of the Company Parties acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company Parties further acknowledges that, as described in the prospectus dated February 27, 2025, available at www.sec.gov, substantially all of SPAC assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). Each of the Company Parties acknowledges that it has been advised by SPAC that funds in the Trust Account may be disbursed only in accordance with the Trust Agreement and SPAC’s Governing Documents. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Shareholder Redemptions, or for fraud, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

10.2 Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other Party pursuant to this provision):

(a) If to SPAC, prior to the Closing, to:

NewHold Investment Corp III
52 Vanderbilt Avenue
Suite 2005
New York, NY 10017

Attention: Kevin Charlton

Email: ***

with copies (which shall not constitute actual or constructive notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154

Attention: Giovanni Caruso; Ronelle Porter

Email: ***; ***

(b) If to any of the Company Parties, to:

NewCleo Ltd.
55 South Audley Street

London, W1K 2QH

United Kingdom

Attention: Khalil Bukhari

Email: ***

with copies (which shall not constitute actual or constructive notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention: Michael Senders; Yasin Keshvargar

Email: ***;
***

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

10.4 Assignment. No Party hereto shall assign, delegate or otherwise transfer this Agreement or any part hereof without the prior written consent of the other Parties and any such assignment, delegation or transfer without such prior written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the SPAC Indemnified Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 7.11, and (b) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 10.16.

10.6 Expenses. Except as otherwise set forth in this Agreement, each Party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, investment bankers, brokers, finders, and other representatives or consultants; provided that if the Closing shall occur, the Company shall pay or cause to be paid the Unpaid Transaction Expenses in accordance with Section 4.3 (provided that the SPAC Transaction Expenses shall not exceed $14,000,000 in the aggregate exclusive of any fees owed by SPAC to financial advisors acting as placement agents in connection with the PIPE Investment). The Parties further agree that the payments set forth in this Section 10.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) if this Agreement is terminated pursuant to Section 9.1; provided, further, that the foregoing shall not limit (x) each Party from liability for any willful breach of this Agreement, willful misconduct or fraud relating to events occurring prior to termination of this Agreement, or (y) the rights of each Party to seek specific performance or other injunctive relief under Section 10.15 in lieu of terminating this Agreement. No Party shall be liable to the other Parties for any indirect, punitive, special or consequential losses or damages arising out of this Agreement.

10.7 Governing Law; Jurisdiction.

(a) This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. Notwithstanding the foregoing, the Mergers and the exercise of appraisal and dissenters’ rights under the Cayman Companies Act, the fiduciary or other duties of the board of directors of SPAC, the Company and the Merger Subs with respect to the Mergers, shall, in each case, be construed, performed and enforced in accordance with the Laws of the Cayman Islands.

(b) All Legal Proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Legal Proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the Parties hereto agrees that mailing of process or other papers in connection with any such Legal Proceedings in the manner provided in Section 10.3 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Legal Proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any Party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7.

10.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality.

10.10 Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), (b) the Registration Rights Agreement, the Subscription Agreements, the A&R Articles of Association, the Company Shareholder Support Agreement, the Sponsor Support Agreement and Closing Warrant Agreement (once prepared) (collectively, the “Ancillary Agreements”), (c) Confidentiality Commitment, by and between SPAC and newcleo SA, dated as of October 27, 2025 (the “Nondisclosure Agreement”), (d) the other Transaction Agreements (including the Plans of Merger), and (e) any other documents and instruments and agreements among the Parties hereto as contemplated or referred to herein, constitute the entire agreement among the Parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such Parties, except as expressly set forth in this Agreement and the Ancillary Agreements.

10.11 Amendments. Subject to applicable Law, the Parties may modify or amend this Agreement by written agreement executed and delivered by the duly authorized officers of each of the respective Parties; provided that no amendment shall be made to this Agreement after the Closing; provided, further, that after receipt of the approval of the SPAC Shareholder Approval Matters, if any such amendment shall by applicable Law or SPAC’s Governing Documents require further approval of the shareholders of SPAC, the effectiveness of such amendment shall be subject to the approval of the shareholders of SPAC; provided, further, that after receipt of the Company Shareholder Approval, if any such amendment shall by applicable Law or the Company’s Governing Documents require further approval of the Company Shareholders, the effectiveness of such amendment shall be subject to the approval of the Company Shareholders.

10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any Party; provided that no Party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or Stock Exchange rule; provided, however, that in such an event, the Party making the announcement shall use its reasonable best efforts to consult with the other Party in advance as to its form, content and timing.

10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.14 Headings; Counterparts. The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

10.15 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them under the provisions of this Agreement in order to consummate the Mergers) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The Parties acknowledge and agree that the Parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.16 Non-Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Ancillary Agreements: (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

10.17 Non-Survival. Except (x) as otherwise contemplated by Section 9.2 or (y) in the case of claims against a Person in respect of such Person’s willful misconduct or Fraud Claims, each of the representations and warranties in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing, and (b) this Article X.

10.18 Conflicts and Privilege. Each of the Parties hereby agrees on behalf of their respective successors and assigns (including after the Closing, the Second Merger Surviving Company) (all such parties, the “Acknowledging Parties”), that any legal counsel (including Loeb & Loeb LLP (“Loeb”)) that represented SPAC or the Sponsor prior to the Closing, may represent the Sponsor or SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Second Merger Surviving Company) (collectively, the “Sponsor Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, SPAC and its Subsidiaries, or other Acknowledging Parties. Each of the Parties, on behalf of itself and the Acknowledging Parties, hereby agrees that all legally privileged communications, between the Sponsor, SPAC, or its Subsidiaries, or any other member of the Sponsor Group, on the one hand, and Loeb (in its role as counsel to SPAC), on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, are privileged communications that do not pass to the Second Merger Surviving Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Sponsor Group (the “Privileged Communications”), without any waiver thereof. The Parties, together with any of their successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Second Merger Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Privileged Communications, by virtue of the Mergers. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Second Merger Surviving Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

NEWHOLD INVESTMENT CORP III

By:	/s/ Kevin Charlton
	Name:	Kevin Charlton
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

NEWCLEO LTD.

By:	/s/ Stefano Buono
	Name:	Stefano Buono
	Title:	Chief Executive Officer

NEWCLEO1 LTD.

By:	/s/ Stefano Buono
	Name:	Stefano Buono
	Title:	Director

NEWCLEO2 LTD.

By:	/s/ Stefano Buono
	Name:	Stefano Buono
	Title:	Director

[Signature Page to Business Combination Agreement]

Exhibit E

Dated [●] 2026
NewHold Investment Corp III newcleo1 Ltd. and [newcleo plc]

plan of merger

Contents

1	Definitions and Interpretation	E-4
2	Name and registered office of each Constituent Company	E-5
3	Shares in the Constituent Companies	E-5
4	Effective Date	E-5
5	Terms and conditions of the Merger	E-6
6	Rights and restrictions attaching to the shares of the Surviving Company	E-6
7	Constitutional documentation of the Surviving Company	E-6
8	Director benefits	E-7
9	Secured creditors	E-7
10	Directors of the Surviving Company	E-7
11	Authorisations	E-7
12	Termination or amendment	E-7
13	Counterparts	E-8
14	Governing law	E-8
Schedule 1		E-10
Schedule 2		E-11

This plan of merger (this Plan of Merger) is made on [●] 2026.

parties:

1	NewHold Investment Corp III, an exempted company with limited liability incorporated in the Cayman Islands with registered number 412846 and having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Surviving Company);

2	newcleo1 Ltd., an exempted company with limited liability incorporated in the Cayman Islands with registered number 434366 and having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Merging Company),

(the Surviving Company and the Merging Company are together known as the Constituent Companies); and

3	[newcleo plc], a public limited company incorporated under the Laws of England and Wales (the PubCo).

recitals:

A	The directors of each Constituent Company have approved a merger of the Constituent Companies so that the Merging Company will merge with and into the Surviving Company (the Merger). Immediately upon the Merger becoming effective the undertaking, property and liabilities of the Constituent Companies will automatically vest in the Surviving Company, the Merging Company will cease to exist and the Surviving Company will continue as the surviving company.

B	Part 16 of the Companies Act (Revised) of the Cayman Islands (the Companies Act) provides for the statutory mechanics by which the Merger can be effected. Amongst other matters, the Companies Act requires that a written plan of merger be approved by each of the Constituent Companies and their shareholders and that such plan of merger be signed by a director on behalf of each Constituent Company and be filed with the Registrar of Companies in the Cayman Islands (the Registrar). Section 233(4) of the Companies Act provides a list of prescribed matters which must be addressed in the plan of merger.

C	Each Constituent Company wishes to enter this Plan of Merger in accordance with Part 16 of the Companies Act.

D	The directors of each Constituent Company have also approved the terms and conditions of that certain Business Combination Agreement dated [●] 2026 by and among the Surviving Company, the Merging Company, newcleo2 Ltd. and NewCleo Ltd. (as it may be amended, modified, supplemented or waived from time to time by the parties thereto, the Business Combination Agreement attached at Schedule 2 hereto).

E	PubCo wishes to enter into this Plan of Merger solely for the purposes of clause 5.2 of this Plan of Merger.

It is agreed as follows:

1	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger will have the meanings given to them in the Business Combination Agreement.

1.2	In this Plan of Merger:

(a)	except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporated;

(b)	references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

(c)	the recitals and the Schedules form part of this Plan of Merger and will have the same force and effect as if they were expressly set out in the body of this Plan of Merger and any reference to this Plan of Merger will include the recitals and the Schedules;

(d)	any reference to this Plan of Merger or to any agreement or document referred to in this Plan of Merger will be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(e)	any reference to any statute or statutory provision will, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(f)	clause headings and the index are inserted for convenience only and will not affect the construction of this Plan of Merger.

2	Name and registered office of each Constituent Company

2.1	The Merging Company and the Surviving Company are the constituent companies (as defined in section 232 of the Companies Act) participating in the Merger.

2.2	The Surviving Company will be the surviving company (as defined in section 232 of the Companies Act) following the Merger.

2.3	Following the Merger the Surviving Company will be named newcleo1 Ltd.

2.4	The registered office of the Merging Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

2.5	The registered office of the Surviving Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

2.6	Following the Merger the registered office of the Surviving Company will continue to be c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

3	Shares in the Constituent Companies

3.1	Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be USD50,000 divided into 500,000,000 ordinary shares of par value of USD0.0001 each.

3.2	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be USD50,000 divided into 479,000,000 Class A Ordinary shares of par value of USD0.0001 each, 20,000,000 Class B Ordinary Shares of par value of USD0.0001 each and 1,000,000 preference shares of a par value of USD0.0001.

3.3	Immediately following the Merger, the authorised share capital of the Surviving Company will be USD50,000 divided into 500,000,000 ordinary shares of par value of USD0.0001 each.

4	Effective Date

The Merger will be effective on the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and section 234 of the Companies Act (the Effective Date).

5	Terms and conditions of the Merger

5.1	The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company, are set out in this Plan of Merger and the Business Combination Agreement (including, without limitation, Article III of the Business Combination Agreement).

5.2	PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Company Ordinary Shares (as that term is defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement.

5.3	On the Effective Date:

(a)	the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies will immediately vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act; and

(b)	the Surviving Company will become liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies in accordance with section 236(1)(c) of the Companies Act.

5.4	On the Effective Date, the Registrar will strike off the Merging Company from the Register of Companies of the Cayman Islands in accordance with section 236(3) of the Companies Act.

6	Rights and restrictions attaching to the shares of the Surviving Company

Following the Merger, the rights and restrictions attaching to the shares in the capital of the Surviving Company will be as detailed in the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

7	Constitutional documentation of the Surviving Company

On the Effective Date (but not before), the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current amended and restated memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

8	Director benefits

No director of the Surviving Company or the Merging Company has received or will receive any amount or benefit consequent upon the Merger.

9	Secured creditors

Neither the Surviving Company nor the Merging Company has any secured creditors nor has either the Surviving Company or the Merging Company granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

10	Directors of the Surviving Company

The names and addresses of the directors of the Surviving Company immediately following the Merger will be as follows:

Name	Address
[●]	[●]

11	Authorisations

11.1	The directors of each Constituent Company have approved this Plan of Merger in accordance with section 233(3) of the Companies Act.

11.2	The shareholders of each Constituent Company have authorised this Plan of Merger by way of a special resolution in accordance with section 233(6) of the Companies Act.

12	Termination or amendment

12.1	In accordance with section 235(1) of the Companies Act, at any time prior to the Effective Date, subject to the Business Combination Agreement, this Plan of Merger may be:

(a)	terminated by the directors of either of the Constituent Companies; or

(b)	amended by the directors of both of the Constituent Companies to:

(i)	change the Effective Date, provided that the new Effective Date of the Merger complies with the provisions of section 234 of the Companies Act such that it cannot be a date later than the ninetieth day after the date of registration of the Plan of Merger with the Registrar; or

(ii)	to make any other changes to this Plan of Merger which the directors of both the Constituent Companies consider, in their sole and absolute discretion, to be necessary or desirable for the purpose of effecting the Merger, provided that such changes do not materially adversely affect any rights of the shareholders of either Constituent Company, as determined by the directors of each of the Surviving Company and the Merging Company, respectively.

12.2	If this Plan of Merger is terminated or amended in accordance with clause 12.1 after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Companies Act.

13	Counterparts

This Plan of Merger may be executed and delivered in any number of counterparts, all of which taken together constitute one and the same document.

14	Governing law

This Plan of Merger is governed by and will be construed in accordance with the laws of the Cayman Islands.

[Signature page follows.]

This Plan of Merger has been entered into by the parties on the date first written above.

Surviving Company

Signed for and on behalf of		)
NewHold Investment Corp III		)
by:		)

)
Name:		)
Title:	Director	)

Merging Company

Signed for and on behalf of		)
newcleo1 Ltd.		)
by:		)

)
Name:		)
Title:	Director	)

PubCo

Signed for and on behalf of		)
[newcleo plc]		)
by:		)

)
Name:		)
Title:	Director	)

[Signature Page to Plan of Merger (First Merger)]

Schedule 1

Amended and Restated Memorandum and Articles of Association

of the Surviving Company

Attached.

Schedule 2

Business Combination Agreement

Attached.

Dated [●] 2026

newcleo2 Ltd.

newcleo1 Ltd.

plan of merger

Contents

1	Definitions and Interpretation	E-15
2	Name and registered office of each Constituent Company	E-15
3	Shares in the Constituent Companies	E-16
4	Effective Date	E-16
5	Terms and conditions of the Merger	E-16
6	Rights and restrictions attaching to the shares of the Surviving Company	E-17
7	Constitutional documentation of the Surviving Company	E-17
8	Director benefits	E-17
9	Secured creditors	E-17
10	Directors of the Surviving Company	E-17
11	Authorisations	E-18
12	Termination or amendment	E-18
13	Counterparts	E-18
14	Governing law	E-18
Schedule 1		E-20
Schedule 2		E-21

This plan of merger (this Plan of Merger) is made on [●] 2026.

parties:

1	newcleo2 Ltd., an exempted company with limited liability incorporated in the Cayman Islands with registered number 434342 and having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Surviving Company); and

2	newcleo1 Ltd., an exempted company with limited liability incorporated in the Cayman Islands with registered number 412846 and having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Merging Company),

(the Surviving Company and the Merging Company are together known as the Constituent Companies).

recitals:

A	The directors of each Constituent Company have approved a merger of the Constituent Companies so that the Merging Company will merge with and into the Surviving Company (the Merger). Immediately upon the Merger becoming effective the undertaking, property and liabilities of the Constituent Companies will automatically vest in the Surviving Company, the Merging Company will cease to exist and the Surviving Company will continue as the surviving company.

B	Part 16 of the Companies Act (Revised) of the Cayman Islands (the Companies Act) provides for the statutory mechanics by which the Merger can be effected. Amongst other matters, the Companies Act requires that a written plan of merger be approved by each of the Constituent Companies and their shareholders and that such plan of merger be signed by a director on behalf of each Constituent Company and be filed with the Registrar of Companies in the Cayman Islands (the Registrar). Section 233(4) of the Companies Act provides a list of prescribed matters which must be addressed in the plan of merger.

C	Each Constituent Company wishes to enter this Plan of Merger in accordance with Part 16 of the Companies Act.

D	The directors of each Constituent Company have also approved the terms and conditions of that certain Business Combination Agreement dated [●] 2026 by and among the Surviving Company, newcleo1 Ltd., NewHold Investment Corp III, and NewCleo Ltd. (as it may be amended, modified, supplemented or waived from time to time by the parties thereto, the Business Combination Agreement attached at Schedule 2 hereto).

It is agreed as follows:

1	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger will have the meanings given to them in the Business Combination Agreement.

1.2	In this Plan of Merger:

(a)	except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporated;

(b)	references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

(c)	the recitals and the Schedules form part of this Plan of Merger and will have the same force and effect as if they were expressly set out in the body of this Plan of Merger and any reference to this Plan of Merger will include the recitals and the Schedules;

(d)	any reference to this Plan of Merger or to any agreement or document referred to in this Plan of Merger will be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(e)	any reference to any statute or statutory provision will, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(f)	clause headings and the index are inserted for convenience only and will not affect the construction of this Plan of Merger.

2	Name and registered office of each Constituent Company

2.1	The Merging Company and the Surviving Company are the constituent companies (as defined in section 232 of the Companies Act) participating in the Merger.

2.2	The Surviving Company will be the surviving company (as defined in section 232 of the Companies Act) following the Merger.

2.3	Following the Merger the Surviving Company will continue to be named newcleo2 Ltd.

2.4	The registered office of the Surviving Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

2.5	The registered office of the Merging Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

2.6	Following the Merger the registered office of the Surviving Company will continue to be c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

3	Shares in the Constituent Companies

3.1	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be USD50,000 divided into 500,000,000 ordinary shares of par value of USD0.0001 each.

3.1	Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be USD50,000 divided into 500,000,000 ordinary shares of par value of USD0.0001 each.

3.2	Immediately following the Merger, the authorised share capital of the Surviving Company will be USD50,000 divided into 500,000,000 ordinary shares of par value of USD0.0001 each.

4	Effective Date

The Merger will be effective on the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and section 234 of the Companies Act (the Effective Date).

5	Terms and conditions of the Merger

5.1	The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company, are set out in this Plan of Merger and the Business Combination Agreement (including, without limitation, Article III of the Business Combination Agreement).

5.2	On the Effective Date:

(a)	the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies will immediately vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act; and

(b)	the Surviving Company will become liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies in accordance with section 236(1)(c) of the Companies Act.

5.3	On the Effective Date, the Registrar will strike off the Merging Company from the Register of Companies of the Cayman Islands in accordance with section 236(3) of the Companies Act.

6	Rights and restrictions attaching to the shares of the Surviving Company

Following the Merger, the rights and restrictions attaching to the shares in the capital of the Surviving Company will be as detailed in the memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

7	Constitutional documentation of the Surviving Company

In connection with the Merger, the Surviving Company does not propose to adopt updated memorandum and articles of association and accordingly the amended and restated memorandum and articles of association of the Surviving Company immediately prior to the Merger shall be the memorandum and articles of association of the Surviving Company after the Merger.

8	Director benefits

No director of the Surviving Company or the Merging Company has received or will receive any amount or benefit consequent upon the Merger1.

9	Secured creditors

Neither the Surviving Company nor the Merging Company has any secured creditors nor has either the Surviving Company or the Merging Company granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger2.

10	Directors of the Surviving Company

The names and addresses of the directors of the Surviving Company immediately following the Merger will be as follows:

Name	Address
[●]	[●]

[1]	To be confirmed.
[2]	To be confirmed.

11	Authorisations

11.1	The directors of each Constituent Company have approved this Plan of Merger in accordance with section 233(3) of the Companies Act.

11.2	The shareholders of each Constituent Company have authorised this Plan of Merger by way of a special resolution in accordance with section 233(6) of the Companies Act.

12	Termination or amendment

12.1	In accordance with section 235(1) of the Companies Act, at any time prior to the Effective Date, subject to the Business Combination Agreement, this Plan of Merger may be:

(a)	terminated by the directors of either of the Constituent Companies; or

(b)	amended by the directors of both of the Constituent Companies to:

(i)	change the Effective Date, provided that the new Effective Date of the Merger complies with the provisions of section 234 of the Companies Act such that it cannot be a date later than the ninetieth day after the date of registration of the Plan of Merger with the Registrar; or

(ii)	to make any other changes to this Plan of Merger which the directors of both the Constituent Companies consider, in their sole and absolute discretion, to be necessary or desirable for the purpose of effecting the Merger, provided that such changes do not materially adversely affect any rights of the shareholders of either Constituent Company, as determined by the directors of each of the Surviving Company and the Merging Company, respectively.

12.2	If this Plan of Merger is terminated or amended in accordance with clause 12.1 after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Companies Act.

13	Counterparts

This Plan of Merger may be executed and delivered in any number of counterparts, all of which taken together constitute one and the same document.

14	Governing law

This Plan of Merger is governed by and will be construed in accordance with the laws of the Cayman Islands.

[Signature page follows.]

This Plan of Merger has been entered into by the parties on the date first written above.

Surviving Company

Signed for and on behalf of		)
newcleo2 Ltd.		)

by:		)

)
Name:		)
Title:	Director	)

Merging Company

Signed for and on behalf of		)
newcleo1 Ltd.		)

by:		)

)
Name:		)
Title:	Director	)

[Signature Page to Plan of Merger (Second Merger)]

Schedule 1

Memorandum and Articles of Association

of the Surviving Company

Attached.

Schedule 2

Business Combination Agreement

Attached.

Exhibit F

COMPANY NO 13274878

THE COMPANIES ACTS

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF NEWCLEO PLC

CMS Cameron McKenna Nabarro Olswang LLP

Cannon Place

78 Cannon Street

London EC4N 6AF

T +44 20 7367 3000

F +44 20 7367 2000

cms.law

Table of Contents

1.	Definitions and interpretation	F-6
2.	Limited liability	F-9
3.	Model articles excluded	F-9
4.	Form of resolutions	F-9
5.	Rights attached to shares	F-9
6.	Redeemable shares	F-9
7.	Classes of shares	F-9
8.	Conversion of Class B Shares	F-10
9.	Payment of commissions	F-13
10.	Trusts not recognised	F-13
11.	Suspension of rights for non-disclosure of interest	F-13
12.	Variation of rights	F-15
13.	Matters not constituting a variation of rights	F-16
14.	Right to certificates	F-16
15.	Execution of certificates	F-16
16.	Replacement certificates	F-17
17.	Uncertificated securities	F-17
18.	Company’s lien	F-18
19.	Enforcing lien by sale after notice	F-18
20.	Manner of sale	F-18
21.	Application of sale proceeds	F-18
22.	Calls	F-19
23.	Time of call	F-19
24.	Liability of joint holders	F-19
25.	Interest	F-19
26.	Sums due on allotment or by way of instalment treated as calls	F-19
27.	Power to differentiate	F-19
28.	Advance payment of calls	F-19
29.	Notice if call not paid	F-20
30.	Forfeiture if notice not complied with	F-20
31.	Notice of forfeiture	F-20
32.	Sale of forfeited share	F-20
33.	Arrears to be paid notwithstanding forfeiture	F-21
34.	Statutory declaration and validity of sale	F-21
35.	Power to sell shares of untraced shareholders	F-21
36.	Manner of sale and creation of debt in respect of net proceeds	F-22
37.	Form and execution of transfer	F-22
38.	Right to refuse registration of shares	F-23

39.	Other rights to refuse registration	F-23
40.	Notice of refusal	F-23
41.	No fee for registration	F-23
42.	Lock-up of shares	F-23
43.	Retention of documents	F-27
44.	Other Registers	F-27
45.	Transmission	F-27
46.	Election by transmittee	F-27
47.	Rights in respect of the share	F-28
48.	Alteration of capital	F-28
49.	Purchase of own shares	F-29
50.	Convening general meetings	F-29
51.	Length of notice period	F-29
52.	General meeting record date	F-30
53.	Omission or non-receipt of notice	F-30
54.	Change of arrangements for general meetings	F-30
55.	Quorum	F-30
56.	Procedure if quorum not present	F-30
57.	Chair of general meeting	F-31
58.	Attendance and speaking at general meetings	F-31
59.	Satellite meeting places	F-32
60.	Security arrangements	F-32
61.	Adjournments	F-32
62.	Notice of adjourned meeting	F-33
63.	Method of voting	F-33
64.	Votes of members	F-34
65.	Votes of joint holders	F-34
66.	Votes of member suffering incapacity	F-34
67.	No right to vote where sums overdue on shares	F-35
68.	Votes on a poll	F-35
69.	Right to withdraw demand for a poll	F-35
70.	Procedure if poll demanded	F-35
71.	When poll to be taken	F-35
72.	Continuance of other business after poll demanded	F-35
73.	Proposal or amendment of resolution	F-36
74.	Amendment of resolution ruled out of order	F-36
75.	Objections or errors in voting	F-36
76.	Proxies sent or supplied in electronic form	F-36
77.	Execution of an appointment of proxy	F-37
78.	Times for deposit of an appointment of proxy	F-37

79.	Form of appointment of proxy	F-38
80.	Validity of proxy	F-39
81.	Maximum validity of proxy	F-39
82.	Class meetings	F-39
83.	Number of Directors	F-39
84.	No shareholding qualification for Directors	F-39
85.	Fees	F-40
86.	Expenses	F-40
87.	Remuneration	F-40
88.	Appointment, removal and resignation of alternates	F-40
89.	Alternate to be responsible for own acts and payment of alternate	F-41
90.	Executive Directors	F-41
91.	General powers of the Company vested in the Board	F-41
92.	Agents	F-42
93.	Delegation to individual Directors	F-42
94.	Delegation to committees	F-42
95.	Power to establish local boards etc	F-43
96.	Provision for employees	F-43
97.	The Company’s name	F-43
98.	Borrowing Powers	F-43
99.	Annual Retirement of Directors	F-44
100.	Position of Retiring Director	F-44
101.	Eligibility for appointment as a Director	F-45
102.	Power of the Company to appoint Directors	F-45
103.	Power of the Board to appoint Directors	F-45
104.	Company’s power to remove a Director and appoint another in the Director’s place	F-45
105.	Vacation of office by Directors	F-46
106.	Directors’ Transactions, offices, employment and interests	F-47
107.	Conflicts of interest requiring Board authorisation	F-49
108.	Directors’ gratuities and pensions	F-50
109.	Board meetings	F-51
110.	Notice of Board meetings	F-51
111.	Voting	F-51
112.	Quorum	F-51
113.	Board vacancies below minimum number	F-51
114.	Appointment of chair	F-51
115.	Competence of the Board	F-52
116.	Participation in meetings by telephone	F-52
117.	Written resolutions	F-52
118.	Company books	F-52
119.	Validity of acts of the Board or a committee	F-52

120.	Appointment and removal of Company Secretary	F-53
121.	Use of seal	F-53
122.	Company may declare dividends	F-53
123.	Board may pay interim dividends and fixed dividends	F-53
124.	Calculation and currency of dividends	F-54
125.	Waiver of dividends	F-54
126.	Non-cash dividends	F-54
127.	Scrip dividends	F-54
128.	Enhanced scrip dividends	F-56
129.	Right to deduct amounts due on shares from dividends	F-56
130.	No interest on dividends	F-56
131.	Payment procedure	F-56
132.	Receipt by joint holders	F-57
133.	Where payment of dividends need not be made	F-57
134.	Unclaimed dividends	F-57
135.	Capitalisation of profits	F-58
136.	Authentication of documents	F-59
137.	Power to choose record date	F-60
138.	Strategic report	F-60
139.	Inspection of records	F-60
140.	Destruction of documents	F-60
141.	Form of communications	F-61
142.	Communication with joint holders	F-61
143.	Communication with members in a restricted jurisdiction	F-61
144.	Communications after transmission	F-62
145.	When notice deemed served	F-62
146.	Record date for communications	F-63
147.	Loss of entitlement to receive communications	F-63
148.	Notice when post not available	F-63
149.	Liquidation Preference and Distribution in specie on winding up	F-63
150.	Indemnity and provision of funds	F-64
151.	Power to insure	F-64
152.	Disputes	F-64
153.	Depositary arrangements	F-65
154.	Rights Plan	F-66
Appendix		F-69

Registered No. 13274878

The Companies Acts

Public Company Limited by Shares

ARTICLES OF ASSOCIATION

of

Newcleo PLC

(Adopted in substitution for and to the exclusion of all existing articles by a special resolution passed on [●] 2026)

1.	Definitions and interpretation

1.1	In these Articles, the following words and expressions have the meanings indicated below:

“Adoption Date”: the date with effect from which these articles are adopted by the Company;

“Affiliate Shareholder”: any shareholder which is considered to be an affiliate of the Company or the holder of restricted securities for the purposes of United States federal securities laws in respect of such restricted securities;

“these Articles”: these articles of association as originally adopted or as altered from time to time;

“Approved Depositary”: a custodian or other person (or a nominee for such custodian or other person) appointed under contractual arrangements with the Company or other arrangements approved by the directors whereby such custodian or other person or nominee holds or is interested in shares of the Company or rights or interests in shares of the Company and issues securities or other documents of title or otherwise evidencing the entitlement of the holder thereof to or to receive such shares, rights or interests, provided and to the extent that such arrangements have been approved by the directors for the purpose of these Articles;

“Auditors”: the auditors of the Company for the time being or, in the case of joint auditors, any one of them;

“Board”: the board of Directors from time to time of the Company or those Directors present at a duly convened meeting of the Directors at which a quorum is present;

“Company Ordinary Shares”: has the meaning given to it in Article 7;

“Class B Shares”: has the meaning given to it in Article 7;

“Class C Shares”: has the meaning given to it in Article 7;

“clear days”: in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Deferred Shares”: has the meaning given to it in Article 7;

“Deposit Agreement”: a deposit agreement among the Company, the Approved Depositary and the holders and beneficial owners of Depositary Receipts issued thereunder;

“Depositary”: any depositary, clearing agency, custodian or nominee approved by the board that holds legal title to shares for the purposes of facilitating beneficial ownership of such shares by another individual or individuals, including for the avoidance of doubt DTC;

“Depositary Receipts”: a depositary receipt representing a beneficial interest in a share of the Company (other than deferred shares) issued and held by the Approved Depositary in accordance with the Deposit Agreement;

“Depositary Register”: the register maintained by the Approved Depositary in respect of Depositary Receipts;

“Director”: a director for the time being of the Company;

“DTC”: The Depository Trust Company and any affiliate or nominee therefor, including Cede & Co. and any successors thereto;

“electronic facility”: any form of electronic facility approved for the relevant occasion by the Board under these Articles, including digital platforms, website addresses and conference call systems, and any device, system, procedure, method or other facility providing an electronic means of attendance, speaking, being heard and voting at a general meeting;

“Exchange Act”: the U.S. Securities Exchange Act of 1934, as amended;

“holder”: in relation to shares, the member whose name is entered in the Register as the holder of the shares (but, to the extent that these Articles would otherwise conflict with the Statutes, not including the Company itself in relation to shares held as treasury shares);

“member”: a member of the Company (but, to the extent that these Articles would otherwise conflict with the Statutes, not including the Company itself in relation to shares held as treasury shares);

“Office”: the registered office of the Company;

“Operator”: the person approved under the Regulations as operator of a relevant system;

“ordinary shares” means the ordinary shares in the capital of the Company having the rights set out in these Articles and form part of the ordinary share capital of the Company for the purposes of the Companies Act;

“paid up”: paid up or credited as paid up;

“Register”: the register of members of the Company;

“Regulations”: the Uncertificated Securities Regulations 2001 (SI 2001/3755) (as amended and replaced from time to time and any subordinate legislation and rules made under them for the time being in force);

“Relevant Exchange”: any market operated by the New York Stock Exchange or The Nasdaq Stock Market, LLC on which the Company’s ordinary shares are, with the approval of the Board, listed or quoted or proposed to be listed or quoted;

“relevant system”: the computer-based system, and procedures, which enable title to units of a security to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters in accordance with the Regulations;

“Restricted Jurisdiction”: means a jurisdiction where the sending of any document or information to an address in such jurisdiction would or might, in the absolute determination of the Board, infringe the laws of such jurisdiction;

“Seal”: the common seal of the Company or any official seal kept by the Company pursuant to the Statutes;

“Secretary”: the secretary of the Company or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary and any person appointed to perform the duties of secretary temporarily or in any particular case;

“Securities Act”: the U.S. Securities Act of 1933, as amended;

“Statutes”: every statute (including any statutory instrument, order, regulation or subordinate legislation made under it) concerning companies that are incorporated in England and Wales to the extent that it is for the time being in force or (where the context requires) was in force at a particular time, including the Companies Act 2006 and the Regulations;

“system’s rules”: the rules, regulations, procedures, facilities and requirements of the relevant system concerned;

“transfer instruction”: a properly authenticated dematerialised instruction on a relevant system in accordance with the Regulations in such form, in such manner and from such person as the Board may determine;

“transmittee”: a person entitled to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law;

“United Kingdom”: Great Britain and Northern Ireland; and

“United States” or “U.S.”: the United States of America.

1.2	The expressions “debenture” and “debenture holder” include “debenture stock” and “debenture stockholder”.

1.3	References to writing include any method of reproducing or representing words, symbols or other information in such form (including in electronic form or by making it available on a website) that it can be read or seen with the naked eye and a copy of it can be retained.

1.4	References to the execution of a document (including where execution is implied, such as in the giving of a written consent) include references to its being executed under hand or under seal or by any other method, and, in relation to anything sent or supplied in electronic form, include references to its being executed by such means and incorporating such information as the Board may from time to time stipulate for the purpose of establishing its authenticity and integrity.

1.5	Unless the context otherwise requires, words or expressions used in these Articles that are defined or used with a certain meaning in the Regulations or the Companies Act 2006 bear those definitions or meanings in these Articles (but as if their use in these Articles were contemplated as well as in the relevant legislation), except that the word “company” shall include any body corporate.

1.6	Except where the contrary is stated or the context otherwise requires, any reference (whether specific or collective) to a statute or statutory provision includes any order, regulation, instrument or other subordinate legislation made under it for the time being in force, and any reference to a statute, statutory provision, order, regulation, instrument or other subordinate legislation includes any amendment, extension, consolidation, re-enactment or replacement of it for the time being in force. References to applicable law shall include references the rules of the Relevant Exchange and the securities laws of the United States and subdivisions thereof as far as they apply to the Company under their provisions or these Articles.

1.7	Words importing the singular number only include the plural and vice versa. Words importing one gender include all other genders. Words importing persons include corporations.

1.8	References to a meeting shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

1.9	References to any security as being in certificated form or uncertificated form refer, respectively, to that security being a certificated unit of a security or an uncertificated unit of a security for the purposes of the Regulations.

1.10	Words such as “other”, “include”, “including” and similar words shall not limit the general effect of words that precede or follow them and the ejusdem generis rule shall not apply.

1.11	Headings are inserted for convenience only and shall not affect the construction of these Articles.

1.12	Except as the context may otherwise require, references to “beneficial interest” shall include the holding of Depositary Receipts.

2.	Limited liability

2.1	The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

3.	Model articles excluded

3.1	No articles of association prescribed by the Statutes apply as the articles of association of the Company.

4.	Form of resolutions

4.1	A special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under the Statutes or these Articles.

5.	Rights attached to shares

5.1	Subject to the Statutes and without prejudice to any rights attached to any existing shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine (or, in the absence of any such determination or in so far as such ordinary resolution does not make specific provision, as the Board may determine).

6.	Redeemable shares

6.1	The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the Board may determine the terms, conditions and manner of redemption of any such shares.

7.	Classes of shares

7.1	Subject to Article 5, and without limitation, the Company may issue the following shares in the capital of the Company with rights attaching to them and denominated, in each case, as follows:

7.1.1	Company Ordinary Shares (the “Company Ordinary Shares”). Company Ordinary Shares shall be issued with voting rights and each Company Ordinary Share shall rank equally with all other ordinary shares in the capital of the Company that have voting rights for voting purposes. Each Company Ordinary Share shall rank equally with all other ordinary shares in the capital of the Company for any dividend declared. Each Company Ordinary Share shall rank equally with all other ordinary shares in the capital of the Company for any distribution made on a winding up of the Company. Company Ordinary Shares shall confer on each holder (in that capacity) the right to receive notice of and to attend, speak and vote at, all general meetings of the Company. Company Ordinary Shares may be issued as redeemable shares, at the option of the board.

7.1.2	Class B Shares (the “Class B Shares”). The Class B Shares shall be issued without voting rights attached to them. The Class B Shares shall have no right to receive dividends. In respect of a distribution made on a winding up, the Class B Shares entitle its holders to receive, in aggregate, the amount set out in Article 149. The Class B Shares shall not entitle its holders to any further participation in the assets or profits in the Company. The holders of Class B Shares (in that capacity) shall have no right to receive notice of and attend, speak and vote at any general meeting of the Company. Class B Shares may be issued as redeemable shares, at the option of the Board. A reduction by the Company of the capital paid up or credited as paid up on the Class B Shares, the cancellation of such shares and/or the conversion of such shares in accordance with Article 8 will be treated as being in accordance with the rights attaching to the Class B Shares and will not involve any variation. No right, title or interest of any kind in the Class B Shares shall be transferred save with the prior approval of the Board, which consent may be withheld by the Board at its sole discretion.

7.1.3	Class C Shares (the “Class C Shares”). Class C Shares shall be issued without voting rights attached to them. Each Class C Share shall rank equally with all other ordinary shares in the capital of the Company for any dividend declared. Each Class C Share shall rank equally with all other ordinary shares in the capital of the Company for any distribution made on a winding up. The holders of the Class C Shares (in that capacity) shall have the right to receive notice of and attend and speak at any general meeting of the Company. Class C Shares may be issued as redeemable shares, at the option of the Board.

7.1.4	Deferred Shares (the “Deferred Shares”). The Deferred Shares shall be issued without voting rights attached to them. The Deferred Shares shall have no right to receive dividends. In respect of a distribution made on a winding up, the Deferred Shares entitle its holders to receive, in aggregate, the amount set out in Article 149. The Deferred Shares shall not entitle its holders to any further participation in the assets or profits in the Company. The holders of Deferred Shares (in that capacity) shall have no right to receive notice of and attend, speak and vote at any general meeting of the Company. Deferred Shares may be issued as redeemable shares, at the option of the Board. No right, title or interest of any kind in the Deferred Shares shall be transferred save with the prior approval of the Board, which consent may be withheld by the Board at its sole discretion. The Company shall have irrevocable authority at any time:

7.1.4.1	to appoint any one or more of the Directors to execute on behalf of the holders of such Deferred Shares a transfer thereof and/or an agreement to transfer the same for no consideration to such person as the Company may determine as custodian thereof; and/or

7.1.4.2	to purchase the same (in accordance with the provisions of the Companies Act 2006) for not more than an aggregate sum of €1.00 for all of the Deferred Shares, without obtaining the sanction of the holder or holders thereof and for the purposes of such purchase to appoint any one or more of the Directors to execute on behalf of any holder of Deferred Shares a contract for the sale to the Company of any such shares held by such holder;

and pending any such transfer and/or purchase the Company shall be entitled to retain the certificates for such Deferred Shares.

8.	Conversion of Class B Shares

8.1	The following terms shall have the meanings set forth below for all purposes of this Article

8.1.1	“Closing” means the date that the Company’s listing application with Nasdaq (or, at the Company’s election, another Stock Exchange) shall have been conditionally approved;

8.1.2	“Closing Date” means the date of the Closing;

8.1.3	“Conversion Date” means the date on which a Conversion Event occurs;

8.1.4	“Governmental Authority” means any federal, national, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, office, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organisation or other non-governmental regulatory authority or quasi-governmental authority or other similar dispute resolving panel or body;

8.1.1	“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority;

8.1.2	“Law” means any statute, law, principle of common law, ordinance, rule, regulation, directive, code, edict, decree, proclamation, treaty, convention or Governmental Order, in each case, of any Governmental Authority;

8.1.3	“Measurement Period” means the period commencing immediately following the Closing and ending on the fifth (5th) anniversary of the Closing Date;

8.1.4	“Nasdaq” means The Nasdaq Stock Market, LLC;

8.1.5	“Stock Exchange” means the New York Stock Exchange or Nasdaq;

8.1.6	“Trading Day” means any day on which the Trading Market is open for trading;

8.1.7	“Trading Market” means the Stock Exchange on which the Company Ordinary Shares are listed for trading;

8.1.8	“Transaction Consideration” means the right to receive cash or securities in exchange for Company Ordinary Shares in the event that, prior to the expiration of the Measurement Period and before the Conversion Events are satisfied, the Company consummates a merger, consolidation, business combination, tender offer, reorganisation or other transaction or series of related transactions;

8.1.9	“Transaction Consideration Value” means, in respect of any Transaction Consideration (expressed on a per-share basis (i.e., per Company Ordinary Share acquired or otherwise exchanged in the applicable transaction)), either:

8.1.9.1	with respect to Transaction Consideration in the form of cash, the U.S. dollar amount of such cash;

8.1.9.2	with respect to Transaction Consideration in the form of securities listed and publicly traded on a Stock Exchange or other national securities exchange:

(i)	if holders of Company Ordinary Shares will receive a “floating” amount of such securities equal to a fixed U.S. dollar amount of consideration, the Transaction Consideration Value shall be such fixed U.S. dollar amount of consideration;

(ii)	if holders of Company Ordinary Shares will receive a “fixed” number of such securities per Company Ordinary Share, the Transaction Consideration Value of such consideration shall equal the product of (A) the number of securities to be received per Company Ordinary Share multiplied by (B) the VWAP of one such security, determined for the twenty (20) continuous Trading Days ending three (3) Business Days prior to the closing date of such transaction (as reported on Bloomberg); provided that, for the purposes of this article, references to “Company Ordinary Shares” in the definition of Trading Market shall be deemed to be references to the Stock Exchange or other national securities exchange on which such securities are listed; or

8.1.9.3	with respect to Transaction Consideration in the form of other securities, property or other consideration, the Transaction Consideration Value shall be the fair market value of such other securities, property or other consideration as determined in good faith by the Board; and

8.1.10	“VWAP” means the volume weighted average price of a Company Ordinary Share, as reported on the Trading Market, determined for any Trading Days (as reported on Bloomberg).

8.2	Fifty per cent. of the Class B Shares (rounded up to the nearest whole number) held by a member shall, subject to Article 8.10, automatically convert and be redesignated into the same number of Company Ordinary Shares, on a one-for-one basis, in the event that the VWAP of the Company Ordinary Shares shall equal or exceed fifteen dollars ($15.00) for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period (the “First Conversion Event”).

8.3	Fifty per cent. of the Class B Shares held by a member shall, subject to Article 8.10, automatically convert and be redesignated into the same number of Company Ordinary Shares, on a one-for-one basis, in the event that the VWAP of the Company Ordinary Shares shall equal or exceed eighteen dollars ($18.00) for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period (the “Second Conversion Event”, and together with the First Conversion Event, the “Conversion Events”).

8.4	On the Conversion Date, the relevant Class B Shares shall, subject to Article 8.10, without further authority or consent than is contained in these Articles stand converted into the same number of Company Ordinary Shares and be redesignated as such, on a one-for-one basis, and the Company Ordinary Shares resulting from that conversion shall in all other respects rank pari passu with the existing issued Company Ordinary Shares.

8.5	The Company shall, subject to Article 8.10, on the Conversion Date procure the entry of the holder of the converted Class B Shares on the register of members of the Company as the holder of the appropriate number of Company Ordinary Shares and, in case of holders of certificated Class B Shares, subject to Article 8.10 and subject to the relevant holder delivering its certificate(s) (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the Class B Shares in accordance with this Article, the Company shall within 10 Business Days of the Conversion Date forward to such holder of converted Class B Shares by post to their address shown in the register of members, free of charge, a certificate for the appropriate number of fully paid Company Ordinary Shares.

8.6	If any Class B Shareholder becomes entitled to fractions of a Company Ordinary Share as a result of a conversion, the Board shall have the sole discretion to address the treatment of any fractional shares in accordance with the provisions of Article 48.2.

8.7	The Conversion Events (and, for the avoidance of doubt, the VWAP amounts referenced) set out in this Article 8 and the applicable number of Class B Shares that are convertible into Company Ordinary Shares in respect of each Conversion Event shall be subject to adjustment as determined by the Board in its sole discretion to reflect appropriately the effect of any share split, subdivision, consolidation, capitalisation, share dividend or share distribution, reorganisation, reclassification or other like change that has occurred with respect to Company Ordinary Shares after the Closing and prior to the end of the Measurement Period.

8.8	To the extent any Class B Shares have not been converted on or before the expiry of the Measurement Period due to failure of a Conversion Event to occur in accordance with this Article 8 during the Measurement Period, the holders of Class B Shares shall have no future rights to convert any such unconverted Class B Shares. In respect of such unconverted Class B Shares as remain after the expiry of the Measurement Period, the Company shall have irrevocable authority at any time:

8.8.1	to appoint any one or more of the Directors to execute on behalf of the holders of such Class B Shares a transfer thereof and/or an agreement to transfer the same for no consideration to such person as the Company may determine as custodian thereof; and/or

8.8.2	to purchase the same (in accordance with the provisions of the Companies Act 2006) for not more than an aggregate sum of €1.00 for all of the Class B Shares, without obtaining the sanction of the holder or holders thereof and for the purposes of such purchase to appoint any one or more of the Directors to execute on behalf of any holder of Class B Shares a contract for the sale to the Company of any such shares held by such holder.

8.9	Notwithstanding anything to the contrary in this Agreement, in the event that, prior to the expiration of the Measurement Period and before the conversion thresholds set out in Article 8.1 or Article 8.2 are achieved, the Company consummates a merger, consolidation, business combination, tender offer, reorganisation or other transaction or series of related transactions pursuant to which the holders of Company Ordinary Shares have the right to receive cash or securities (collectively, “Transaction Consideration”) in exchange for their Company Ordinary Shares, and the Transaction Consideration Value of such Transaction Consideration per Company Ordinary Share (the “Per Share Transaction Value”) equals or exceeds the VWAP referenced in a Conversion Event set out in Article 8.1 and Article 8.2, then, effective as of immediately prior to the consummation of any such transaction, the lesser of (i) the number of Class B Shares that would have been converted under this Article 8 if the Per Share Transaction Value had been the VWAP of the Company Ordinary Shares for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period and (ii) the remaining Class B Shares that have not yet been converted as of such date, in each case, shall, subject to Article 8.10, automatically convert and be redesignated into the same number of Company Ordinary Shares, on a one-for-one basis. For the avoidance of doubt, if the Per Share Transaction Value is less than any conversion threshold set forth in Article 8.1 or Article 8.2, no Class B Shares shall be converted pursuant to this Article 8.9.

8.10	No Class B Shares shall be converted to Company Ordinary Shares where the holder of such Class B Shares is required to file a notification pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or under any applicable antitrust Law of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) until any applicable waiting period pursuant to the HSR Act or Foreign Antitrust Laws has expired or been terminated (provided that any such holder of Class B Shares has notified the Company of such required filing pursuant to the HSR Act or Foreign Antitrust Laws in connection therewith following reasonable advance notice from the Company of the reasonably anticipated conversion of Class B Shares).

8.11	For so long as the Class B Shares are in issue, no consolidation and/or subdivision of Company Ordinary Shares shall be effected without simultaneous consolidation and/or subdivision of the Class B Shares (and vice versa).

9.	Payment of commissions

9.1	The Company may exercise the powers of paying commissions and brokerage conferred or permitted by the Statutes. Subject to the Statutes, any such commission may be satisfied by the payment of cash or by the allotment (or an option to call for the allotment) of fully or partly paid shares or partly in one way and partly the other.

10.	Trusts not recognised

10.1	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or recognise (except as otherwise provided by these Articles or by law or under an order of a court of competent jurisdiction) any interest in any share except an absolute right to the whole of the share in the holder.

11.	Suspension of rights for non-disclosure of interest

11.1	If a member, or any other person appearing to be interested in shares held by that member, has been duly given a notice under section 793 of the Companies Act 2006 (a “Disclosure Notice”) and has failed in relation to any shares (the “default shares”) to give the Company the information required by such notice within 14 days of the date of such notice, then (unless the Board shall determine otherwise) from the expiry of that period:

11.1.1	the member shall not be entitled in respect of the default shares to be present or to vote (in person, by proxy or, if it is a corporation, by representative) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll; and

11.1.2	where the default shares represent at least 0.25 per cent. of the issued shares of the Company or the class in question (in either case, calculated exclusive of shares held as treasury shares):

11.1.2.1	any dividend (including shares issued in lieu of dividends) or other monies payable in respect of the default shares shall be withheld by the Company, which shall not have any obligation to pay interest on it; and

11.1.2.2	no transfer, other than an excepted transfer, of any shares held by the member shall be registered unless the member is not in default as regards supplying the information required and the transfer is of part only of the member’s holding and when lodged for registration is accompanied by a certificate from the member in a form satisfactory to the Board that, after due and careful enquiry, the member is satisfied that no person in default as regards supplying such information is interested in any of the shares that are the subject of the transfer.

11.2	Where, on the basis of information obtained from a member in respect of any share held by the member or from any other person appearing to be interested in such share, the Company gives a Disclosure Notice to any other person, it shall also send a copy of the notice to that member, but any failure to do so, or the non-receipt of the copy by the member, shall not invalidate or otherwise affect the operation of this Article.

11.3	Except to the extent that they are default shares by virtue of Article 11.1, any new shares in the Company issued in right of any default share shall be subject to the same restrictions in this Article as apply to the default share and for as long as they so apply. The Board may make any right to an allotment of the new shares subject to such restrictions when those shares are issued (and may for that purpose require the new shares to be issued and held in certificated form).

11.4	Where any restrictions imposed under this Article apply in relation to any shares, they shall cease to have effect if and when, and to the extent that, the Board so determines, except that particular shares shall in any event automatically cease to be subject to any such restrictions seven days after the earlier of (a) receipt by the Board of notice that such shares are the subject of an excepted transfer and (b) due compliance, to the satisfaction of the Board, with the relevant Disclosure Notice. If any or all of the restrictions in this Article shall cease to apply to particular shares, any dividends and other monies withheld by reason of a restriction which then ceases to apply shall be paid without interest to the person who would have been entitled to them if that restriction had not applied, or as that person may direct.

11.5	This Article is in addition to, and shall not in any way prejudice or affect, the statutory rights of the Company arising from any failure by any person to give any information required by a Disclosure Notice within the time specified in it. For the purpose of this Article, a Disclosure Notice may require any information to be given before the expiry of 14 days from the date of the notice.

11.6	For purposes of this Article:

11.6.1	an “excepted transfer” means

11.6.1.1	a transfer pursuant to acceptance of a takeover bid;

11.6.1.2	a transfer in consequence of a sale of the entire interest in the shares the subject of the transfer on a recognised investment exchange or on any other stock exchange outside the United Kingdom on which shares in the Company of that description are normally traded; or

11.6.1.3	a transfer which is shown to the satisfaction of the Board to be made in consequence of a sale of such an entire interest otherwise than on any such stock exchange to a person who is not connected with the relevant member or with a person appearing to be interested in the shares the subject of the transfer;

11.6.2	a “person appearing to be interested” in any shares means any person named in a response to a Disclosure Notice as being so interested or shown in any register kept by the Company under the Companies Act 2006 as so interested or, taking into account any response or failure to respond to such notice or to any other statutory notice or any other relevant information, any person whom the Company has reasonable cause to believe is so interested;

11.6.3	references to a person having failed to give the Company the information required by a Disclosure Notice, or being in default as regards supplying such information, include (i) references to the person’s having failed or refused to give all or any part of it and (ii) references to the person’s having given information which the person knows to be false in a material particular or the person’s having recklessly given information which is false in a material particular;

11.6.4	where a person receives a Disclosure Notice and the shares in which such person appears to be interested are held by a Depositary, that person is not considered for the purposes of this article to have an interest or to be a person appearing to have an interest, in any shares held by such Depositary or in which such Depositary is otherwise interested other than those shares specified in the Disclosure Notice and default shares shall be construed accordingly; and

11.6.5	where a Disclosure Notice has been served on a Depositary, the obligations of such Depositary shall be limited to disclosing to the Company such information requested in the Section 793 Notice relating to any person appearing to be interested in the shares held by it and specified in the Disclosure Notice as has been recorded by such Depositary and the provision of such information shall be at the Company’s cost and default shares shall be construed accordingly and shall be those shares held by it in respect of which it has not complied with such obligations.

Notwithstanding anything to the contrary in this Article, no restriction shall apply by virtue of this Article to the extent that applying the restriction would contravene the Regulations, but, subject to the system’s rules, the Board may require the Operator of a relevant system to convert any share held in uncertificated form into certificated form in order to enable the Company to impose restrictions in relation to the share in accordance with this Article.

12.	Variation of rights

12.1	The Company may by special resolution redesignate any shares, subject, where required, to due compliance with the provisions of the Statutes as to variation of class rights.

12.2	Subject to the Statutes and any special terms of their issue to the contrary, the rights attached to a class of shares may be varied or abrogated (whether or not the Company is being wound up) either with the consent in writing of the holders of at least three-quarters in nominal value of the shares of that class (excluding any such shares held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class validly held in accordance with these Articles. This shall apply also to the variation or abrogation of the rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class, and references in these Articles to classes of shares shall, except in this Article, be read accordingly. No consent shall be required to vary or abrogate the special rights attached to any class of share if no shares of that class are in issue.

13.	Matters not constituting a variation of rights

13.1	The rights attached to any share or class of shares shall not, unless otherwise expressly provided by its terms of issue, be deemed to be varied, abrogated or breached by:

13.1.1	the creation or issue of further shares ranking pari passu with it;

13.1.2	the purchase or redemption by the Company of any of its own shares (whether of that or any other class) or the sale of any shares (of that class or any other class) held as treasury shares; or

13.1.3	the exercise of any right or discretion expressly provided for in these articles (including, without limitation, any conversion, reclassification, redesignation or redenomination of shares from one class of shares to another class of shares in accordance with these articles and/or the removal or suspension of voting rights or other rights in respect of any Shares in accordance with these articles).

14.	Right to certificates

14.1	Except as otherwise provided in these Articles, every person whose name is entered in the Register as a holder of shares in the Company shall be entitled, within the time specified by the Statutes and without payment, to one certificate for all the shares of each class registered in the holder’s name. Upon a transfer of part of the shares of any class registered in the holder’s name, every holder shall be entitled without payment to one certificate for the balance in certificated form of the relevant holding. Upon request and upon payment, for every certificate after the first, of such reasonable sum (if any) as the Board may determine, every holder shall be entitled to receive several certificates for certificated shares of one class registered in the holder’s name (subject to surrender for cancellation of any existing certificate representing such shares). Every holder shall be entitled to receive one certificate in substitution for several certificates for certificated shares of one class registered in the holder’s name upon surrender to the Company of all the share certificates representing such shares.

14.2	Subject as provided in the preceding part of this Article, the Company shall not be bound to issue more than one certificate in respect of certificated shares registered in the names of two or more persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.	Execution of certificates

15.1	Every certificate for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates or similar documents) shall be issued under the Seal (or in such other manner as the Board, having regard to the terms of issue, the Statutes and the requirements of the Relevant Exchange may authorise) and each share certificate shall specify the shares to which it relates, the distinguishing number (if any) of the shares and the amount paid up on the shares. The Board may determine, either generally or in relation to any particular case, that any signature on any certificate need not be autographic but may be applied by some mechanical or other means, or printed on the certificate, or that certificates need not be signed.

16.	Replacement certificates

16.1	If a share certificate for certificated shares is worn out, defaced or damaged then, upon its surrender to the Company, it shall be replaced free of charge. If a share certificate for certificated shares is or is alleged to have been lost or destroyed it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of any exceptional out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board thinks fit. The Company shall be entitled to treat an application for a replacement certificate made by one of joint holders as being made on behalf of all the holders concerned.

17.	Uncertificated securities

17.1	Unless otherwise determined by the Board and permitted by the Regulations, the Company shall not issue and no person shall be entitled to receive a certificate in respect of any share or other security issued by the Company for so long as it is in uncertificated form.

17.2	Conversion of securities in certificated form into uncertificated form, and vice versa, may be made in such manner as the Board may, in its absolute discretion, think fit (subject always to the Statutes and the facilities and requirements of the relevant system).

17.3	All registers of holders relating to securities issued by the Company will be maintained as required by the Regulations and by the rules of the relevant system and will distinguish between securities held in uncertificated form and securities held in certificated form. Unless the Board shall otherwise determine, holdings of the same holder or joint holders in certificated form shall be treated as separate from the same person or persons’ holdings in uncertificated form, but a class of securities shall not be treated as two classes by virtue only of the fact that it comprises securities in certificated form and securities in uncertificated form (even if, as a result of any provision of these Articles or the Regulations, securities are treated differently according to whether they are in certificated or uncertificated form).

17.4	No certificate will normally be issued in respect of securities held by a financial institution.

17.5	The provisions of these Articles shall not apply to shares of any class which are in uncertificated form to the extent that such Articles are inconsistent with:

17.5.1	the holding of shares of that class in uncertificated form;

17.5.2	the transfer of title to shares of that class by means of a relevant system; or

17.5.3	any provision of the Regulations

but notwithstanding this the Board may require the Operator of a relevant system to convert any share held in uncertificated form into certificated form in order to enable the Company to deal with the share in accordance with these Articles.

17.6	The Company shall be entitled to assume that the entries on any record of securities maintained by it in accordance with the Regulations, and regularly reconciled with the register of securities maintained by the Operator of a relevant system, are a complete and accurate reproduction of the particulars entered in the Operator’s register of securities and shall not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance on such assumption; in particular, any provision of these Articles that requires or envisages that action will be taken in reliance on information contained in the Register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

18.	Company’s lien

18.1	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company’s lien on a share shall extend to any amount payable in respect of it.

18.2	The Board may at any time resolve that any share shall be wholly or in part exempt from this Article.

19.	Enforcing lien by sale after notice

19.1	The Company may sell, in such manner as the Board determines, any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after a notice demanding payment has been given to the holder of the share or the relevant transmittee indicating that, if the notice is not complied with, the shares will be sold.

20.	Manner of sale

20.1	To give effect to a sale, the Board may:

20.1.1	in the case of shares held in certificated form, authorise and instruct some person (which may include the holder of shares concerned) to execute an instrument of transfer of the shares sold; and

20.1.2	in the case of shares held in uncertificated form, subject to the system’s rules, require the Operator of a relevant system to convert any such share into certificated form in order to enable the Company to deal with the share in accordance with this Article, and after such conversion authorise and instruct some person to execute an instrument of transfer of the share (and to take such other steps as may be necessary to give effect to the sale);

in each case to, or in accordance with the directions of, the purchaser and the transfer will be valid even if in respect of any of the shares no certificate accompanies the instrument of transfer. The transferee shall not be bound to see to the application of the purchase money and the transferee’s title to the shares shall not be affected by any irregularity or invalidity of the proceedings in reference to the sale.

21.	Application of sale proceeds

21.1	The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (in the case of shares held in certificated form, upon surrender to the Company for cancellation of the certificate for the shares sold and in the case of shares held in uncertificated form, within a reasonable time following receipt by the Company of the net proceeds of sale and subject in each such case to a like lien for any monies not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares immediately before the sale.

22.	Calls

22.1	Subject to the terms of issue, the Board may from time to time make calls upon the members in respect of any money unpaid on their shares (whether in respect of the nominal amount or by way of premium). Each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on the member’s shares. A call may be made payable by instalments. A call may, at any time before receipt by the Company of any sum due under the call, be revoked in whole or in part and payment of a call may be postponed in whole or in part, as the Board may determine.

22.2	A person upon whom a call is made shall remain liable for all calls made upon that person notwithstanding the subsequent transfer of the shares in respect of which the call was made.

23.	Time of call

23.1	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

24.	Liability of joint holders

24.1	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

25.	Interest

25.1	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay all costs, charges and expenses that the Company may have incurred by reason of such non-payment, together with interest on the amount unpaid from the day it became due and payable until the day it is paid at the rate fixed by the terms of issue of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by section 609 of the Companies Act 2006) but the Board may waive payment of the interest wholly or in part.

26.	Sums due on allotment or by way of instalment treated as calls

26.1	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of the nominal amount of the share or by way of premium or as an instalment of a call, shall be deemed to be a call and, if it is not paid these Articles shall apply as if that amount had become due and payable by virtue of a call.

27.	Power to differentiate

27.1	Subject to the terms of issue, the Board may, on the issue of shares, differentiate between the allottees or holders in the amount of calls to be paid and the times of payment.

28.	Advance payment of calls

28.1	The Board may, if it thinks fit, receive from any member willing to advance them all or any part of the monies unpaid and uncalled upon the shares held by the member and may pay interest upon the monies so advanced (to the extent such monies exceed the amount of the calls due and payable upon the shares in respect of which they have been advanced) at such rate (not exceeding 15 per cent. per annum unless the Company by ordinary resolution otherwise directs) as the Board may determine.

28.2	A payment in advance of calls shall extinguish, to the extent of it, the liability upon the shares in respect of which it is advanced.

29.	Notice if call not paid

29.1	If a call or instalment of a call remains unpaid after it has become due and payable, the Board may at any time serve a notice on the holder requiring payment of so much of the call or instalment as remains unpaid together with any interest which may have accrued thereon and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall specify a further day (not being less than 14 clear days from the date of the notice) on or before which, and the place where the payment required by the notice is to be made and shall indicate that if the notice is not complied with the shares in respect of which the call was made or instalment is payable will be liable to be forfeited.

29.2	The Board may accept the surrender of any share liable to be forfeited and, in such case, references in these Articles to forfeiture shall include surrender.

30.	Forfeiture if notice not complied with

30.1	If any notice served under the immediately preceding Article (Notice if call not paid) is not complied with, any share in respect of which the notice was given may, before payment of all calls or instalments and interest due in respect of it is made, be forfeited by (and with effect from the time of the passing of) a resolution of the Board that such share be forfeited. The forfeiture shall include all dividends declared and other monies payable in respect of the forfeited shares and not paid before the forfeiture.

31.	Notice of forfeiture

31.1	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was, before the forfeiture, the holder of the share, but a forfeiture shall not be invalidated by any failure to give such notice. An entry of such notice and an entry of the forfeiture with the date thereof shall forthwith be made in the Register in respect of such share. However, no forfeiture shall be invalidated by any omission to make such entries as aforesaid.

32.	Sale of forfeited share

32.1	Until cancelled in accordance with the Statutes, a forfeited share shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was the holder before the forfeiture or to any other person upon such terms and in such manner as the Board thinks fit. To give effect to a sale or other disposal, the Board may:

32.1.1	in the case of shares held in certificated form, authorise and instruct some person (which may include the holder of shares concerned) to execute an instrument of transfer of the shares; and

32.1.2	in the case of shares held in uncertificated form, subject to the system’s rules, require the Operator of a relevant system to convert any such share into certificated form in order to enable the Company to deal with the share in accordance with this Article, and after such conversion authorise and instruct some person to execute an instrument of transfer of the share (and to take such other steps as may be necessary to give effect to the sale or disposal);

to the designated transferee (and the transfer will be valid even if in respect of any of the shares no certificate accompanies the instrument of transfer). The Company may receive any consideration given for the share on its disposal and may register the transferee as holder of the share. At any time before a sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Board thinks fit.

33.	Arrears to be paid notwithstanding forfeiture

33.1	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares and, in the case of shares held in certificated form, shall surrender to the Company for cancellation the certificate for the forfeited shares but in all cases shall remain liable to the Company for all monies which at the date of forfeiture were presently payable by the person to the Company in respect of those shares with interest thereon from the date of forfeiture until payment at such rate (not exceeding 15 per cent. per annum) as the Board may determine.

33.2	The Board may waive payment wholly or in part and the Board may enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

34.	Statutory declaration and validity of sale

34.1	A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject to the completion of any formalities necessary to effect a transfer) constitute a good title to the share and the person to whom the share is disposed of shall be registered as the holder of the share and shall be discharged from all calls made prior to such disposition and shall not be bound to see to the application of the consideration (if any), nor shall the person’s title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, sale, re-allotment or other disposal of the share.

35.	Power to sell shares of untraced shareholders

35.1	Subject to the Regulations, the Company shall be entitled to sell at the best price reasonably obtainable any shares of a holder or transmittee if in respect of those shares:

35.1.1	no cheque, warrant or other financial instrument or payment sent by the Company in the manner authorised by these Articles has been cashed for a period of at least 12 years (the “qualifying period”) and in the qualifying period the Company has paid at least three dividends and no dividend has been claimed;

35.1.2	the Company has at the expiration of the qualifying period given notice of its intention to sell such shares by two advertisements, one in a national newspaper published in the United Kingdom and the other in a newspaper circulating in the area in which the last known address of the holder or the address at which service of notices may be effected in the manner authorised by these Articles is located;

35.1.3	so far as the Board is aware, the Company has not during the qualifying period or the period of three months after the date of such advertisements (or the later of the two dates if they are published on different dates) and prior to the exercise of the power of sale received any communication from the holder or transmittee, and where this power has arisen and at the time of its exercise that holder or transmittee holds, or is entitled by transmission to hold, any other shares issued in right of the shares to be sold, this power shall be deemed to have arisen also in relation to those other shares.

36.	Manner of sale and creation of debt in respect of net proceeds

36.1	To give effect to any sale pursuant to the immediately preceding Article, the Board may:

36.1.1	in the case of shares held in certificated form, authorise and instruct some person (which may include the holder of shares concerned) to execute an instrument of transfer of the shares; and

36.1.2	in the case of shares held in uncertificated form, subject to the system’s rules, require the Operator of a relevant system to convert any such share into certificated form in order to enable the Company to deal with the share in accordance with this Article, and after such conversion authorise and instruct some person to execute an instrument of transfer of the share (and to take such other steps as may be necessary to give effect to the sale or disposal);

and such instrument of transfer and the taking of such other steps as may be necessary shall be as effective as if they had been executed by the holder or transmittee of the shares. The transfer will be valid even if in respect of any of the shares no certificate accompanies the instrument of transfer. The transferee shall not be bound to see to the application of the purchase money and the transferee’s title shall not be affected by any irregularity in, or invalidity of, the proceedings relating to the sale.

36.2	The net proceeds of sale shall belong to the Company, which shall be indebted to the former holder or transmittee for an amount equal to such proceeds and shall enter the name of such former member or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of it and the Company shall not be required to account for any monies earned on the net proceeds, which may be employed in the business of the Company or otherwise invested as the Board thinks fit.

37.	Form and execution of transfer

37.1	Subject to such of the restrictions of these Articles as may be applicable, a member may transfer all or any of the member’s shares, in the case of shares held in certificated form, by an instrument of transfer in any usual form or in any other form which the Board may approve or, in the case of shares held in uncertificated form, in accordance with the Regulations and the system’s rules and otherwise in such manner as the Board in its absolute discretion shall determine. An instrument of transfer shall be executed by or on behalf of the transferor and (unless the share is fully paid) by or on behalf of the transferee. Subject to the Statutes, the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect of it.

37.2	Subject to the Statutes and notwithstanding any other provisions of these Articles, the Board shall have power to implement any arrangements it may think fit to enable:

37.2.1	title to any securities of the Company to be evidenced and transferred without a written instrument in accordance with the Regulations and the facilities and requirements of the relevant system concerned; and

37.2.2	rights attaching to such securities to be exercised notwithstanding that such securities are held in uncertificated form where, in the Board’s opinion, these Articles do not otherwise allow or provide for such exercise.

37.3	For the avoidance of doubt, nothing in these Articles shall require shares to be transferred by a written instrument if the Statutes and the rules of the Relevant Exchange provide otherwise and the Directors shall be empowered to implement such arrangements as they consider fit in accordance with and subject to the Statutes and the rules of the Relevant Exchange to regulate the transfer of title to shares in the Company and for the approval or disapproval, as the case may be, by the Board or the Operator of any relevant system of the registration of those transfers.

38.	Right to refuse registration of shares

38.1	Subject to the Statutes, the Board may refuse to register the transfer of a certificated share which is not fully paid or on which the Company has a lien; provided that, where any such shares are admitted to a Relevant Exchange, such discretion may not be exercised in such a way as to prevent dealings in the shares of that class from taking place on an open and proper basis.

39.	Other rights to refuse registration

39.1	Subject to the Statutes, the Board may also refuse to register the transfer of a share:

39.1.1	in the case of shares held in certificated form, if it is not lodged, duly stamped (if necessary), at the Office or at such other place as the Board may appoint and accompanied by the certificate for the shares to which it relates (where a certificate has been issued in respect of the shares and these Articles do not provide for such a transfer to be valid without production of the certificate) or such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

39.1.2	if it is not in respect of one class of share only;

39.1.3	if it is not in favour of four or fewer transferees;

39.1.4	if it is in favour of a minor, bankrupt or person of mental ill health;

39.1.5	without prejudice to the foregoing, in the case of shares held in uncertificated form, in any other circumstances permitted by the Regulations or the system’s rules;

39.1.6	where the Board is obliged or entitled to refuse to do so as a result of any failure to comply with a notice under section 793 of the Companies Act 2006; or

39.1.7	if such transfer may violate any law or regulation applicable to the Company, the shares, the holder, the member or proposed transferee or breach of any contractual obligation whether or not the Company is a party to or beneficiary of such contract, including, without limitation, the rules of the Relevant Exchange.

40.	Notice of refusal

40.1	If the Board refuses to register a transfer it shall, in the case of shares held in certificated form, within two months after the date on which the transfer was lodged and, in the case of shares held in uncertificated form, within two months after the date on which the relevant Operator-instruction was received by or on behalf of the Company, send to the transferee notice of the refusal together with its reasons for the refusal.

41.	No fee for registration

41.1	No fee shall be charged for the registration of any instrument of transfer or document relating to or affecting the title to any share.

42.	Lock-up of shares

42.1	The following terms shall have the meanings set forth below for all purposes of this Article 42.

42.1.1	“affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

42.1.2	“Early Release Event” means any of the following: (A) if the Company is merged, consolidated or reorganised with or into another Person, except for any such merger, consolidation or reorganisation in which the ordinary shares of the Company outstanding immediately prior to such merger, consolidation or reorganisation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger, consolidation or reorganisation, a majority, by voting power, of the capital stock of the surviving or resulting corporation (or of a parent company thereof); (B) the Company sells, leases, assigns, transfers, licenses or otherwise disposes of, in one or a series of related transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries, taken as a whole, are held by such Subsidiaries, except where such sale, lease, assignment, transfer, license or other disposition is to a Subsidiary of the Company; (C) any transaction or series of transactions, taken together, that constitute a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or pursuant to which the Company otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; or (D) if the Company’s ordinary shares shall cease to be listed on a national securities exchange, in the case of each of clauses (A), (B), (C) and (D), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalisation, purchase, issuance, sale or transfer of Equity Securities or assets or otherwise.

42.1.3	“Equity Awards” means restricted share units, options, warrants or other equity or equity-based awards or rights with respect to or to purchase ordinary shares granted pursuant to any equity incentive plan, award agreement or other compensatory arrangement of the Company.

42.1.4	“Excluded Shares” means any PIPE Shares, any Pre-PIPE Shares and any shares acquired in open market transactions following the Adoption Date.

42.1.5	“Lock-up Period” means the period beginning on the Adoption Date and ending on the earlier of (i) one hundred and eighty (180) days following the Adoption Date and (ii) with respect to all or any portion of the Lock-up Shares, such earlier date of release as may be permitted pursuant to Article 42.2.

42.1.6	“Lock-up Permitted Transferee” means any Permitted Transferee that becomes bound by the restrictions set forth in this Article 42 in accordance with Article 42.3.

42.1.7	“Lock-up Shareholders” means each holder of ordinary shares immediately following the Adoption Date, other than, solely with respect to any Excluded Shares, any holder of such Excluded Shares.

42.1.8	“Lock-up Shares” means, with respect to any Lock-up Shareholder and its Lock-up Permitted Transferees, all ordinary shares held by such Lock-up Shareholder immediately following the Adoption Date, in each case excluding any Excluded Shares.

42.1.9	“Lock-up Trading Measurement Period” means the period beginning on the ninetieth (90th) day following the Adoption Date and ending on the expiration of the Lock-up Period.

42.1.10	“Permitted Transferee” means, with respect to any Equity Holder, (a) any affiliate of such Equity Holder, (b) in the case of an individual, any member of such individual’s immediate family or any trust, family limited partnership or other estate planning vehicle established for the direct or indirect benefit of such individual or any member of such individual’s immediate family, (c) any partner, member, shareholder or equityholder of such Equity Holder, (d) any nominee, custodian or other Person holding ordinary shares on behalf of a beneficial owner, so long as there is no change in the beneficial ownership of such ordinary shares, and (e) any other Person approved by the Board; provided that, in each case, such transferee complies with Article 42.3.

42.1.11	“PIPE Investment” means any private placement or other subscription investment in ordinary shares consummated substantially concurrently with the Adoption Date.

42.1.12	“PIPE Shares” means any ordinary shares purchased in the PIPE Investment.

42.1.13	“Pre-PIPE Investment” means the investment in ordinary shares contemplated by those certain subscription agreements entered into in March and April 2026 by and among the Company and the investors party thereto.

42.1.14	“Pre-PIPE Shares” means any ordinary shares issued or issuable pursuant to the Pre-PIPE Investment.

42.1.15	“Release Thresholds” means, collectively, the First Lock-Up Release Threshold, Second Lock-Up Release Threshold and the Third Lock-Up Release Threshold.

42.1.16	“Trading Day” means any day on which the Company’s ordinary shares are actually traded on a Relevant Exchange or any other exchange on which the Company’s ordinary shares are then listed or quoted.

42.1.17	“Transfer” means, directly or indirectly, to (a) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge or otherwise dispose of, or agree to dispose of, any security, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any security, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, or any other derivative transaction with respect to any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or clause (b).

42.1.18	“VWAP” means, for any Trading Day, the volume-weighted average price of the Company’s ordinary shares on the principal exchange on which such securities are then listed or quoted, as reported on Bloomberg; provided that, if such price is not available on Bloomberg, such price shall be determined by reference to market quotations for the Company’s ordinary shares on such exchange or quotation system.

42.2	Subject to Article 42.3, each Lock-up Shareholder agrees that it shall not Transfer any Lock-up Shares, or any instruments exercisable or exchangeable for, or convertible into, Lock-up Shares, during the applicable Lock-up Period (the “Lock-up”); provided that, for the avoidance of doubt, any Excluded Shares shall not constitute Lock-up Shares and shall not be subject to the Lock-up.

42.2.1	Fifty percent (50%) of the Lock-up Shares shall be released for Transfer immediately and shall no longer be subject to the Transfer restrictions set forth in Article 42.2 if the VWAP of the Company’s ordinary shares is at or above $12.00 for any twenty (20) Trading Days (which need not be consecutive) over any thirty (30) Trading Day period at any time during the Lock-up Trading Measurement Period (the “First Lock-Up Release Threshold”).

42.2.2	Twenty-five percent (25%) of the Lock-up Shares shall be released for Transfer immediately and shall no longer be subject to the Transfer restrictions set forth in Article 42.2 if the VWAP of the Company’s ordinary shares is at or above $15.00 for any twenty (20) Trading Days (which need not be consecutive) over any thirty (30) Trading Day period at any time during the Lock-up Trading Measurement Period (the “Second Lock-Up Release Threshold”).

42.2.3	Twenty-five percent (25%) of the Lock-up Shares shall be released for Transfer immediately and shall no longer be subject to the Transfer restrictions set forth in Article 42.2 if the VWAP of the Company’s ordinary shares is at or above $18.00 for any twenty (20) Trading Days (which need not be consecutive) over any thirty (30) Trading Day period at any time during the Lock-up Trading Measurement Period (the “Third Lock-Up Release Threshold”).

42.2.4	If an Early Release Event occurs during the Lock-up Period, then all Lock-up Shares that have not been released for Transfer shall be released for Transfer immediately and shall no longer be subject to the Transfer restrictions set forth in this Article 42, effective immediately prior to the consummation of such Early Release Event, and the Lock-up Period shall expire on the date of such Early Release Event.

42.2.5	For the avoidance of doubt, the time period in respect of which any Release Threshold is calculated may run concurrently with, and/or may overlap with, the time period in respect of which any other Release Threshold is calculated, and multiple tranches of Lock-up Shares may therefore be released concurrently with respect to the same period or any overlapping portion thereof.

42.3	Notwithstanding Article 42.2, each Lock-up Shareholder and each of its Lock-up Permitted Transferees (each, an “Equity Holder” and, collectively, the “Equity Holders”) may Transfer Lock-up Shares during the applicable Lock-up Period in the following circumstances:

42.3.1	to any Permitted Transferee; provided that, prior to and as a condition to the effectiveness of any such Transfer, such Permitted Transferee shall execute and deliver to the Company a written agreement to be bound by the restrictions set forth in this Article 42, whereupon such transferee shall be deemed a “Lock-up Permitted Transferee” for all purposes of this Article 42;

42.3.2	as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes; provided that such Transfer shall not involve a disposition for value and, prior to and as a condition to the effectiveness of any such Transfer, the donee or transferee shall execute and deliver to the Company a written agreement to be bound by the restrictions set forth in this Article 42;

42.3.3	upon death by will, testamentary document or intestate succession; provided that, prior to and as a condition to the effectiveness of any Transfer of Lock-up Shares by the applicable recipient, such recipient shall execute and deliver to the Company a written agreement to be bound by the restrictions set forth in this Article 42;

42.3.4	by operation of law, including pursuant to a court or regulatory agency order, qualified domestic order, divorce settlement, divorce decree or separation agreement;

42.3.5	to the Company in connection with the vesting, settlement or exercise of any Equity Awards, including for the payment of any exercise price or tax, remittance or other obligations due as a result of such vesting, settlement or exercise, whether by way of “net” or “cashless” exercise, “net settlement” or otherwise; provided that any ordinary shares received upon such vesting, settlement or exercise and not used for the payment of any such exercise price or tax, remittance or other obligations shall remain subject to the restrictions set forth in this Article 42;

42.3.6	in open market transactions during the Lock-up Period to generate net proceeds, after deducting commissions, in an aggregate amount not to exceed the amount necessary to satisfy (i) any exercise price payable in connection with the exercise during the Lock-up Period of Equity Awards held by such Equity Holder and (ii) any taxes or estimated taxes, including withholding taxes, that become due as a result of the vesting, settlement or exercise during the Lock-up Period of Equity Awards held by such Equity Holder; provided that any ordinary shares retained by such Equity Holder after giving effect to any such sale shall remain subject to the restrictions set forth in this Article 42;

42.3.7	pursuant to a bona fide third-party tender offer, merger, consolidation, arrangement, amalgamation or other similar transaction that is approved by the Board and made to all holders of ordinary shares and that, if consummated, would result in an Early Release Event; provided that, if such transaction is not consummated, the Lock-up Shares shall remain subject to the restrictions set forth in this Article 42;

42.3.8	in connection with the establishment of a written trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act; provided that no Lock-up Shares may be sold, transferred or otherwise disposed of under such plan during the Lock-up Period; and

42.3.9	with the prior written consent of the Board.

42.4	In the case of any Transfer or other transaction pursuant to Articles 42.3.2 to 42.3.6 or 42.3.8, no public filing, report or announcement shall be voluntarily made by or on behalf of the applicable Equity Holder during the Lock-up Period, and if any such filing, report or announcement is legally required during the Lock-up Period, such filing, report or announcement shall clearly indicate the circumstances of such Transfer or other transaction and, where applicable, that the relevant Lock-up Shares remain subject to the restrictions set forth in this Article 42.

43.	Retention of documents

43.1	Any instrument of transfer which is registered may be retained by the Company, but any instrument of transfer which the Board refuses to register shall be returned to the person lodging it when notice of the refusal is given.

44.	Other Registers

44.1	Subject to the Statutes, the Company may keep an overseas, local or other register in any place, and the Board may make and vary such regulations as it may think fit concerning the keeping of that register.

45.	Transmission

45.1	Where transmission occurs in relation to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law, the survivor or survivors (in the case of death) where the member was a joint holder, and the transmittee where the member was a sole holder or the only survivor of joint holders, shall be the only person recognised by the Company as having any title to the relevant shares; but nothing contained in this Article shall release the estate of a deceased member from any liability in respect of any share solely or jointly held by the deceased member.

46.	Election by transmittee

46.1	A transmittee may, upon such evidence being produced as the Board may require and subject (where relevant) to the system’s rules, elect either to become the holder of the share or to have some person nominated by the transmittee registered as the transferee. If electing to become the holder, the transmittee shall give notice to the Company to that effect. If electing to have another person registered, the transmittee shall, subject (where relevant) to the system’s rules, effect or procure a transfer of the share in favour of that person. Subject to the Statutes, all the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if the death or bankruptcy of the member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer executed by the member.

47.	Rights in respect of the share

47.1	A transmittee shall have all the same rights as a holder of the share concerned, except that the transmittee shall not be entitled in respect of the share to attend or vote at any general meeting of the Company or at any separate meeting of the holders of any class of shares in the Company until the transmittee is registered as the holder of the share. The Board may at any time give notice to the transmittee requiring the transmittee to elect either to become the holder of the share or to transfer the share and, if the notice is not complied with within 60 clear days from the date of the notice, the Board may withhold payment of all dividends and other monies payable in respect of the share until the transmittee complies with the notice.

48.	Alteration of capital

48.1	Where the Company sub-divides its shares, or any of them, into shares of a smaller amount, the resolution may determine that, as between the shares resulting from the sub-division, any of them may have a preference or advantage, or may have such qualified or deferred rights or be subject to restrictions, as compared with others.

48.2	Whenever as a result of a consolidation, division or sub-division of shares any member would become entitled to fractions of a share, the Board may deal with the fractions as it thinks fit and, in particular, may:

48.2.1	sell the shares representing the fractions to any person (including, subject to the Statutes, the Company) and may distribute the net proceeds of sale in due proportion among those members except for amounts of £5.00 (or its equivalent in US dollars at the relevant time) or less, which shall be retained for the benefit of the Company. To give effect to any such sale, the Board may authorise and instruct a person to take such steps as may be necessary (subject, in the case of shares held in uncertificated form, to the system’s rules) to transfer or deliver the shares to, or in accordance with the directions of, the purchaser. Subject to the Statutes, where a shareholder holds shares in both certificated and uncertificated form, the Board may for these purposes treat them as separate holdings, and may at its discretion arrange for any shares representing fractions to be entered in the Register as held in certificated or uncertificated form in order to facilitate their sale under this Article. The transferee shall not be bound to see to the application of the purchase money and the transferee’s title shall not be affected by any irregularity in, or invalidity of, the proceedings relating to the sale;

48.2.2	subject to the Statutes, issue to a member credited as fully paid up by way of capitalisation the minimum number of shares required to round up their holding of shares to a number that, following consolidation and division or sub-division, leaves a whole number of shares (such issue being deemed to have been effected immediately before consolidation or sub-division, as the case may be). The amount required to pay up those shares may, as the Board thinks fit, be capitalised by resolution of the Board out of amounts standing to the credit of reserves (including share premium account, capital redemption reserve, redenomination reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares at par, and the Board may exercise all the powers conferred on it by Article 135 without an ordinary resolution; or

48.2.3	consolidate and if required subdivide any such fractions into such number of shares of such class as the Board may determine without the requirement for a resolution of the Company (including into a class of deferred non voting shares with no rights to dividends and rights to capital only after the holders of any other class of share have received back such amounts as the Board determines on a return of capital) and which may be purchased by the Company for the aggregate nominal value of such shares which amount shall be held on trust for the shareholders that would otherwise be entitled to receive payment. No share certificate shall be issued in respect of any such class of shares.

49.	Purchase of own shares

49.1	Subject to the Statutes and to any rights conferred on the holders of any class of shares, the Company may purchase its shares (including any redeemable shares).

49.2	On a purchase by the Company of its own shares, neither the Company nor the Board shall be required to select the shares to be purchased rateably or in any particular manner as between the holders of shares of the same class or as between them and the holders of shares of any other class or in accordance with the rights as to dividends or capital attached to any class of shares.

50.	Convening general meetings

50.1	The Board may convene a general meeting whenever it thinks fit and shall do so on requisition in accordance with the Statutes. A general meeting may be convened and held in any manner permitted by these Articles.

50.2	The Board can make whatever arrangements it thinks fit to allow those entitled to do so to attend and participate in any general meeting, including by means of an electronic facility, and any reference in these Articles to a member’s or proxy’s attendance in person shall be construed accordingly notwithstanding that they might not be in a place where others are physically attending.

50.3	Where attendance by electronic facility is enabled, the requirement to put any document on display or make it available for inspection will be satisfied if the document is made available for the required period in electronic form to those persons entitled to inspect it.

50.4	Unless the notice of meeting provides, or the chair of the meeting decides, otherwise, a general meeting will be treated as taking place where the chair of the meeting is at the time of the meeting.

51.	Length of notice period

51.1	An annual general meeting shall be convened by at least 21 clear days’ notice. Subject to the Statutes, all other general meetings shall be convened by at least 14 clear days’ notice. Subject to these Articles and to any restrictions imposed on any shares, the notice shall be given to all the members, to all transmittees and to the Directors and Auditors.

52.	General meeting record date

52.1	Notwithstanding any other provision of these Articles, and subject to the Statutes, the Board may, for the purpose of determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares, and how many votes such persons may cast, specify in the notice of meeting a time by which a person must be entered on the Register in order to have the right to attend or vote at the meeting provided that such time shall not be more than forty (40) days nor less than ten (10) days before the date of such meeting, and changes to the Register after the time specified by virtue of this Article 52 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

53.	Omission or non-receipt of notice

53.1	No proceedings at any meeting shall be invalidated by any accidental omission to give notice of the meeting, or to send an instrument of proxy, to any person entitled to receive it or, in the case of notice in electronic form or made available by means of a website, to invite any such person to appoint a proxy, or by reason of any such person not receiving any such notice, instrument or invitation.

54.	Change of arrangements for general meetings

54.1	If for any reason the Board considers it impractical or undesirable to hold a meeting on the day, at the time or in any place specified for the holding of the meeting, or if the Board decides to change the arrangements for holding the meetings, whether by introducing, varying or cancelling the use of an electronic facility or in any other respect, it can change such date, time, place and arrangements (or whichever it requires), and may do so more than once in relation to the same meeting. There shall be no business of the meeting other than business that would have been transacted had no change been made. References in these Articles to the time of the holding of general meetings shall in the case of a postponed meeting be construed accordingly and any appointment of proxy may be validly received at such later time as is consistent with the altered time. The Board will, insofar as it is practicable, take reasonable steps to ensure that the change is announced on the Company’s website or by a relevant regulatory news service, but it shall not be necessary to restate the business of the meeting in the announcement.

55.	Quorum

55.1	No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chair of the meeting. Except as otherwise provided by these Articles, two members present in person or by proxy and entitled to vote shall be a quorum for all purposes.

56.	Procedure if quorum not present

56.1	If within five minutes (or such longer time not exceeding one hour as the chair of the meeting may decide to wait) after the time appointed for the commencement of the meeting a quorum is not present, the meeting shall (if requisitioned in accordance with the Statutes) be dissolved or (in any other case) stand adjourned to such other day (not being less than ten clear days nor more than 28 days later) and time as may be decided by the chair of the meeting, who shall also decide as to any place or places for the meeting and the means of attending and participating at the adjourned meeting. One member present in person or by proxy (whatever the number of shares held by the member) and entitled to vote shall be a quorum at the adjourned meeting.

56.2	The Company shall give not less than seven clear days’ notice of any meeting adjourned through want of a quorum and the notice shall specify that one member present in person or by proxy (whatever the number of shares held by the member) and entitled to vote shall be a quorum.

57.	Chair of general meeting

57.1	The chair (if any) of the Board or, in the chair’s absence, the deputy chair (if any) shall preside as chair at every general meeting. If there is no such chair or deputy chair, or if at any meeting neither the chair nor a deputy chair is present within five minutes after the time appointed for the commencement of the meeting, or if neither of them is willing to act as chair, the Directors present shall choose one of their number to act, or if one Director only is present that Director shall preside as chair, if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote shall elect one of their number to be chair.

57.2	The chair of the meeting may invite any person to attend and speak (including by means of an electronic facility) at any general meeting of the Company whom the chair considers to be equipped by knowledge or experience of the Company’s business to assist in the deliberations of the meeting.

57.3	The decision of the chair of the meeting as to points of order, matters of procedure or arising incidentally out of the business of a general meeting shall be conclusive, as shall be the chair’s decision, acting in good faith, on whether a point or matter is of this nature.

58.	Attendance and speaking at general meetings

58.1	The Directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it, including arrangements involving the use of an electronic facility for those who are not in a place where others are physically attending.

58.2	A person is able to exercise the right to speak at a general meeting when that person is in a position during the meeting, including by means of an electronic facility, to communicate simultaneously to all those attending the meeting any information or opinions which that person has on the business of the meeting.

58.3	A person is able to exercise the right to vote at a general meeting when:

58.3.1	that person is able, including by means of an electronic facility, to vote during the meeting on resolutions put to the vote at the meeting or, in the case of a poll, within the time specified for the taking of the poll; and

58.3.2	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

58.4	All persons seeking to attend and participate in a general meeting by means of an electronic facility are responsible for maintaining adequate facilities to enable them to do so. Subject to the right of the chair to adjourn a general meeting under these Articles, the inability of a person at any time to attend or participate in the whole or any part of a general meeting by means of an electronic facility shall not invalidate the proceedings of that meeting.

58.5	Each Director shall be entitled to attend and to speak at any general meeting of the Company and at any separate general meeting of the holders of any class of shares or debentures in the Company.

59.	Satellite meeting places

59.1	If the Board so decides, a general meeting or adjourned meeting may be held at a certain place (the “Principal Place”), such as the place at which the chair of the meeting will be present, but with one or more other places made available as satellite meeting places. Members entitled to attend and participate in the meeting who attend any such satellite meeting place in person or by proxy may be counted in the quorum and participate in the general meeting or adjourned meeting as if they were at the Principal Place; and for the purposes of these Articles the meeting shall consist of all those persons entitled to attend and participate in the meeting who attend (including by means of an electronic facility), whether at the Principal Place or any satellite meeting place.

59.2	If not stated in the notice of meeting, the location of any satellite meeting place may be given in a letter accompanying the notice of meeting, but any failure to do this will not invalidate the notice of meeting.

59.3	The meeting will be duly constituted and its proceedings valid if the chair of the meeting is satisfied that facilities are available throughout the meeting to enable all members or proxies attending the meeting by whatever means and at all the meeting places to:

59.3.1	participate in the business for which the meeting has been called;

59.3.2	hear all the people who speak at the meeting and at any satellite meeting place; and

59.3.3	be heard by all other people attending and participating in the meeting.

59.4	The Board may make such arrangements as it thinks fit for simultaneous attendance and participation at the meeting, including the use of over-flow rooms, and may vary any such arrangements or make new arrangements. Arrangements may be notified in advance or at the meeting by whatever means the Board thinks appropriate to the circumstances. Each person entitled to attend the meeting will be bound by the arrangements made by the Board.

60.	Security arrangements

60.1	The Board may direct that persons entitled to attend any general meeting should submit to such procedures, including searches, identification vetting, health and safety checks, questions or other security arrangements or restrictions, both before and during the meeting, as the Board shall, in compliance with the Statutes, consider appropriate in the circumstances and the Board may in its absolute discretion refuse entry or access by electronic facility to the meeting to any person who fails to comply with any such procedure. If any person has gained entry or access to a general meeting and refuses to comply with any such procedure or disrupts the proper and orderly conduct of the meeting, the chair of the meeting may at any time without the consent of the meeting require the person to leave or to be removed from the meeting or may, if the person is participating by electronic facility, disconnect the person from the meeting.

61.	Adjournments

61.1	The chair of the meeting may at any time without the consent of the meeting adjourn any meeting (whether or not it has commenced or a quorum is present) either indefinitely or to such time as the chair may decide if it appears to the chair that:

61.1.1	any place appointed for the meeting cannot conveniently accommodate the persons entitled to attend;

61.1.2	the conduct of persons present prevents, or is likely to prevent, the orderly continuation of business or the security arrangements for holding the meeting are otherwise compromised or likely to be inadequate;

61.1.3	the outage, inadequacy or unreliability of any electronic facility used for the purposes of the meeting is such that the meeting cannot properly proceed; or

61.1.4	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted and, if the chair fixes a time for the adjourned meeting the chair shall also decide as to any place or places for the adjourned meeting and the means of attending and participating at the adjourned meeting.

61.2	In addition, the chair of the meeting may at any time with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting either indefinitely or to such time as the chair may decide. When the chair fixes a time for the adjourned meeting the chair shall also decide as to any place or places for the adjourned meeting and the means of attending and participating at the adjourned meeting, but if the meeting is adjourned indefinitely such matters shall be fixed by the Board.

61.3	No business shall be transacted at any adjourned meeting except business which might properly have been transacted at the meeting had the adjournment not taken place. Except as expressly provided otherwise, the provisions of these Articles relating to general meetings shall apply equally to any adjourned meeting.

62.	Notice of adjourned meeting

62.1	If a meeting is adjourned indefinitely or for 30 days or more or for lack of a quorum, at least seven clear days’ notice specifying the place, the day and the time of the adjourned meeting shall be given, but it shall not be necessary to specify in the notice the nature of the business to be transacted at the adjourned meeting. Otherwise, it shall not be necessary to give notice of an adjourned meeting.

63.	Method of voting

63.1	For so long as any shares are held in a settlement system operated by DTC, any resolution put to the vote of a general meeting must be decided on a poll (and for so long as any shares are held in a settlement system operated by DTC this provision may not be amended without the unanimous consent of all the members). If no shares are held in a settlement system operated by DTC, at any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands a poll is duly demanded. Subject to the Statutes, a poll may be demanded by:

63.1.1	the chair of the meeting;

63.1.2	at least five members or proxies entitled to vote on the resolution;

63.1.3	any member or proxy alone or together with one or more others representing in aggregate at least one-tenth of the total voting rights of all the members having the right to attend and vote on the resolution (excluding any voting rights attached to any shares held as treasury shares); or

63.1.4	any member or proxy alone or together with one or more others holding or having been appointed in respect of shares conferring a right to vote on the resolution, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right (excluding any voting rights attached to any shares held as treasury shares).

63.2	Unless a poll is so required or demanded and the demand is not withdrawn, a declaration by the chair of the meeting that a resolution has been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

63.3	Where members are present in person or by proxy by means of an electronic facility, all resolutions shall be decided on a poll and without first being put to a show of hands. A poll shall be deemed to have been duly demanded automatically at the time fixed for the meeting and those attending by electronic facility shall cast their votes by such electronic means as the Board shall have approved.

64.	Votes of members

64.1	Subject to the Statutes, to any rights or restrictions attached to any shares and to any other provisions of these Articles, on a show of hands every member who is present in person shall have one vote and on a poll every member shall have one vote for every share of which the member is the holder.

64.2	If the notice of the meeting has specified a time (which is not more than 48 hours, taking no account of any part of a day that is not a working day, before the time fixed for the meeting) by which a person must be entered on the Register in order to have the right to attend and vote at the meeting, no person registered after that time shall be eligible to attend and vote at the meeting in person or by proxy by right of that registration, even if present at the meeting. References in these Articles to members present in person or by proxy shall be construed accordingly.

65.	Votes of joint holders

65.1	In the case of joint holders of a share who are entitled to vote the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the Register.

66.	Votes of member suffering incapacity

66.1	A member in respect of whom an order has been made by any competent court or official on the ground that the member is or may be suffering from mental disorder or is otherwise incapable of managing the member’s own affairs may vote, whether on a show of hands or on a poll, by any person authorised in such circumstances to do so on the member’s behalf and that person may vote on a poll by proxy. The vote of such member shall not be valid unless evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote is deposited at the Office, or at such other place as is specified in accordance with these Articles for the deposit of appointments of proxy in hard copy form, not later than the last time at which an appointment of proxy should have been delivered in order to be valid for use at that meeting or on the holding of that poll.

67.	No right to vote where sums overdue on shares

No member shall, unless the Board otherwise decides, vote at any general meeting or at any separate meeting of holders of any class of shares in the Company, either in person or by proxy, or exercise any other right or privilege as a member in respect of any share in the Company held by the member unless all monies presently payable by the member in respect of that share have been paid.

68.	Votes on a poll

68.1	On a poll, a member entitled to more than one vote on a poll need not, if the member votes, use all the member’s votes, or cast all the votes the member uses, in the same way.

69.	Right to withdraw demand for a poll

69.1	Except in the case of a poll that, in accordance with these Articles, has been deemed to have been demanded, the demand for a poll may, before the earlier of the close of the meeting and the taking of the poll, be withdrawn but only with the consent of the chair of the meeting and, if a demand is withdrawn, any other persons entitled to demand a poll may do so. If a demand is withdrawn, it shall not be taken to have invalidated any result of a show of hands declared before the demand was made. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the chair of the meeting may give whatever directions the chair considers necessary to ensure that the business of the meeting proceeds as it would have if the demand had not been made.

70.	Procedure if poll demanded

70.1	A duly demanded poll shall be taken in such manner as the chair of the meeting directs and the chair may appoint scrutineers (who need not be persons entitled to vote) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

71.	When poll to be taken

71.1	A poll duly demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll duly demanded on any other question shall be taken either forthwith or on such date (being not more than 30 days after the poll is demanded) as may be fixed by the chair of the meeting, who shall also give directions as to any place or places for taking the poll and the manner or means (including by electronic facility) by which it will be taken. No notice need be given of a poll not taken immediately if the time at which it is to be taken, and any place or places for taking the poll and the manner or means by which it will be taken are announced at the meeting at which it is demanded. In any other case, at least seven clear days’ notice shall be given specifying the time and any place or places for taking the poll and the manner or means by which it will be taken. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

72.	Continuance of other business after poll demanded

72.1	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

73.	Proposal or amendment of resolution

73.1	A resolution proposed by the chair of the meeting does not need to be seconded.

73.2	A resolution duly proposed as a special resolution may be amended by ordinary resolution if the chair of the meeting or adjourned meeting at which the resolution is to be proposed proposes that the resolution be amended and the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

73.3	A resolution duly proposed as an ordinary resolution may be amended by ordinary resolution if, at least 48 hours prior to the time appointed for holding the meeting, or adjourned meeting, at which the ordinary resolution is to be proposed, a person entitled to vote at that meeting or adjourned meeting gives notice of the terms of the amendment and of the intention to move the amendment by lodging such notice in writing in hard copy form at the Office, or if it is received from such person in electronic form at the electronic address at which the Company has, or is deemed to have, agreed to receive it, and the proposed amendment does not, in the reasonable opinion of the chair of the meeting or adjourned meeting, materially alter the scope of the resolution.

74.	Amendment of resolution ruled out of order

74.1	If an amendment is proposed to any resolution under consideration which the chair of the meeting rules out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

75.	Objections or errors in voting

75.1	If:

75.1.1	any objection shall be raised to the qualification of any voter;

75.1.2	any votes have been counted which ought not to have been counted or which might have been rejected; or

75.1.3	any votes are not counted which ought to have been counted the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless it is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chair of the meeting and shall only vitiate the decision of the meeting on any resolution if the chair of the meeting decides that the matter objected to or the error may have affected the decision of the meeting. The decision of the chair of the meeting on such matters shall be conclusive.

76.	Proxies sent or supplied in electronic form

76.1	The Board may (and shall for so long as any shares are held in a settlement system operated by DTC or if and to the extent that the Company is required to do so by the Statutes) allow an appointment of proxy to be sent or supplied in electronic form (including with respect to any shares held in a settlement system operated by DTC or in the name of a Depositary, by way of a voter instruction form) subject to any conditions or limitations as the directors may specify. Where the Company has given an electronic address in any instrument of proxy or invitation to appoint a proxy, any document or information relating to proxies for the meeting (including any document necessary to show the validity of, or otherwise relating to, an appointment of proxy, or notice of the termination of the authority of a proxy) may be sent by electronic means to that address, subject to any conditions or limitations specified in the relevant notice of meeting.

77.	Execution of an appointment of proxy

77.1	If the appointment of a proxy is:

77.1.1	in hard copy form, it shall be executed under the hand of the appointor or of the appointor’s attorney authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign it;

77.1.2	in electronic form, it shall be executed by or on behalf of the appointor or otherwise authenticated by the appointor in a manner satisfactory to the Board.

77.2	Subject as provided in this Article, in the case of an appointment of proxy purporting to be executed on behalf of a corporation by an officer of that corporation it shall be assumed, unless the contrary is shown, that such officer was duly authorised to do so on behalf of that corporation without further evidence of that authorisation.

77.3	A proxy need not be a member of the Company.

78.	Times for deposit of an appointment of proxy

78.1	The appointment of a proxy shall:

78.1.1	if in hard copy form, be deposited at the Office (or at such other address or place as is specified for the purpose in the notice convening the meeting or in the instrument) not less than 48 hours, taking no account of any part of a day that is not a working day, before the time of the holding of the meeting or adjourned meeting at which the person named in the appointment proposes to vote, or by such later time as the Board decides; or

78.1.2	if in electronic form, where an address has been specified for the purpose of receiving documents or information by electronic means:

78.1.2.1	in the notice convening the meeting, or

78.1.2.2	in any instrument of proxy sent out by the Company in relation to the meeting, or

78.1.2.3	in any invitation to appoint a proxy by electronic means issued by the Company in relation to the meeting,

be received at such address not less than 48 hours, taking no account of any part of a day that is not a working day, before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote, or by such later time as the Board decides;

78.1.3	in the case of a poll taken more than 48 hours after it is demanded, be deposited or received in that manner after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll, or by such later time as the Board decides; or

78.1.4	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chair of the meeting or to any Director, provided in each case that the power of attorney or other authority (if any) under which it is signed, or a copy of such authority certified notarially or in some other way approved by the Board, has been received in hard copy form (or, to the extent the Directors think fit, in electronic form) at the Office, or at such other address or place as is specified for the purpose in the notice convening the meeting or in the instrument, no later than the latest time for receipt of the appointment of proxy. An appointment of proxy that is not deposited, delivered or received in a manner so permitted shall be invalid.

78.2	Except as provided otherwise in any terms and conditions issued, endorsed or adopted by the Board to facilitate the appointment by members of more than one proxy to exercise all or any of the member’s rights at a meeting, when two or more valid but differing appointments of proxy are deposited, delivered or received in respect of the same share for use at the same meeting, the one which is last deposited, delivered or received (regardless of its date or of the date of execution) shall be treated as replacing the others as regards that share; if the Company is unable to determine which was last deposited, delivered or received, none of them shall be treated as valid in respect of that share. The deposit, delivery or receipt of an appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned.

79.	Form of appointment of proxy

79.1	The appointment of a proxy shall be in any usual form or any other form that the Board may approve and may relate to more than one meeting (including, with respect to any shares held through a Depositary, an omnibus proxy which enables such Depositary to exercise rights in a number of different ways for the shares that it holds). The Board may, if it thinks fit but subject to the Statutes, include with the notice of any meeting forms of appointment of proxy for use at the meeting.

79.2	Appointments of proxies may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions, but the Company shall not be obliged to ascertain that any proxy has complied with those or any other instructions given by the appointor and no decision on any resolution shall be vitiated by reason only that any proxy has not done so.

79.3	A member may appoint more than one proxy in relation to a meeting, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by the member. The appointment of a proxy shall be deemed to include all the relevant member’s rights to attend and speak at the meeting and vote in respect of the share or shares concerned (but so that each proxy appointed by that member may vote on a show of hands notwithstanding that the member would only have had one vote if voting in person, and may demand or join in demanding a poll as if the proxy held the share or shares concerned) and, except to the extent that the appointment comprises instructions to vote in a particular way, to permit the proxy to vote or abstain as the proxy thinks fit on any business properly dealt with at the meeting, including a vote on any amendment of a resolution put to the meeting or on any motion to adjourn.

79.4	On a vote on a resolution on a show of hands at a meeting, every proxy present who has been duly appointed by one or more members entitled to vote on the resolution has one vote, except that if the proxy has been duly appointed by more than one member entitled to vote on the resolution and:

79.4.1	has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it, or

79.4.2	has been instructed to vote the same way (either for or against) on the resolution by all of those members except those who have given the proxy discretion as to how to vote on the resolution the proxy is entitled to one vote for and one vote against the resolution.

79.5	The appointment shall, unless the contrary is stated in it, be as valid for any adjournment of the meeting as for the meeting to which it relates (regardless of any change of date, time or place effected in accordance with these Articles).

80.	Validity of proxy

80.1	Subject to the Statutes, a vote given or poll demanded by proxy shall be valid, notwithstanding the previous determination of the proxy’s authority unless notice of such determination was received by the Company at the Office (or at such other place at which the appointment of proxy was duly deposited or, where the appointment of the proxy was in electronic form, at the address at which such appointment was duly received) not later than the last time at which an appointment of proxy should have been deposited, delivered or received in order to be valid for use at the meeting or on the holding of the poll at which the vote was given or the poll demanded.

81.	Maximum validity of proxy

81.1	A valid appointment of proxy shall cease to be valid after the expiration of 12 months from the date of its execution except that it will remain valid after that for the purposes of a poll or an adjourned meeting if the meeting at which the poll was demanded or the adjournment moved was held within the 12-month period.

82.	Class meetings

82.1	A separate meeting for the holders of a class of shares, whether or not called in connection with a variation or abrogation of class rights, shall be convened and conducted as nearly as possible in the same way as a general meeting, except that the necessary quorum (other than at an adjourned meeting) is two persons, present in person or by proxy, holding or representing by proxy at least one-third in nominal value of the capital paid up on the shares of the class (excluding any shares held as treasury shares) and, at an adjourned meeting, one person holding shares of that class present in person or by proxy, and any holder of shares of that class, present in person or by proxy and entitled to vote at the meeting, may demand a poll and shall be entitled on a poll to one vote for every share of that class of which they are the holder. No member, other than a Director, is entitled to notice of a separate class meeting or to attend unless they are a holder of shares of that class and no vote may be given except in respect of a share of that class.

83.	Number of Directors

83.1	Unless otherwise determined by ordinary resolution of the Company, the number of Directors (disregarding alternate directors) shall not be less than two but shall not be subject to any maximum number.

84.	No shareholding qualification for Directors

84.1	No shareholding qualification for Directors shall be required.

85.	Fees

85.1	Each of the Directors (but not including, unless the Board determines otherwise, any Director who for the time being holds an executive office or employment with the Company or a subsidiary of the Company) shall be paid a fee for the Director’s services at such rate as may from time to time be determined by the Board or by a committee authorised by the Board; provided that the agreement or payment of any such fee would not result in non-compliance with any listing requirements of the Relevant Exchange.

86.	Expenses

86.1	The Directors may be paid all travelling, hotel and other expenses properly incurred by them in the conduct of the Company’s business performing their duties as Directors including all such expenses incurred in connection with attending and returning from meetings of the Board or any committee of the Board or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in connection with the business of the Company.

87.	Remuneration

87.1	Any Director who is appointed to any executive office may be paid such remuneration (whether by way of salary, commission, participation in profits or otherwise) in such manner as the Board or any committee authorised by the Board may decide, provided that the agreement or payment of any such fee would not result in non-compliance with any listing requirements of the Relevant Exchange.

87.2	Any Director who serves on any committee or who devotes special attention to the business of the Company or goes or resides abroad for any purposes of the Company shall receive such remuneration by way of salary, commission, participation in profits or otherwise as the Board or any committee authorised by the Board may determine in addition to or in lieu of any remuneration paid to, or provided for, such Director by or pursuant to any other provision of these Articles; provided the payment of any such extra remuneration would not result in non-compliance with any listing requirements of the Relevant Exchange.

88.	Appointment, removal and resignation of alternates

88.1	Any Director (other than an alternate Director) may appoint any other Director, or any other person permitted by law to act as a Director, to be the Director’s alternate and may revoke any such appointment, in either case by notice in writing delivered to the Secretary at the Office or delivered in any other manner (including by electronic means) approved by the Board. If the alternate is not already a Director, the appointment, unless previously approved by the Board, shall have effect only upon and subject to its being so approved. Any appointment of an alternate will only have effect once the person who is to be appointed has consented to act.

88.2	If the appointor so requests, an alternate shall (subject to giving to the Company an address for service within the United Kingdom) be entitled to receive notice of all meetings of the Board or of committees of the Board of which the appointor is a member, to attend and vote and be counted in the quorum as a Director at any such meeting at which the appointor is not personally present, and generally, in the absence of the appointor, at the meeting to exercise and discharge all the functions, powers and duties of the appointor as a Director and for the purposes of the proceedings at the meeting, these Articles shall apply as if the alternate were a Director. A Director present at a meeting of the Board or committee of the Board and appointed alternate for another Director shall have an additional vote for each appointor of the alternate who is absent from such meeting (but shall count as one only for the purpose of determining whether a quorum is present).

88.3	Execution by an alternate of any document (including any deed) on behalf of the Company or any resolution in writing of the Board or a committee of the Board shall, unless the notice of appointment of the alternate provides to the contrary, be as effective as execution by the appointor.

88.4	An alternate shall cease to be an alternate if the alternate resigns or if for any reason the alternate’s appointment is revoked or if the alternate’s appointor ceases to be a Director; but if a Director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which the Director retires, any appointment of an alternate made by the Director which was in force immediately prior to the Director’s retirement shall continue as if the Director had not retired. The appointment of an alternate shall be revoked on the happening of any event that, if the alternate were a Director, would cause vacation of such office under these Articles.

89.	Alternate to be responsible for own acts and payment of alternate

89.1	An alternate shall be deemed an officer of the Company and shall be subject to these Articles relating to Directors (except as regards power to appoint an alternate and remuneration) and an alternate shall not be deemed the agent of the alternate’s appointor and shall alone be responsible to the Company for the alternate’s own acts and defaults. An alternate may be interested in and benefit from contracts, arrangements, transactions and other matters or situations and be paid expenses and indemnified, and accept benefits from third parties, to the same extent as if the alternate were a Director but, except to the extent that the alternate’s appointor directs the payment to the alternate of part or all of the fee or other remuneration which would otherwise be payable to the appointor, the alternate shall not be entitled to any fee or other remuneration from the Company for acting in that capacity.

90.	Executive Directors

90.1	The Board or any committee authorised by the Board may from time to time appoint one or more of its body to hold any employment or executive office with the Company for such period (subject to the Statutes) and on such other terms as the Board or any committee authorised by the Board may decide and may revoke or terminate any appointment so made. Any revocation or termination of the appointment shall be without prejudice to any claim for damages that the Director may have against the Company or that the Company may have against the Director for any breach of any contract of service between the Director and the Company.

90.2	The Board may from time to time appoint any person to any office or employment having a descriptive designation or title including the word “director” or attach to any existing office or employment with the Company such a designation or title and may at any time determine any such appointment or the use of any such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment with the Company shall not imply that the holder of the office is a director of the Company nor shall such holder thereby be empowered in any respect to act as a director of the Company or be deemed to be a director for any of the purposes of the Statutes or these Articles.

91.	General powers of the Company vested in the Board

91.1	The business of the Company shall be managed by the Board, which, subject to these Articles and any direction given to the Company by special resolution, may exercise all the powers of the Company. No alteration of these Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given.

91.2	The powers given by this Article shall not be limited by any special power given to the Board by any other Article.

92.	Agents

92.1	The Board may, by power of attorney or otherwise, appoint any person to be the agent of the Company on such terms (including terms as to remuneration) and subject to such conditions as it may decide and may delegate to any person so appointed any of its powers, authorities and discretions (with power to sub-delegate). The Board may remove any person so appointed and may revoke or vary the delegation but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

92.2	The power to delegate contained in this Article shall be effective in relation to the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain Articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by committee authorised by the Board.

93.	Delegation to individual Directors

93.1	The Board may entrust to and confer upon a Director any of its powers, authorities and discretions (with power to sub-delegate) upon such terms (subject to the Statutes) and subject to such conditions and with such restrictions as it may decide. The Board may from time to time revoke or vary all or any of them but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

93.2	The power to delegate contained in this Article shall be effective in relation to the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain Articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by a committee authorised by the Board.

94.	Delegation to committees

94.1	The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee consisting of such person or persons as it thinks fit (whether a member or members of its body or not) provided that the majority of the members of the committee are Directors. Subject to any restriction on sub-delegation imposed by the Board, any committee so formed may exercise its power to sub-delegate by sub-delegating to any person or persons (whether or not a member or members of the Board or of the committee). Subject to any regulations imposed on it by the Board, the proceedings of any committee consisting of two or more members shall be governed by the provisions in these Articles for regulating proceedings of the Board so far as applicable except that no meeting of that committee shall be quorate for the purpose of exercising any of its powers, authorities or discretions unless a majority of the committee present at the meeting are Directors. A member of a committee shall be paid such remuneration (if any) in such manner as the Board may decide, and, in the case of a Director, either in addition to or in place of the Director’s ordinary remuneration as a Director.

94.2	The power to delegate contained in this Article shall be effective in relation to the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain of these Articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by a committee authorised by the Board.

95.	Power to establish local boards etc

95.1	The Board may:

95.1.1	establish any divisional, departmental, regional, local or area boards, divisions or managing agencies for introducing, conducting or managing all or any of the business or affairs of the Company, either in the United Kingdom or elsewhere;

95.1.2	make regulations for the proceedings and activities of any such establishment (but so that otherwise its proceedings shall be governed by those of these Articles which regulate proceedings of the Board to the extent that they are capable of applying to it);

95.1.3	appoint any persons (whether Directors or not) as regional directors, local directors, divisional directors, area directors, advisory directors, managers or agents or to serve in any other capacity in connection with any such establishment, and may fix their remuneration;

95.1.4	delegate to any such establishment and to any such appointee (including anyone appointed before this Article was adopted) any of the powers, authorities and discretions vested in the Board, with power to sub-delegate; or

95.1.5	authorise any such appointees to fill any vacancies in any such establishment and to act notwithstanding vacancies,

provided that any such appointment or delegation shall be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any persons so appointed, and may revoke, suspend or vary any such delegation but this shall not affect the position of any person dealing in good faith who has not had notice that the Board has done so. No such appointee shall be a Director as such or be entitled to be present at any meeting of the Board (except at the request of the Board and, if present at such request, the appointee shall not be entitled to vote at that meeting) or have power under the terms of this Article to enter into any contract or transact any business on behalf of the Company except to the extent (if any) specifically authorised by the Board.

96.	Provision for employees

96.1	The Board may exercise any power conferred by the Statutes to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

97.	The Company’s name

97.1	Subject to the Statutes, the Board may from time to time change the name of the Company to any name considered by the Board to be advantageous, expedient or otherwise desirable.

98.	Borrowing Powers

98.1	Subject to these Articles and the Statutes, the Board may exercise all the powers of the Company to borrow money, to guarantee, to indemnify and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, or to give security whether outright or as collateral security, for any debt, liability or obligation of the Company or of any third party. There is no requirement on the Board to restrict the borrowing of the Company or any of its subsidiary undertakings.

99.	Annual Retirement of Directors

99.1	With effect from the Adoption Date, the Directors shall be divided into three classes of Directors, designated as “Class I”, “Class II” and “Class III”, respectively. The number of Directors in each class shall be as nearly equal as possible.

99.2	The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting following the Adoption Date, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting following the Adoption Date, and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting following the Adoption Date.

99.3	Commencing at the Company’s first annual general meeting following the Adoption Date, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election.

99.4	In the event of any increase in the number of Directors, the newly created directorships resulting from such increase shall be apportioned by the board among the classes of Directors so as to maintain such classes as nearly equal as possible. No decrease in the number of Directors shall shorten the term of any incumbent Director.

99.5	Notwithstanding the foregoing provisions, each Director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal.

99.6	Any vacancy on the Board arising from the death, resignation, disqualification, removal or other cessation of office of a Director shall be filled by the Board. Any Director appointed to fill such vacancy shall be appointed to the same class as the Director whose office became vacant and shall hold office for the remainder of the full term of that class and until his or her successor is duly elected and qualified.

100.	Position of Retiring Director

100.1	Subject to these Articles, the Company at the meeting at which a Director retires may fill the vacated office and, in default, the retiring Director shall, if willing and permitted by law to act as a Director, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the reappointment of the Director is put to the meeting and lost. If the Director is not reappointed or deemed to be reappointed, the Director shall retain office until the meeting appoints someone willing and permitted by law to act as a Director in the Director’s place or, if it does not do so, until the end of the meeting.

100.2	Subject to these Articles, if, immediately following the meeting at which Directors have retired pursuant to these Articles, there would for any reason be fewer Directors in office than the minimum number fixed by or in accordance with these Articles, each of the retiring Directors who stood for reappointment at the meeting shall, if willing and permitted by law to act as a Director, be deemed to have been reappointed as a Director and shall remain in office, but such Directors:

100.2.1	may act only for the purposes of filling vacancies and convening general meetings of the Company and may only perform such duties as are appropriate to maintain the Company as a going concern and to comply with the Company’s legal and regulatory obligations; and

100.2.2	shall, as a matter of priority and as soon as reasonably practicable following the meeting at which they retired, convene a general meeting for the purpose of appointing at least the minimum number of Directors fixed by or in accordance with these Articles, and each of them shall, if not reappointed at the meeting, retire from office at the end of the meeting unless the number of Directors appointed at the meeting is below that minimum number, in which case they (and any Director appointed at the meeting) shall remain in office on the terms and subject to the restrictions prescribed by this Article 100.2 as if they had retired and been deemed reappointed under it.

101.	Eligibility for appointment as a Director

101.1	No person other than a Director retiring, whether by rotation or otherwise, shall be appointed or reappointed a Director at any general meeting unless:

101.1.1	they are recommended by the Board and are willing and permitted by law to act as a Director; or

101.1.2	they are permitted by law to act as a Director and, not less than seven nor more than 42 clear days before the day appointed for the meeting, notice executed by a member qualified to vote at the meeting (not being the person to be proposed) has been delivered to the Office (or received in electronic form at the electronic address at which the Company has or is deemed to have agreed to receive it) of the intention to propose that person for appointment or reappointment stating the particulars which would, if the person were so appointed or reappointed, be required to be included in the Company’s register of directors together with notice executed by that person of that person’s willingness to be appointed or reappointed.

102.	Power of the Company to appoint Directors

102.1	Subject to these Articles, the Company may by ordinary resolution appoint as a Director any person who is willing and permitted by law to act as a Director, either to fill a vacancy on or as an addition to the existing Board, but so that the total number of Directors shall not at any time exceed any maximum number fixed by or in accordance with these Articles. A resolution for the appointment of two or more persons as Directors by a single resolution shall be void unless a resolution that it shall be so proposed has first been agreed to by the meeting without any vote being given against it.

103.	Power of the Board to appoint Directors

103.1	Without prejudice to the power of the Company in general meeting under these Articles to appoint any person to be a Director, the Board may appoint as a Director any person who is willing and permitted by law to act as a Director, either to fill a vacancy or as an addition to the existing Board, but so that the total number of Directors shall not at any time exceed any maximum number fixed by or in accordance with these Articles. Any Director so appointed shall hold office only until the conclusion of the next following annual general meeting and, if not reappointed at that meeting, shall vacate office at the conclusion of the meeting.

104.	Company’s power to remove a Director and appoint another in the Director’s place

104.1	In addition to any power conferred by the Statutes, the Company may by an ordinary resolution remove any Director before the expiration of the Director’s period of office and may, subject to these Articles, by ordinary resolution appoint as a Director another person who is willing and permitted by law to act as a Director in the Director’s place.

105.	Vacation of office by Directors

105.1	Without prejudice to the provisions for retirement by rotation or otherwise contained in these Articles, the office of a Director shall be vacated as soon as:

105.1.1	notification is received by the Company from the Director that the Director is resigning from office as Director, and such resignation has taken effect in accordance with its terms;

105.1.2	a bankruptcy order is made against the Director or the Director makes any arrangement or composition with creditors generally in satisfaction of the Director’s debts;

105.1.3	a registered medical practitioner who is treating the Director gives a written opinion to the Company stating that the Director has become physically or mentally incapable of acting as a director and may remain so for more than three months or, by reason of the Director’s mental health, a court makes an order which wholly or partly prevents the Director from personally exercising any powers or rights that the Director would otherwise have;

105.1.4	without the permission of the Board, the Director is absent from meetings of the Board for six consecutive months (whether or not an alternate appointed by the Director attends) and the Board resolves that the Director’s office is vacated;

105.1.5	the Director ceases to be a Director by virtue of the Statutes or is prohibited by law or (if applicable) any rules of the Relevant Exchange from being a Director or is removed from office under these Articles;

105.1.6	notice in writing that the Director is to vacate office executed by or on behalf of all the Directors other than the Director, or any alternate for the Director who is not a Director or an alternate for another Director, is delivered to the Office or tendered at a meeting of the Board, provided those Directors are not less than three in number. Separate notices in substantially the same form each executed by or on behalf of one or more of those Directors shall together be as effective as a single notice signed by all of them; or

105.1.7	the Director’s contract of service or letter of appointment as a Director expires without being renewed within 14 days or is terminated.

106.	Directors’ Transactions, offices, employment and interests

106.1	Subject to the Statutes and the terms of any authorisation given under Article 107, a Director notwithstanding being in office as a Director:

106.1.1	may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with the office of Director and may act personally or through a firm in a professional capacity for the Company (otherwise than as Auditor) and in either such case on such terms as to remuneration (whether by way of salary, commission, participation in profits or otherwise) and otherwise as the Board may determine, and any such remuneration shall be either in addition to or in lieu of any remuneration provided for, by or pursuant to any other Article;

106.1.2	may be a party to any contract or arrangement with, or interested in shares or other securities issued by, the Company;

106.1.3	may be a director or other officer of, or employed by, or a party to any contract or arrangement with, or interested in shares or other securities issued by, any undertaking in the same group as the Company or promoted by the Company or by any such undertaking, or in which the Company or any such undertaking is otherwise interested or as regards which the Company or any such undertaking has any powers of appointment;

106.1.4	shall not be accountable to the Company for any remuneration or benefit which the Director derives from any contract, arrangement, interest, office or employment sanctioned by this Article, and no such contract, arrangement, interest, office or employment shall be liable to be avoided on the ground of such remuneration or benefit nor its receipt constitute a breach of the Director’s duty under the Companies Act 2006 not to accept benefits from third parties;

106.1.5	shall not be in breach of the Director’s duties by reason only of the fact that the Director is excluded from the receipt of information, or from participation in decision-making or discussion (whether at meetings of the directors or otherwise), that will or may relate to any such office, employment, contract or interest; and

106.1.6	shall not be required to disclose to the Company, or use in relation to the Company’s affairs, any confidential information the Director obtains in connection with any such office, employment, contract or interest if the Director’s doing so would result in a breach of a duty or an obligation of confidence owed by the Director in that connection provided that the Director has disclosed to the Board the nature and extent of any material interest the Director has, but no such disclosure shall be necessary of any office or employment with any subsidiary undertaking of the Company or any interest in a transaction or arrangement that would not be required to be declared by the Director under the Statutes, and a general notice given to the Board that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction or arrangement of the nature and extent so specified, and for the purposes of this Article an interest of which a Director has no knowledge and of which it is unreasonable to expect the Director to have knowledge shall not be treated as an interest of the Director.

106.2	The Board may cause any voting power conferred by the shares in any other company held or owned by the Company or any power of appointment to be exercised in such manner in all respects as it thinks fit, including the exercise of either of such powers in favour of a resolution appointing the Directors, or any of them, to be directors or officers of the other company, or in favour of the payment of remuneration to the directors or officers of the other company.

106.3	Except as otherwise provided by these Articles, a Director shall not vote on, or be counted in the quorum in relation to, any resolution of the Board or of a committee of the Board concerning any matter in which, to the Director’s knowledge, the Director has, directly or indirectly, an interest (other than the Director’s interest in shares or debentures or other securities of, or otherwise in or through, the Company) or duty which (together with any interest of a person connected with the Director) is material and, if the Director shall do so, the Director’s vote shall not be counted. A Director shall be entitled to vote on and be counted in the quorum in respect of any resolution concerning any of the following matters:

106.3.1	the giving to the Director of any guarantee, security or indemnity in respect of money lent or obligations incurred by the Director or by any other person at the request of or for the benefit of, the Company or any of its subsidiary undertakings;

106.3.2	the giving by the Company of any guarantee, security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the Director has personally assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

106.3.3	the Director’s subscribing or agreeing to subscribe for, or purchasing or agreeing to purchase, any shares, debentures or other securities of the Company or any of its subsidiary undertakings as a holder of securities, or the Director’s being, or intending to become, a participant in the underwriting or sub-underwriting of an offer of any such shares, debentures, or other securities by the Company or any of its subsidiary undertakings for subscription, purchase or exchange;

106.3.4	any contract concerning any company (not being a company in which the Director owns one per cent. or more (as defined in this Article)) in which the Director is interested, directly or indirectly, and whether as an officer, shareholder, creditor or otherwise;

106.3.5	any arrangement for the benefit of employees of the Company or any of its subsidiary undertakings under which the Director benefits in a similar manner as the employees and which does not accord to any Director as such any privilege or advantage not accorded to the employees to whom the arrangement relates;

106.3.6	any contract concerning any insurance which the Company is empowered to purchase or maintain for, or for the benefit of, any Directors or for persons who include Directors; or

106.3.7	any indemnity permitted by these Articles (whether in favour of the Director or others as well) against any costs, charges, expenses, losses and liabilities sustained or incurred by the Director as a director of the Company or of any of its subsidiary undertakings, or any proposal to provide funds to meet any expenditure incurred or to be incurred by the Director in mounting a defence in any criminal or civil proceeding in connection with any alleged negligence, default, breach of duty or breach of trust by the Director in relation to the Company or any of its subsidiary undertakings, or any investigation, or action proposed to be taken, by a regulatory authority in that connection, or for the purposes of any application for relief under the Companies Act 2006, or in order to enable the Director to avoid incurring such expenditure.

106.4	A Director shall not vote on, or be counted in the quorum in relation to, any resolution of the Board concerning the Director’s own appointment, or the settlement or variation of the terms or the termination of the Director’s own appointment, as the holder of any office or place of profit with the Company or any company in which the Company is interested but, where proposals are under consideration concerning the appointment, or the settlement or variation of the terms or the termination of the appointment, of two or more Directors to offices or places of profit with the Company or any company in which the Company is interested, a separate resolution may be put in relation to each Director and in that case each of the Directors concerned shall be entitled to vote on and be counted in the quorum in relation to each resolution which does not concern either: (a) the Director’s own appointment or the settlement or variation of the terms or the termination of the Director’s own appointment; or (b) the appointment of another Director to an office or place of profit with a company in which the Company is interested and in which the Director seeking to vote or be counted in the quorum is interested by virtue of owning of one per cent. or more (as defined in this Article).

106.5	A company shall be deemed to be a company in which a Director owns one per cent. or more if and so long as the Director is directly or indirectly the holder of or beneficially interested in one per cent. or more of any class of the equity share capital of such company or of the voting rights available to members of such company. For this purpose, there shall be disregarded any shares held by a Director as bare or custodian trustee and in which the Director has no beneficial interest, any shares comprised in a trust in which the Director’s interest is in reversion or remainder (if and so long as some other person is entitled to receive the income from such trust) and any shares comprised in an authorised unit trust scheme in which the Director is interested only as a unit holder.

106.6	Where a company in which a Director owns one per cent. or more is materially interested in a contract, the Director shall also be deemed to be materially interested in that contract.

106.7	For the purposes of this Article, an interest of a person who is, for any purpose of the Statutes, connected with a Director shall be treated as an interest of the Director and, in relation to an alternate Director, an interest of the relevant appointor shall be treated as an interest of the alternate Director without prejudice to any interest which the alternate Director has otherwise.

106.8	References in this Article to a contract include references to any proposed contract and to any transaction or arrangement whether or not constituting a contract.

106.9	If any question shall arise at any meeting of the Board as to the materiality of the interest of a Director (other than the chair of the meeting) or as to the entitlement of any Director (other than the chair of the meeting) to vote or be counted in the quorum and the question is not resolved by the Director’s voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be referred to the chair of the meeting and the chair’s ruling in relation to the Director concerned shall be conclusive except in a case where the nature or extent of the interest (so far as it is known to the Director) has not been fairly disclosed to the Board. If any question shall arise in respect of the chair of the meeting, the question shall be decided by resolution of the Board (for which purpose the chair shall be counted in the quorum but shall not vote on the matter) and the resolution shall be conclusive except in a case where the nature or extent of the interest (so far as it is known to the chair) has not been fairly disclosed to the Board.

106.10	Subject to the Statutes, the Company may by ordinary resolution suspend or relax the provisions of this Article to any extent or ratify any contract not properly authorised by reason of a contravention of this Article.

107.	Conflicts of interest requiring Board authorisation

107.1	The Board may, provided the quorum and voting requirements set out below are satisfied, authorise any matter that would otherwise involve a Director being in breach of duty under section 175 of the Companies Act 2006 to avoid conflicts of interest.

107.2	Any Director (including the Director concerned) may propose that the Director concerned be authorised in relation to any matter the subject of such a conflict. Such proposal and any authority given by the Board shall be effected in the same way that any other matter may be proposed to and resolved upon by the Board under the provisions of these Articles, except that the Director concerned and any other Director with a similar interest:

107.2.1	shall not count towards the quorum at the meeting at which the conflict is considered;

107.2.2	may, if the other members of the Board so decide, be excluded from any Board meeting while the conflict is under consideration; and

107.2.3	shall not vote on any resolution authorising the conflict except that, if the Director or other Director does vote, the resolution will still be valid if it would have been agreed to if any such vote had not been counted.

107.3	Where the Board gives authority in relation to such a conflict:

107.3.1	the Board may (whether at the time of giving the authority or at any time or times subsequently) impose such terms upon the Director concerned as it may determine, including the exclusion of that Director from the receipt of information, or participation in any decision-making or discussion (whether at meetings of the Board or otherwise) related to the conflict;

107.3.2	the Director concerned will be obliged to comply with any terms imposed by the Board from time to time in relation to the conflict and will not be in breach of duty as a Director to the extent the Director does so;

107.3.3	the authority may provide that, where the Director concerned (otherwise than by virtue of the Director’s position as a director of the Company) obtains information that is confidential to a third party, the Director will not be obliged to disclose that information to the Company, or to use the information in relation to the Company’s affairs, where to do so would amount to a breach of that confidence;

107.3.4	the authority may also provide that the Director concerned shall not be accountable to the Company for any benefit that the Director receives as a result of the conflict;

107.3.5	the receipt by the Director concerned of any remuneration or benefit as a result of the conflict shall not constitute a breach of the duty under the Companies Act 2006 not to accept benefits from third parties;

107.3.6	the terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded); and

107.3.7	the Board may withdraw the authority at any time.

108.	Directors’ gratuities and pensions

108.1	The Board or any committee authorised by the Board may exercise all the powers of the Company to provide benefits, whether by the payment of gratuities, pensions, annuities, allowances, bonuses or by insurance or otherwise, for any Director or former Director who holds or who has held but no longer holds any executive office, other office, place of profit or employment with the Company or with any body corporate which is or has been a subsidiary undertaking of the Company or a predecessor in business of the Company or of any such subsidiary undertaking, and for any member of the Director’s or former Director’s family (including a spouse and a former spouse) or any person who is or was dependent on the Director or former Director, and may (as well before as after the Director or former Director ceases to hold such office, place of profit or employment) establish, maintain, support, subscribe to and contribute to any scheme, trust or fund for the benefit of all or any such persons and pay premiums for the purchase or provision of any such benefits. The Board or any committee authorised by the Board may procure any of these matters to be done by the Company either alone or in conjunction with any other person.

108.2	No Director or former Director shall be accountable to the Company or the members for any benefit provided pursuant to this Article and the receipt of any such benefit shall not disqualify any person from being or becoming a Director.

109.	Board meetings

109.1	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. A Director may, and the Secretary on the requisition of a Director shall, convene a meeting of the Board.

110.	Notice of Board meetings

110.1	Notice of a Board meeting shall be deemed to be properly given to a Director if it is given to the Director personally or by word of mouth or sent in writing or in electronic form to the Director at the last known address of the Director or any other address given by the Director to the Company for this purpose.

110.2	Notice of a Board meeting need not be given to Directors who waive their entitlement to notice of that meeting by giving notice to that effect to the Company not more than seven days after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

111.	Voting

111.1	Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting shall have a second or casting vote.

112.	Quorum

112.1	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and unless so fixed at any other number shall be two provided that, for the purposes of any meeting held pursuant to Article 107 to authorise a Director’s conflict, if there is only one Director besides the Director concerned and Directors with a similar interest, the quorum shall be one.

112.2	Subject to these Articles, any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

113.	Board vacancies below minimum number

113.1	The continuing Directors or a sole continuing Director may act notwithstanding any vacancies on the Board, but, if the number of Directors is less than the minimum number fixed by or in accordance with these Articles, the continuing Directors or Director may act only for the purpose of filling vacancies on the Board or of convening a general meeting of the Company. If there are no Directors or Director able or willing to act, any two members may call a general meeting of the Company for the purpose of appointing Directors.

114.	Appointment of chair

114.1	The Board may appoint a Director to be the chair of the Board and may at any time remove the Director from that office. Unless the Director is unwilling to do so, the Director so appointed shall preside at every meeting of the Board at which the Director is present. But if there is no Director holding that office, or if the Director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the Directors present may appoint one of their number to be chair of the meeting.

115.	Competence of the Board

115.1	A meeting of the Board at which a quorum is present shall be competent to exercise all powers, authorities and discretions for the time being vested in or exercisable by the Board.

116.	Participation in meetings by telephone

116.1	All or any of the members of the Board or of any committee of the Board may participate in a meeting of the Board or that committee by means of a conference telephone or any communication equipment that allows all persons participating in the meeting to hear and speak to each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chair of the meeting is and shall be deemed to be a meeting even if there is only one person physically present where it is deemed to take place.

117.	Written resolutions

117.1	A resolution in writing signed by:

117.1.1	all the Directors entitled to receive notice of a meeting of the Board, if that number is sufficient to constitute a quorum; or

117.1.2	by all the members of a committee of the Board

(but excluding any Director whose vote is not to be counted in respect of that particular matter) shall be as valid and effectual as if it had been passed at a meeting of the Board or that committee duly convened and held and may be contained in one document (or in several documents in all substantial respects in like form) each signed by one or more of the Directors or members of that committee. Any such document may be constituted by letter or (provided it is in writing) in electronic form or otherwise as the Board may from time to time approve.

118.	Company books

118.1	The Board shall cause minutes to be made in books kept for the purpose of recording:

118.1.1	all appointments of officers made by the Board; and

118.1.2	all proceedings at meetings of the Company, of the holders of any class of shares in the Company and of the Board and of committees of the Board, including the names of the Directors or members of a committee of the Board present at each such meeting.

118.2	Subject to the Statutes, any such minutes, if purporting to be signed by the chair of the meeting at which the appointments were made or proceedings held or by the chair of the next succeeding meeting, shall be sufficient evidence of the facts stated in them without any further proof.

119.	Validity of acts of the Board or a committee

119.1	All acts done by the Board or by a committee of the Board, or by a person acting as a Director or member of a committee of the Board shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, member of a committee of the Board, or person acting as a Director, or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if each such person had been duly appointed and was qualified and had continued to be a Director or member of the committee and had been entitled to vote.

120.	Appointment and removal of Company Secretary

120.1	Subject to the Statutes, the Secretary shall be appointed by the Board at such remuneration and upon such terms as it thinks fit. If thought fit, two or more persons may be appointed as joint Secretaries with the power to act jointly and severally. Any Secretary so appointed may be removed by the Board.

120.2	The Board may from time to time appoint an assistant or deputy secretary who, during such time as there may be no Secretary or no Secretary capable of acting, may act as Secretary and do any act authorised or required by these Articles or by law to be done by the Secretary. The signature of any document as Secretary by such assistant or deputy secretary shall be conclusive evidence (without invalidating that signature for any purpose) that at the time of signature there was no Secretary or no Secretary capable of acting.

121.	Use of seal

121.1	The Seal shall only be used by the authority of the Board or of a committee authorised by the Board in that behalf and, unless otherwise decided by the Board or any such committee, any document to which the Seal is applied must also be signed by at least one authorised person in the presence of a witness who attests the signature. For the purposes of this Article, an authorised person is any Director, the Company Secretary or any person authorised by the Board or such committee for the purpose of signing documents to which the Seal is applied.

122.	Company may declare dividends

122.1	Subject to the Statutes, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Board. Subject to the Statutes, any determination by the Board of the amount of profits at any time available for distribution shall be conclusive.

123.	Board may pay interim dividends and fixed dividends

123.1	Subject to the Statutes, the Board may pay interim dividends if it appears to the Board that they are justified by the financial position of the Company. If the share capital of the Company is divided into different classes, the Board may pay interim dividends on shares which confer deferred or non-preferred rights to dividends as well as on shares which confer preferential or special rights to dividends, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The Board may also pay at intervals settled by it any dividend payable at a fixed date if it appears to the Board that the financial position of the Company justifies the payment. If the Board acts in good faith, it shall not incur any liability to the holders of shares conferring preferred rights for any loss which they may suffer by reason of the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

124.	Calculation and currency of dividends

124.1	Except in so far as the rights attaching to any share otherwise provide:

124.1.1	all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, but (for the purposes of this Article only) no amount paid up on a share in advance of calls shall be treated as paid up on the share;

124.1.2	all dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and

124.1.3	any dividends or other monies payable on or in respect of any share may be declared in any currency or currencies, and paid in the same currency or currencies or in any other currency or currencies, and subject to such charges to cover the costs of conversion, as the Board may determine, using where required such basis of conversion (including the rate and timing of conversion) as the Board decides.

125.	Waiver of dividends

125.1	The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the relevant member or transmittee and delivered to the Company and if or to the extent that it is accepted as such or acted upon by the Company.

126.	Non-cash dividends

126.1	Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the Board, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of the value fixed by the Board for the purpose of their recommendation, including paid up shares or other securities in any other company or by issuing debt securities of a nominal value equivalent to that of the dividend or distribution. Where any difficulty arises concerning such dividend or distribution, the Board may settle it as the Board thinks expedient and in particular may issue fractional certificates or, subject to the Statutes and, in the case of shares held in uncertificated form, the system’s rules, authorise and instruct any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution of any assets and may determine that cash shall be paid to any member upon the basis of the value so fixed in order to secure equality of distribution and may vest any assets to be distributed in trustees as the Board may consider expedient.

127.	Scrip dividends

127.1	Subject to the Statutes, the Board may, if authorised by an ordinary resolution of the Company offer the holders of ordinary Shares the right to elect to receive new ordinary Shares, credited as fully paid, instead of cash for all or part (as determined by the Board) of any dividend. The following provisions shall apply:

127.1.1	an ordinary resolution may specify a particular dividend or dividends, or may specify all or any dividends, declared or paid within a specified period;

127.1.2	the basis of allotment to each entitled holder of ordinary shares shall be such number of new ordinary shares credited as fully paid as have a value as nearly as possible equal to (but not greater than) the amount of the dividend (disregarding any tax credit) which the holder has elected to forgo. For this purpose, the “value” of an ordinary share shall be deemed to be whichever is the greater of its nominal value and the average of the middle market quotations for the Company’s ordinary shares on the Relevant Exchange or, if a Relevant Exchange quote is not available, such other exchange or quotation service on which the Company’s ordinary shares are listed or quoted as derived from such. A certificate or report by the Auditors as to the amount of the value in respect of any dividend shall be conclusive evidence of that amount;

127.1.3	no fraction of an ordinary share shall be allotted and if any holder of ordinary shares would otherwise be entitled to fractions of a share, the Board may deal with the fractions as it thinks fit, including determining that the whole or part of the benefit of fractional entitlements will be disregarded or accrue to the Company or that the value of fractional entitlements will be accumulated on behalf of a member (without entitlement to interest) and applied in paying up new shares in connection with a subsequent offer by the Company of the right to receive shares instead of cash in respect of a future dividend;

127.1.4	the Board shall not proceed with any election unless the Company has sufficient reserves or funds which may be capitalised to give effect to the election following the Board’s determination of the basis of allotment;

127.1.5	on or as soon as practicable after announcing that the Board is to recommend or pay any dividend, the Board, if it intends to offer an election for that dividend, shall also announce that intention and, having determined the basis of allotment, shall notify the entitled holders of ordinary shares (other than any in relation to whom an election mandate in accordance with this Article is subsisting) of the right of election offered to them, and shall send with, or following, such notification, forms of election and shall specify the procedure to be followed and place at which, and the latest date and time by which, duly completed forms of election must be received in order to be effective;

127.1.6	the dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary shares in respect of which an election has been duly made (the “elected shares”) and instead additional ordinary shares shall be allotted to the holders of the elected shares on the basis of allotment so determined. For such purpose, the Board shall capitalise, out of any amount standing to the credit of any reserve or fund (including the profit and loss account), whether or not it is available for distribution, as the Board may determine, a sum equal to the aggregate nominal amount of the additional ordinary shares to be allotted on that basis and apply it in paying up in full the appropriate number of ordinary shares for allotment and distribution to the holders of the elected shares on that basis; and

127.1.7	the additional ordinary shares so allotted shall be allotted as of the record date for the dividend for which the right of election has been offered and shall rank pari passu in all respects with the fully paid ordinary shares then in issue except that they will not rank for the dividend or other distribution entitlement in respect of which they have been issued. Unless the Board otherwise determines (and subject always to the Regulations and the system’s rules), the ordinary shares so allotted shall be issued as shares in certificated form (where the ordinary shares in respect of which they have been allotted were in certificated form at the Scrip Record Time) or as shares in uncertificated form (where the ordinary shares in respect of which they have been allotted were in uncertificated form at the Scrip Record Time) provided that if the Company is unable under the system’s rules to issue ordinary shares in uncertificated form to any person, such shares shall be issued as shares in certificated form. For these purposes, the “Scrip Record Time” means such time on the record date for determining the entitlements of members to make elections as described in this Article, or on such other date as the Board may in its absolute discretion determine.

127.2	The Board may establish or vary a procedure for election mandates whereby a holder of ordinary shares may elect concerning future rights of election offered to that holder under this Article until the election mandate is revoked following that procedure.

127.3	The Board may exclude from any offer any holders of ordinary shares if it believes that it is necessary or expedient to do so in relation to any legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange or other authority in, any territory or that for any other reason the offer should not be made to them.

128.	Enhanced scrip dividends

128.1	Subject to the Statutes and without prejudice to the generality of Article 127, the Board may, in respect of any cash dividend or other distribution (or any part thereof) declared or payable in relation to any financial year or period of the Company, offer to each holder of ordinary shares the right to elect to receive new ordinary shares, credited as fully paid, in respect of the whole or part of the ordinary shares held by them instead of such cash dividend, on any basis described in that Article but so that the entitlement of each holder of ordinary shares to such new ordinary shares shall be determined by the Board such that the value (determined on the basis decided on by the Board) of the new ordinary shares concerned may exceed the cash amount that such holders of ordinary shares would otherwise have received by way of dividend and, in respect of such offer, that Article shall take effect subject to this Article. Any offer made under this Article shall be an alternative to any offer made under that Article in respect of a particular cash dividend (but shall form part of any plan which is in operation thereunder).

128.2	The Board may exclude from any offer any holders of ordinary shares if it believes that it is necessary or expedient to do so in relation to any legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange or other authority in, any territory or that for any other reason the offer should not be made to them.

129.	Right to deduct amounts due on shares from dividends

129.1	The Board may deduct from any dividend or other monies payable in respect of a share to a member all sums of money (if any) presently payable by the member to the Company on account of calls or otherwise in respect of shares of the Company.

130.	No interest on dividends

130.1	No dividend or other monies payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

131.	Payment procedure

131.1	All dividends and interest shall belong and be paid (subject to any lien of the Company) to those entitled members whose names shall be on the Register at the date at which such dividend shall be declared or at the date on which such interest shall be payable respectively, or at such other date as the Company by ordinary resolution or the Board may determine notwithstanding any subsequent transfer or transmission of shares.

131.2	The Company may pay any dividend, interest or other monies payable in cash in respect of shares by direct debit, bank transfer, cheque, dividend warrant, money order or by any other method (including by electronic means) as the Board may consider appropriate.

131.3	Every such cheque, warrant or order shall be made payable to the person to whom it is sent, or to such other person as the holder or the joint holders may in writing direct, and may be sent by post or equivalent means of delivery directed to the registered address of the holder or, in the case of joint holders, to the registered address of the joint holder whose name stands first in the Register, or to such person and to such address as the holder or joint holders may in writing direct.

131.4	Every such payment made by direct debit or bank transfer shall be made to the holder or joint holders or to or through such other person as the holder or joint holders may in writing direct.

131.5	In respect of shares in uncertificated form, where the Company is authorised to do so by or on behalf of the holder or joint holders in such manner as the Board shall from time to time consider sufficient, the Company may pay any such dividend, interest or other monies by means of the relevant system. Every such payment shall be made in such manner as may be consistent with the system’s rules and, without prejudice to the generality of the foregoing, may include the sending by the Company or by any person on its behalf of an instruction to the Operator to credit the cash memorandum account of the holder or joint holders or, if permitted by the Company, of such person as the holder or joint holders may in writing direct.

131.6	The Company shall not be responsible for any loss of any such cheque, warrant or order and any payment made in any manner permitted by these Articles shall be at the sole risk of the holder or joint holders. Without prejudice to the generality of the foregoing, if any such cheque, warrant or order has been, or is alleged to have been, lost, stolen or destroyed, the Board may, on request of the person entitled thereto, issue a replacement cheque, warrant or order subject to compliance with such conditions as to evidence and indemnity and the payment of out of pocket expenses of the Company in connection with the request as the Board may think fit.

131.7	The issue of such cheque, warrant or order, the collection of funds from or transfer of funds by a bank in accordance with such direct debit or bank transfer or, in respect of shares in uncertificated form, the making of payment in accordance with the system’s rules, shall be a good discharge to the Company.

132.	Receipt by joint holders

132.1	If several persons are registered as joint holders of any share, any one of them may give effectual receipts for any dividend or other monies payable in respect of the share.

133.	Where payment of dividends need not be made

133.1	The Company may cease to send any cheque or warrant through the post or to effect payment by any other means for any dividend or other monies payable in respect of a share which is normally paid in that manner on that share if in respect of at least two consecutive dividends payable on that share payment, through no fault of the Company, has not been effected (or, following one such occasion, reasonable enquiries have failed to establish any new address of the holder) but, subject to these Articles, the Company shall recommence payments in respect of dividends or other monies payable on that share by that means if the holder or transmittee claims the arrears of dividend and does not instruct the Company to pay future dividends in some other way.

134.	Unclaimed dividends

134.1	All dividends, interest or other sums payable unclaimed for one year after having become due for payment may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The retention by the Company of, or payment into a separate account of, any unclaimed dividend or other monies payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect of it. Any dividend, interest or other sum unclaimed after a period of 12 years from the date when it became due for payment shall be forfeited and shall revert to the Company.

135.	Capitalisation of profits

135.1	Upon the recommendation of the Board, the Company may pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or all or any part of any sum standing to the credit of any reserve or fund (whether or not available for distribution).

135.2	Subject as provided below, the Board may appropriate the sum resolved to be capitalised to the members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or (subject to approval by ordinary resolution and to any subsisting special rights previously conferred on any shares or class of shares) in paying up in full shares of any class or debentures of the Company of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other provided that:

135.2.1	the Company shall for the purposes of this Article be deemed to be such a member in relation to any shares held as treasury shares which, if not so held, would have ranked for any such distribution by way of dividend, but only insofar as the appropriated sum is to be applied in paying up in full shares of the Company; and

135.2.2	the share premium account, the capital redemption reserve, and any reserve or fund representing profits which are not available for distribution may only be applied in paying up in full shares of the Company.

135.3	The Board may authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they are entitled upon such capitalisation and any matters incidental thereto, any agreement made under such authority being binding on all such members.

135.4	If any difficulty arises concerning any distribution of any capitalised reserve or fund, the Board may, subject to the Statutes and, in the case of shares held in uncertificated form, the system’s rules, settle it as the Board considers expedient and in particular may issue fractional certificates, authorise any person to sell and transfer any fractions or resolve that the distribution should be made as nearly as practicable in the correct proportion or may ignore fractions altogether, and may determine that cash payments shall be made to any members in order to adjust the rights of all parties as the Board considers expedient.

135.5	Where, pursuant to an employees’ share scheme, the Company has granted options to subscribe for shares on terms which provide (inter alia) for adjustments to the subscription price payable on the exercise of such options or to the number of shares to be allotted upon such exercise in the event of any increase or reduction in, or other reorganisation of, the Company’s issued share capital and an otherwise appropriate adjustment would result in the subscription price for any share being less than its nominal value, then, subject to and in accordance with the provisions of the Statutes, the Board may, on the exercise of any of the options concerned and payment of the subscription which would have applied had such adjustment been made, capitalise any such profits or other sum as is mentioned in Article 135.1 to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the exercise of such options and apply such amount in paying up such balance and allot shares fully paid accordingly. The other provisions of this Article 135 shall apply mutatis mutandis to any such capitalisation except that the authority of an ordinary resolution of the Company shall not be required.

135.6	Notwithstanding Articles 135.1 to 135.5, where:

135.6.1	the Board has established a Rights Plan and has granted Rights in accordance therewith as provided in Articles 153.1 and 153.2 below, and

135.6.2	the Board has exercised any discretion which may be conferred upon it by any Rights Plan so established to exchange or cause to be exchanged all or part of the Rights (other than Rights held by or on behalf of an Acquiring Person, which would have become void) for shares, for the purposes of giving effect to any such exchange as is referred to in Article 135.6.2, the Board may (without the authority of an ordinary resolution of the Company):

135.6.3	resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or other fund of the Company, including, without limitation, the Company’s share premium account and capital redemption reserve, whether or not available for distribution, being an amount equal to the nominal amount of the shares which are to be exchanged for the Rights (other than Rights held by or on behalf of or for the benefit of an Acquiring Person); and

135.6.4	apply that sum in paying up in full shares and allot such shares, credited as fully paid, to the holders of Rights (other than an Acquiring Person) and/or to a Depositary (including, for the avoidance of doubt, to a nominee of a Depositary) in exchange for the Rights (other than Rights held by or on behalf of or for the benefit of an Acquiring Person).

135.7	The provisions of Articles 135.3 and 135.4 shall apply mutatis mutandis to any resolution of the Board pursuant to Article 135.6.2 as they apply to any resolution of the Board pursuant to Article 13.5.1.

136.	Authentication of documents

136.1	Any Director or the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents or other information affecting these Articles and any resolutions passed by the Company or the Board or any committee and any books, records, accounts, documents and other communications relating to the business of the Company and to certify copies or extracts as true copies or extracts. Anything purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company, the Board or any committee which is certified as such in accordance with this Article shall be conclusive evidence in favour of all persons dealing with the Company upon the faith of such copy that such resolution has been duly passed or, as the case may be, that such minute or extract is a true and accurate record of proceedings at a duly constituted meeting.

137.	Power to choose record date

137.1	Notwithstanding any other provision of these Articles, the Company or the Board may fix any date as the record date for any dividend, distribution, allotment or issue and such record date may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made.

138.	Strategic report

138.1	The Company may send or supply copies of its strategic report (with prescribed supplemental material) to the members, debenture holders and Auditors in place of its annual accounts and reports.

139.	Inspection of records

139.1	No member in the capacity of member shall have any right of inspecting any record, book or document of any description belonging to the Company except as conferred by the Statutes or authorised by the Board or by ordinary resolution of the Company.

140.	Destruction of documents

140.1	Subject to compliance with the system’s rules, the Company may destroy:

140.1.1	any instrument of transfer of shares and any other document on the basis of which an entry is made in the Register, at any time after the expiration of six years from the date of registration;

140.1.2	any instruction concerning the payment of dividends or other monies in respect of any share or any notification of change of name or address, at any time after the expiration of two years from the date the instruction or notification was recorded; and

140.1.3	any share certificate which has been cancelled, at any time after the expiration of one year from the date of cancellation,

provided that the Company may destroy any such type of document after such shorter period as the Board may determine if a copy of such document is retained electronically or by other similar means and is not destroyed earlier than the original might otherwise have been destroyed in accordance with this Article.

140.2	It shall conclusively be presumed in favour of the Company that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every share certificate so destroyed was a valid and effective document duly and properly cancelled and that every other document so destroyed was a valid and effective document in accordance with its particulars recorded in the books or records of the Company provided that:

140.2.1	this Article shall apply only to the destruction of a document in good faith and without express notice that its retention was relevant to any claim (regardless of the parties to the claim);

140.2.2	nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than the times referred to in this Article or in any case where the conditions of this Article are not fulfilled; and

140.2.3	references in this Article to the destruction of any document or thing include references to its deletion or disposal in any manner.

141.	Form of communications

141.1	Except to the extent that these Articles provide otherwise, and subject to compliance with the Statutes, anything sent or supplied by or to any person, including the Company, under these Articles may be sent or supplied, whether or not because the Statutes require it to be sent or supplied, in any way (including, except in the case of anything supplied to the Company, by making it available on a website) in which documents or information required to be sent or supplied may be sent or supplied by or to that person in accordance with the Companies Act 2006.

141.2	Except insofar as the Statutes require otherwise, the Company shall not be obliged to accept any notice, document or other information sent or supplied to the Company in electronic form unless it satisfies such stipulations, conditions or restrictions (including for the purpose of authentication) as the Board thinks fit, and the Company shall be entitled to require any such notice, document or information to be sent or supplied in hard copy form instead.

141.3	Any notice, document or other communication (including copies of accounts or summary financial statements) to be given to or by any person pursuant to these Articles (other than a notice calling a meeting of Directors) shall be in writing except that, if it is in electronic form, it need not be in writing unless these Articles specifically require it to be.

141.4	Subject to the Statutes, the Board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means under these Articles.

141.5	Nothing in these Articles shall prevent the Company from sending or supplying any notice, document or information in hard copy form instead of in electronic form on any occasion.

142.	Communication with joint holders

142.1	In the case of joint holders of a share, all notices, documents or other information shall be given to the joint holder whose name stands first in the Register in respect of the joint holding and shall be deemed to have been given to all the joint holders. Any agreement by that holder that notices, documents and other information may be sent or supplied in electronic form or by being made available on a website shall be binding on all the joint holders.

143.	Communication with members in a restricted jurisdiction

143.1	Other than in respect of a Depositary, to which this Article 143.1 shall not apply, a member whose registered address is within a Restricted Jurisdiction and who sends to the Company an address which is not within a Restricted Jurisdiction at which a document or information may be sent to them shall be entitled to have the document or information sent to them at that address (provided that, in the case of a document or information sent by electronic means, including, without limitation, any notification required by the Statutes that the document or information is available on a website, the Company so agrees, which agreement the Company shall be entitled to withhold in its absolute discretion including, without limitation, in circumstances in which the Company considers that the sending of the document or information to such address using electronic means would or might infringe the laws of any other jurisdiction) but otherwise:

143.1.1	no such member shall be entitled to receive any document or information from the Company; and

143.1.2	without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general.

144.	Communications after transmission

144.1	Any notice, document or other information sent or supplied to any member pursuant to these Articles shall, notwithstanding that the member is then dead or bankrupt or that any other event giving rise to the transmission of the share by operation of law has occurred and whether or not the Company has notice of the death, bankruptcy or other event, be deemed to have been properly sent or supplied in respect of any share registered in the name of that member as sole or joint holder.

144.2	Unless agreed otherwise with the relevant transmittee, the Company may send or supply any notice, document or other information to a transmittee in any manner in which it might have been sent or supplied to the member from whom the transmittee derives title to the relevant share, and as if the transmittee’s address were the same as the member’s address in the Register or the electronic address (if any) specified by the member; but the Company shall not be entitled to assume that the address or electronic address is correct if sending notice to the transmittee under section 793 of the Companies Act 2006.

145.	When notice deemed served

145.1	Any notice, document or other information:

145.1.1	if sent by the Company by post or other delivery service shall be deemed to have been received on the day (whether or not it is a working day) following the day (whether or not it was a working day) on which it was put in the post or given to the delivery agent and, in proving that it was duly sent, it shall be sufficient to prove that the notice, document or information was properly addressed, prepaid and put in the post or duly given to the delivery agent;

145.1.2	if sent by the Company by electronic means in accordance with the Statutes shall be deemed to have been received on the same day that it was sent, and proof that it was sent in accordance with guidance issued by the Chartered Governance Institute shall be conclusive evidence that it was sent;

145.1.3	if made available on a website in accordance with the Statutes shall be deemed to have been received when notification of its availability on the website is deemed to have been received or, if later, when it is first made available on the website;

145.1.4	not sent by post or other delivery service but delivered personally or left by the Company at the address for that member on the Register shall be deemed to have been received on the day (whether or not it was a working day) and at the time it was so left;

145.1.5	sent or delivered by a relevant system shall be deemed to have been received when the Company (or a sponsoring system-participant acting on its behalf) sends the issuer instructions relating to the notice, document or information;

145.1.6	sent or supplied by the Company by any other means agreed by the member concerned shall be deemed to have been received when the Company has duly performed the action it has agreed to take for that purpose; and

145.1.7	to be given by the Company by advertisement shall be deemed to have been received on the day on which the advertisement appears.

146.	Record date for communications

146.1	Any notice, document or information may be sent or supplied by the Company by reference to the Register as it stands at any time not more than 21 days before the day it was sent or supplied. No change in the Register after that time shall invalidate the delivery of that notice, document or information, and every transmittee or other person not on the Register in relation to a particular share at that time who derives any title or interest in the share shall be bound by the notice, document or information without the Company being obliged to send or supply it to that person.

147.	Loss of entitlement to receive communications

147.1	If on two consecutive occasions notices, documents or information have been sent to any member at the registered address or the member’s address (including an electronic address) for the service of notices but, through no fault of the Company, have been undelivered, such member shall not from then on be entitled to receive notices, documents or other information from the Company until the member has notified to the Company in writing a new address to be either the member’s registered address or the member’s address (including an electronic address) for the service of notices.

148.	Notice when post not available

148.1	Subject to the Statutes, if at any time postal services are suspended or curtailed so that the Company is unable effectively to convene a general meeting or a meeting of the holders of any class of shares in its capital by notice sent through the post, the Board may decide that the only members to whom notice of the meeting must be sent are those to whom notice to convene the meeting can validly be sent by electronic means and those to whom notification as to the availability of the notice of meeting on a website can validly be sent by electronic means. In any such case the Company shall also advertise the meeting in at least two national daily newspapers published in the United Kingdom. If at least six clear days prior to the meeting the giving of notices by post to addresses throughout the United Kingdom has, in the Board’s opinion, become practicable, the Company shall send confirmatory copies of the notice by post or such other manner as is permitted under these Articles to the persons entitled to receive them when postal services are running normally.

148.2	At any time that postal services are suspended or curtailed, any other notice or information considered by the Board to be capable of being supplied by advertisement shall, if advertised in at least one such newspaper, be deemed to have been notified to all members and transmittees to whom it would otherwise have been supplied in hard copy form.

149.	Liquidation Preference and Distribution in specie on winding up

149.1	Subject to Article 149.2, if the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with such sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of members as the liquidator with such sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

149.2	On a distribution of assets on a liquidation or a return of capital (other than a conversion, redemption, buyback or purchase of shares) the surplus assets of the Company remaining after payment of its liabilities shall be applied (to the extent that the Company is lawfully permitted to do so):

149.2.1	first in paying to the holders of the Class B Shares, if any, a total of $1.00 for the entire class of Class B Shares (which payment shall be deemed satisfied by payment to any one holder of Class B Shares);

149.2.2	second in paying to the holders of the Deferred Shares, if any, a total of $1.00 for the entire class of Deferred Shares (which payment shall be deemed satisfied by payment to any one holder of Deferred Shares); and

149.2.3	the balance of the surplus assets (if any) shall be distributed among the holders of ordinary shares pro rata to the number of ordinary shares held.

150.	Indemnity and provision of funds

150.1	Subject to, and to the extent not avoided by, the Statutes but without prejudice to any indemnity to which the person may otherwise be entitled:

150.1.1	any person who is or was at any time a director, secretary or other officer (unless the office is or was as auditor) of the Company or of any of its present or former subsidiary undertakings may be indemnified out of the assets of the Company to whatever extent the Board may determine against any costs, charges, expenses, losses and liabilities sustained or incurred by the person in the actual or purported execution of duties or in the exercise or purported exercise of powers or otherwise in connection with the person’s office, whether or not sustained or incurred in connection with any negligence, default, breach of duty or breach of trust by the person in relation to the Company or the relevant undertaking; and

150.1.2	the Board shall have power to provide funds to meet any expenditure incurred or to be incurred by any such person in mounting a defence in any criminal or civil proceeding in connection with any alleged negligence, default, breach of duty or breach of trust by the person in relation to the Company or any such undertaking, or any investigation, or action proposed to be taken, by a regulatory authority in that connection, or for the purposes of any application under the Companies Act 2006, or in order to enable the person to avoid incurring any such expenditure.

151.	Power to insure

151.1	The Board may purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a director or other officer (unless the office is or was as auditor) or employee of the Company or of any present or former subsidiary undertaking of the Company or of any body corporate in which the Company has or had an interest (whether direct or indirect) or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of the Company or of any such undertaking or body corporate is or has been interested, indemnifying such person against any liability which may attach to that person, and any loss or expenditure which the person may incur, in relation to anything actually or allegedly done or omitted to be done by the person as a director, officer, employee or trustee, whether or not it involves any negligence, default, breach of duty or breach of trust by the person in relation to the Company or the relevant undertaking, body corporate, fund or trust.

152.	Disputes

152.1	The governing law of the articles is English law and the articles shall be interpreted in accordance with English law.

152.2	Unless the Company by ordinary resolution consents to the selection of an alternative forum in the United States, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

152.3	Save in respect of any cause of action arising under the Securities Act or the Exchange Act, any proceeding, suit or action (including with respect to non-contractual disputes or claims):

152.3.1	between a shareholder in that shareholder’s capacity as such and the Company and/or its directors arising out of or in connection with the Articles or otherwise;

152.3.2	to the fullest extent permitted by law, between the Company and any of its directors in their capacities as such or as employees of the Company, including all claims made by or on behalf of the Company against its directors; and/or

152.3.3	between a shareholder in that shareholder’s capacity as such and the Company’s professional service providers,

shall only be brought in the courts of England and Wales.

152.4	Damages alone may not be an adequate remedy for any breach of this Article 152, so that in the event of a breach or anticipated breach, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

152.5	To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in the share capital of the Company shall be deemed to have notice of and consented to the provisions of this Article 152.

152.6	If this Article 152 or any part of it shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 152 and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

153.	Depositary arrangements

153.1	Subject to Article 153.2, the directors may make arrangements for the transfer of all or any shares in connection with the listing on the Relevant Exchange (the “U.S. Listing”) becoming effective such that the legal title to (but not the beneficial ownership of) any and each share shall be transferred (and any outstanding share certificate(s) in respect thereof shall be automatically cancelled) without any further action by the shareholder of the Company registered as the holder of such shares immediately prior to the U.S. Listing (the “Relevant Shareholder”) (in the manner set out in Article 153.4) to an Approved Depositary (or such other depositary nominee as the Approved Depositary may nominate), against which the Approved Depositary shall (in its capacity as depositary) issue to Computershare Trust Company, N.A. acting in its capacity as election agent (the “Election Agent”) (or such other person as the directors may nominate) Depositary Receipts each representing such shares to be held on behalf of such Relevant Shareholder subject to the terms of the Deposit Agreement.

153.2	Nothing in Article 153.1 shall apply to any share held by Affiliate Shareholders upon or immediately prior to the effectiveness of the U.S. Listing, the legal title to which shall, immediately upon the effectiveness of the U.S. Listing, be transferred (and any outstanding share certificate(s) in respect thereof shall be automatically cancelled) (without any further action by such Affiliate Shareholder or the Company) to the Approved Depositary (or to such other depositary nominee as the Approved Depositary may nominate), against which the Approved Depositary shall (in its capacity as depositary) issue to each Affiliate Shareholder Depositary Receipts each representing such shares and the Affiliate Shareholders will be deemed to agree to, and will be bound by, the terms and conditions of the Depositary Receipts issued by the Approved Depositary in accordance with the Deposit Agreement.

153.3	Following the exercise of the powers in Articles 153.1 and 153.2:

153.3.1	all mandates, preferences, elections and instructions of shareholders as regards their holding of shares relating to the payment currency of dividends which are in force immediately prior to the effectiveness of the U.S. Listing will no longer be valid; and

153.3.2	instructions of shareholders regarding their holding of shares (or entitlements thereto) relating to notices and other communications which are in force immediately prior to the effectiveness of the U.S. Listing will no longer be valid.

153.4	The Board may appoint any Director or any other person as attorney and/or agent for a shareholder to execute and deliver as transferor one or more forms of transfer or instructions of transfer on behalf of the Relevant Shareholder or Affiliate Shareholder (as the case may be) in favour of Approved Depositary (or to such other depositary nominee as the Approved Depositary may nominate) and do all such other things and execute and deliver all such documents as may in the opinion of the board or any attorney and/or agent appointed by it be necessary or desirable to give effect to the arrangements described in this Article 153 (including, without limitation, implementing one or more transfers of shares to the Approved Depositary (or to such other depositary nominee as the Approved Depositary may nominate) as contemplated in Article 153.1).

153.5	The Board may from time to time take such actions and do such things as they may, in their absolute discretion, think fit in relation to the operation of any such arrangements under this Article 153 including, without limitation, treating a Depositary Receipt holder or a beneficial owner of such Depositary Receipts as if it were a holder directly of the shares or interest in shares represented thereby for the purposes of these Articles.

154.	Rights Plan

154.1	Subject to the provisions of the Statutes, the Board may exercise any power of the Company to establish a shareholder rights plan (a “Rights Plan”), including the execution of any document relating to the adoption and/or implementation (or both) of the Rights Plan. The Rights Plan shall be in a form which is consistent with the terms that are described in the Summary of Terms in the Appendix to these Articles or such other terms, having taken into consideration any relevant guidelines published by proxy advisory firms, as are consistent with market practice.

154.2	Subject to the provisions of the Statutes, the Board may exercise any power of the Company to grant rights to subscribe for shares of the Company and/or to acquire shares of the Company, in accordance with the Rights Plan (the “Rights”).

154.3	The purposes for which the Board shall be entitled to establish the Rights Plan and to grant Rights in accordance therewith, as provided in Articles 154.1 and 154.2, shall include (without limitation), in the opinion of the majority of the Board present at a duly convened meeting, acting in good faith and on such grounds as the Board shall consider reasonable, irrespective of whether such grounds would be considered reasonable by any other party with or without the benefit of hindsight, improving the likelihood of any or all of the following:

154.3.1	any process which may result in an acquisition or change of Control of the Company is conducted in an orderly manner;

154.3.2	all members of the Company will be treated equally and fairly and in a similar manner;

154.3.3	an optimum price for ordinary shares would be received by or on behalf of all holders thereof;

154.3.4	the success of the Company would be promoted for the benefit of its members as a whole, having regard to the matters in section 172 of the Companies Act;

154.3.5	the long-term interests of the Company, its employees, its members and its business would be safeguarded;

154.3.6	the Company would not suffer serious economic harm; and/or

154.3.7	the Board would have additional time to gather relevant information or pursue appropriate strategies.

154.4	Subject to the provisions of the Statutes, the Board may determine not to redeem the Rights and accordingly exercise any power of the Company to:

154.4.1	allot shares pursuant to the exercise of the Rights; or

154.4.2	exchange or cause to be exchanged all or any part of the Rights,

in each case other than the Rights of an Acquiring Person, for shares (an “Exchange”) in each case in accordance with the Rights Plan. The purposes for which the Board shall be entitled not to redeem the Rights, and accordingly to exercise any power of the Company to allot shares or effect an Exchange, shall include (without limitation) where, in the opinion of the majority of the Board members present at a duly convened meeting, acting in good faith and on such grounds as the Board shall consider reasonable, irrespective of whether such grounds would be considered reasonable by any other party with or without the benefit of hindsight, not to redeem the Rights and accordingly to exercise any power of the Company to effect an Exchange or to allot shares, would improve the likelihood that:

154.4.2.1	the use of abusive tactics by any person in connection with any potential acquisition or change of Control of the Company would be prevented;

154.4.2.2	any potential acquisition or change of Control of the Company which would be unlikely to treat all members of the Company equally and fairly and in a similar manner would be prevented;

154.4.2.3	any potential acquisition or change of Control of the Company at a price which would undervalue the Company or its shares would be prevented;

154.4.2.4	any potential acquisition or change of Control of the Company which would not be likely to promote the success of the Company for the benefit of its members as a whole, having regard to the matters in section 172 of the Companies Act, would be prevented;

154.4.2.5	the long-term interests of the Company and/or its members, its employees and its business would be safeguarded; or

154.4.2.6	the Company would not suffer serious economic harm,

or all or any of the above.

154.5	For the purposes of Articles 154.1 to 154.4:

154.5.1	a person shall be treated as entitled to acquire anything which he or she is entitled to acquire at a future date, or will at a future date be entitled to acquire, irrespective of whether such future acquisition is contingent upon satisfaction of any conditions precedent;

154.5.2	there shall be attributed to any person (other than a Depositary) any rights or powers of a nominee of him or her, that is to say, any rights or powers which another person possesses on his or her behalf or may be required to exercise on his or her direction or behalf (including rights or powers of a nominee possessed or exercisable by the nominee on behalf of such person);

154.5.3	“Acquiring Person” means a person having Control of the Company as determined by the Board in its absolute discretion;

154.5.4	“beneficial ownership” of any person or group of affiliated or associated persons shall have the meaning given to such term under the U.S. federal securities laws, including the Exchange Act, and shall mean the notional securities underlying any derivatives contract held by the person or group in question (whether to be settled in cash, shares or others);

154.5.5	“Control” means that a person, alone or with (I) a group of affiliated or associated persons, (II) anyone with whom he or she is acting in concert, or (III) both, exercises, or is able to exercise or is entitled to acquire, the direct or indirect power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise, and in particular, but without prejudice to the generality of the preceding words, if he, alone or with (x) a group of affiliated or associated persons, (y) anyone with whom he or she is acting in concert, or (z) both, possesses or is entitled to acquire:

154.5.5.1	beneficial ownership of fifteen (15) per cent. or more of the voting rights attributable to the capital of the Company which are exercisable at a general meeting of the Company;

154.5.5.2	such percentage of the issued share capital of the Company as would, if the whole of the income or assets of the Company were in fact distributed among the members (without regard to any rights which he or she or any other person has as a loan creditor), entitle him or her to receive fifteen (15) per cent. or more of the income or assets so distributed; or

154.5.5.3	such rights as would, in the event of the winding-up of the Company or in any other circumstances, entitle him or her to receive fifteen (15) per cent or more of the assets of the Company which would then be available for distribution among the members;

154.5.6	“group of affiliated or associated persons” shall have the meaning given to such terms under the Exchange Act; and

154.5.7	“person” means, without limitation, any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality provided that any reference to a person shall not include a person providing depositary or clearance services or a nominee of such person.

Appendix

SUMMARY OF TERMS

RIGHTS TO PURCHASE SHARES OF NEWCLEO PLC

Subject to the provisions of the Companies Act 2006 and every other enactment from time to time in force concerning companies (including any orders, regulations or other subordinate legislation made under the Companies Act 2006 or any such other enactment), so far as they apply to or affect newcleo plc (the “Company”), the board of directors of the Company (the “Board”) may exercise any power of the Company to establish a shareholders rights plan (the “Rights Plan”). The Rights Plan shall be in a form which is consistent with the terms that are described in this Summary of Terms or such other terms, having taken into consideration any relevant guidelines published by proxy advisory firms, as are consistent with market practice.

Pursuant to the Rights Plan, the Board would declare and issue one share purchase right (a “Right”) for each outstanding voting share in the capital of the Company (each a “Voting Share”). Each Right would entitle the registered holder, upon payment to the Company of the price per Right specified in the Rights Plan, to have delivered to such holder one (1) Voting Share of the same class as the Voting Shares in respect of which the Right was issued or one (1) share of any other class or series as specified in the Rights Plan (a “Share”), subject to adjustment.

Until the earlier to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons or persons acting in concert (a “group”) has acquired beneficial ownership of fifteen (15) per cent. or more of the outstanding Voting Shares (such person or group, unless the Board determines in its absolute discretion otherwise, an “Acquiring Person”) and (ii) 10 days (or such later date as may be determined by action of the Board prior to such time as any person or group were to become an Acquiring Person) following the commencement of, or announcement of an intention to make, a takeover offer by a person or group the consummation of which would result in the beneficial ownership of fifteen (15) per cent. or more of the outstanding Voting Shares being acquired by that person or group (the earlier of such dates being called the “Distribution Date”), each Right would be associated with an individual Voting Share and the Rights would be transferred with and only with the Voting Shares.

After the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) would be mailed to (or credited to the account of) holders of record of the Shares as of the close of business on the Distribution Date. Such separate Right Certificates alone would then evidence the Rights and the Rights would then be separately transferable.

The Rights would not be exercisable until the Distribution Date. The Rights would expire on a date to be specified in the Rights Plan, which date is not to exceed three (3) years from the Distribution Date (the “Expiry Date”), unless the Rights were earlier redeemed or exchanged by the Company.

After the Distribution Date, each holder of a Right, other than Rights held by or on behalf of any Acquiring Person (which would thereupon become void), would thereafter have the right to receive upon exercise of a Right that number of Voting Shares having a value (as determined by the Rights Plan) of two (2) times the exercise price for the Right.

If, after a person or group were to become an Acquiring Person, the Company were to be acquired by a third party (including an Acquiring Person) including, without limitation, by way of merger, amalgamation or other business combination transaction, or by acquisition of fifty (50) per cent. or more of the Company’s assets, cash flow or earning power, proper provisions would be made so that each holder of a Right (other than Rights held by or on behalf of an Acquiring Person, which would have become void) would thereafter have the right to receive upon the exercise of a Right that number of shares of such third party (including an Acquiring Person) or its parent that at the time of such acquisition would have a value (as determined by the Rights Plan) of two (2) times the exercise price of the Right.

At any time after any person or group were to become an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or acquisition by such Acquiring Person of an interest in fifty (50) per cent. or more of the outstanding Voting Shares, the board would have the authority to exchange or cause to be exchanged the Rights (other than Rights held by or on behalf of such Acquiring Person, which would have become void), in whole or in part, for Shares at an exchange ratio of one Share per Right, subject to the receipt of any consideration required by applicable law to be received by the Company in respect of the same.

At any time until ten (10) days following the first public announcement that any person or group has become an Acquiring Person, the board would have the authority to redeem the Rights in whole, but not in part, at a price per Right to be specified in the Rights Plan (the “Redemption Price”).

So long as the Rights are redeemable, the Board would have the authority, except with respect to the Redemption Price, to amend the Rights Plan in any manner, subject to applicable law and any restrictions set forth in the Articles of the Company. After any person or group became an Acquiring Person, the Board would have the authority, except with respect to the Redemption Price, to amend the Rights Plan in any manner that would not adversely affect the interests of holders of the Rights (other than Rights held by or on behalf of any Acquiring Person, which would have become void) or shorten or lengthen any time period under the Rights Plan (other than the Expiry Date or the time period within which redemption can occur).

Before the exercise of a Right, a Right would not entitle the holder thereof to any rights as a shareholder of the Company including, without limitation, the right to vote or receive dividends in respect of such Right.